                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, For Use of the
                                                Commission Only

     [X] Definitive proxy statement            (as permitted by Rule
                                               14a-6(e)(2))

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           LIN TELEVISION CORPORATION
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                (Name of registrant as specified in its charter)
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total Fee Paid:

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[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                           LIN TELEVISION CORPORATION
                              FOUR RICHMOND SQUARE
[LIN LOGO]               PROVIDENCE, RHODE ISLAND 02906

TO OUR SHAREHOLDERS:

     You are cordially invited to attend the Special Meeting of Shareholders of LIN Television Corporation (the "Company"), to be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York on Wednesday, January 7, 1998 at 10:00 a.m., local time.

     At the Special Meeting of Shareholders you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 12, 1997, as amended by the Amendment to Merger Agreement (the "Amendment"), dated as of October 21, 1997 (as amended, the "Merger Agreement"), by and among the Company, Ranger Holdings Corp., a Delaware corporation ("Holdings"), and Ranger Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Holdings ("Acquisition Sub"), pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, Acquisition Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and a wholly owned subsidiary of Holdings. Holdings and Acquisition Sub are newly formed corporations which are owned by Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership organized at the direction of Hicks, Muse, Tate & Furst Incorporated, and its affiliates.

     If the proposed Merger is consummated, each share of the Company's common stock, par value $0.01 per share (the "Common Stock") outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock held by the Company, Holdings, Acquisition Sub, any of their respective subsidiaries or by shareholders who exercise their statutory appraisal rights under Delaware law) will be converted into the right to receive in cash $55.00 plus an additional amount per share equal to 8% per annum on $55.00 (approximately $0.36 per share per month) accruing from February 15, 1998 through the date immediately prior to the date on which the Merger becomes effective.

     Morgan Stanley & Co. Incorporated and Wasserstein Perella & Co., Inc., financial advisors to the Company, has each rendered its opinion that, as of October 21, 1997, the consideration to be received by the holders of the Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders. Copies of their opinions are attached to the accompanying Proxy Statement as Annexes B-1 and B-2.

     We urge you to read carefully the accompanying Notice of Special Meeting of Shareholders and Proxy Statement (and its Annexes) for details of the Merger and additional related information.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Your vote is important to the Company. Whether or not you plan to attend the Special Meeting in person and regardless of the number of shares of Common Stock you own, please complete, sign, date and return the enclosed proxy card promptly in the enclosed pre-addressed, postage-paid envelope. You may, of course, attend the Special Meeting, revoke your proxy and vote in person even if you have already returned your proxy card.

                                               Sincerely,
                                               /s/ Dennis J. Carey     /s/ Gary R. Chapman
November 19, 1997                              DENNIS J. CAREY         GARY R. CHAPMAN
                                               Chairman                Chief Executive
                                                                       Officer

                           LIN TELEVISION CORPORATION
                              FOUR RICHMOND SQUARE
[LIN LOGO]               PROVIDENCE, RHODE ISLAND 02906
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 7, 1998
                            ------------------------

     Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of LIN Television Corporation, a Delaware corporation (the "Company"), will be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York on Wednesday, January 7, 1998 at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 12, 1997, as amended by the Amendment to Merger Agreement (the "Amendment"), dated as of October 21, 1997 (as amended, the "Merger Agreement"), by and among the Company, Ranger Holdings Corp., a Delaware corporation ("Holdings"), and Ranger Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Holdings ("Acquisition Sub"), pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, Acquisition Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and a wholly owned subsidiary of Holdings. Holdings and Acquisition Sub are newly formed corporations which are owned by Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership organized at the direction of Hicks, Muse, Tate & Furst Incorporated, and its affiliates. If the proposed Merger is consummated, each share of the Company's common stock, par value $0.01 per share (the "Common Stock"), outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock held by the Company, Holdings, Acquisition Sub, any of their respective subsidiaries or by shareholders who exercise their statutory appraisal rights under Delaware law) will be converted into the right to receive in cash $55.00 plus an additional amount per share equal to 8% per annum on $55.00 (approximately $0.36 per share per month) accruing from February 15, 1998 through the date immediately prior to the date on which the Merger becomes effective.

          2. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

     The Merger and other matters related thereto are more fully described in the attached Proxy Statement and the Annexes thereto.

     The stock transfer books of the Company will not be closed but only shareholders of record at the close of business on November 17, 1997 will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. A complete list of the shareholders entitled to vote will be available for inspection by any shareholder during the Special Meeting; in addition, the list will be open for examination by any shareholder, for any purpose germane to the Special Meeting, during ordinary business hours, for a period of at least 10 days prior to the Special Meeting, at the principal executive offices of the Company.

     All shares of Common Stock represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy. If no such specifications are made, proxies will be voted FOR approval and adoption of the Merger Agreement. Shareholders of the Company who do not vote in favor of approval and adoption of the Merger Agreement and who otherwise comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware will, under certain circumstances, have the right, if the Merger is consummated, to dissent and to demand appraisal of the fair market value of their shares of Common Stock. A copy of Section 262 is included in the attached Proxy Statement as Annex G. See "The Merger -- Appraisal Rights" in the attached Proxy Statement for a description of the procedures required to exercise appraisal rights properly.

     Approval and adoption of the Merger Agreement requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock of the Company, and (ii) the holders of a majority of the shares of Common Stock held by persons other than AT&T Corp. or any of its affiliates (the "Public Shares") present and entitled to vote at a meeting at which the holders of a majority of Public Shares are present. As indicated in the Proxy Statement, AT&T Corp., which beneficially owns approximately 45% of the outstanding shares of Common Stock, has agreed to vote such shares in favor of approval and adoption of the Merger Agreement if the vote of the holders of the Public Shares described in subclause (ii) of the preceding sentence is obtained.

     YOUR VOTE IS IMPORTANT TO THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID ENVELOPE. YOU MAY, OF COURSE, ATTEND THE SPECIAL MEETING, REVOKE YOUR PROXY AND VOTE IN PERSON EVEN IF YOU HAVE ALREADY RETURNED YOUR PROXY CARD.

     Please do not send any stock certificates with your proxy card. If the Merger is approved and adopted by the shareholders and the Merger is consummated, you will receive a transmittal form and instructions for the surrender of the certificates previously representing your shares of Common Stock.

                                          By Order of the Board of Directors

                                          /s/ Gregory M. Schmidt
                                          GREGORY M. SCHMIDT
                                          Vice President, General Counsel and
                                          Secretary

Providence, Rhode Island
November 19, 1997

                           LIN TELEVISION CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 7, 1998

     This proxy statement (the "Proxy Statement") is being furnished to shareholders of LIN Television Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Special Meeting of Shareholders (the "Special Meeting") to be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York on Wednesday, January 7, 1998 at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.

     At the Special Meeting, the holders of the shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 12, 1997 (the "Original Merger Agreement"), as amended by the Amendment to Merger Agreement (the "Merger Agreement Amendment"), dated as of October 21, 1997 (the Original Merger Agreement, as amended by the Merger Agreement Amendment, is referred to herein as the "Merger Agreement"), by and among the Company, Ranger Holdings Corp., a Delaware corporation ("Holdings"), and Ranger Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Holdings ("Acquisition Sub"), pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, Acquisition Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation (after consummation of the Merger, the "Surviving Corporation") and a wholly-owned subsidiary of Holdings. Holdings and Acquisition Sub are newly formed corporations which are owned by Hicks, Muse, Tate & Furst Equity Fund III, L.P. ("Fund III"), a Delaware limited partnership organized at the direction of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), and its affiliates.

     If the proposed Merger is consummated, each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock held by the Company, Holdings, Acquisition Sub, any of their respective subsidiaries or by shareholders who exercise their statutory appraisal rights under Delaware law ("Dissenting Shares")) will be converted into the right to receive in cash $55.00 plus an additional amount per share (an "Additional Amount") equal to $55.00 multiplied by a fraction (A) the numerator of which shall be equal to 8% multiplied by the number of days from and including February 15, 1998 (the "Accretion Start Date"), to but excluding the date on which the Merger becomes effective and (B) the denominator of which shall be 365 (collectively, the "Merger Consideration"). Additional Amounts will accrue at approximately $0.36 per share per month.

     The enclosed proxy is solicited on behalf of the Board of Directors. The giving of a proxy does not preclude the right to vote in person should you so desire. You may revoke or change your proxy at any time prior to its use at the Special Meeting by giving the Company a written direction to revoke your proxy, giving the Company a new proxy or attending the Special Meeting and voting in person.

     A conformed copy of the Merger Agreement is included as Annex A hereto. The summaries of portions of the Merger Agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

     Approval and adoption of the Merger Agreement requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock of the Company, and (ii) the holders of a majority of the shares of Common Stock held by persons other than AT&T Corp. or any of its affiliates (the "Public Shares") present and entitled to vote at a meeting at which the holders of a majority of Public Shares are present (collectively, the "Required Vote"). AT&T Corp., which beneficially owns approximately 45% of the outstanding shares of Common Stock, has agreed to vote such shares in favor of approval and adoption of the

Merger Agreement if the vote of the holders of the Public Shares described in subclause (ii) of the preceding sentence is obtained.

     The Board of Directors of the Company has unanimously approved the Merger Agreement, determined that the Merger is in the best interests of the Company and its shareholders and recommends that shareholders vote for the approval and adoption of the Merger Agreement. The unanimous approval of the Board of Directors included the unanimous approval of each director who was not nominated by AT&T Corp. or its affiliates (the "AT&T Board Nominees"). See "The
Merger -- Reasons for the Merger and Recommendation of the Board of Directors" and "The Merger -- Interests of Certain Persons in the Merger and Related Transactions".

     Shareholders of the Company who do not vote in favor of approval and adoption of the Merger Agreement and who otherwise comply with the provisions of
Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") will, under certain circumstances, have the right if the Merger is consummated to dissent and to demand appraisal of the fair market value of their shares of Common Stock. A copy of Section 262 of the DGCL is attached to this Proxy Statement as Annex G. See "The Merger -- Appraisal Rights" for a description of the procedures required to exercise appraisal rights properly.

     This Proxy Statement is first being mailed to the Company's shareholders on or about November 21, 1997.

                            ------------------------

             The date of this Proxy Statement is November 19, 1997

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................    1
  The Parties.........................................................................    1
  The Special Meeting.................................................................    1
  The Merger; The Merger Agreement....................................................    3
  Other Agreements....................................................................    9
  Selected Consolidated Financial and Operating Data..................................   11

THE SPECIAL MEETING...................................................................   13
  Date, Place and Time................................................................   13
  Matters to be Considered at the Special Meeting.....................................   13
  Record Date; Quorum.................................................................   13
  Required Vote.......................................................................   13
  Voting of Proxies...................................................................   14
  Revocability of Proxies.............................................................   14
  Solicitation of Proxies.............................................................   14
  Appraisal Rights....................................................................   15

THE PARTIES...........................................................................   16
  The Company.........................................................................   16
  Holdings, Acquisition Sub, Fund III and Hicks Muse..................................   17

THE MERGER............................................................................   17
  Background of the Merger............................................................   17
  Reasons for the Merger and Recommendation of the Board of Directors.................   23
  Opinions of Financial Advisors......................................................   24
  The Venture.........................................................................   35
  Accounting Treatment................................................................   36
  Certain United States Federal Income Tax Consequences...............................   36
  Interests of Certain Persons in the Merger and Related Transactions.................   36
  Regulatory Filings and Approvals....................................................   39
  Appraisal Rights....................................................................   41

THE MERGER AGREEMENT..................................................................   44
  Effect of the Merger................................................................   44
  Payment for Shares and Surrender of Share Certificates..............................   44
  Representations and Warranties......................................................   45
  Conduct of Business Pending the Merger..............................................   45
  Conditions to the Merger............................................................   48
  No Solicitation.....................................................................   50
  Reasonable Best Efforts.............................................................   51
  Solvency Letter.....................................................................   52
  Financing...........................................................................   52
  Termination.........................................................................   53
  Fees and Expenses...................................................................   54
  Amendment and Waiver................................................................   55
  Employee Benefits; Stock Plans and Stock Options....................................   55

                                                                                        PAGE
                                                                                        ----
OTHER AGREEMENTS......................................................................   56
  Shareholders Agreements.............................................................   56
  Amendment to the Television Private Market Value Guarantee..........................   57
  WOOD-TV Asset Purchase Agreement....................................................   59
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA....................................   61
PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY......................................   63
OWNERSHIP OF VOTING SECURITIES........................................................   63
CERTAIN PENDING LITIGATION............................................................   65
AVAILABLE INFORMATION.................................................................   65
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   65
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.......................................   66
INDEPENDENT PUBLIC ACCOUNTANTS........................................................   66
OTHER MATTERS.........................................................................   66
SHAREHOLDER PROPOSALS.................................................................   67

 ANNEXES
----------
Annex A     --  Composite conformed copy of the Agreement and Plan of Merger, dated as of
                August 12, 1997, among Ranger Holdings Corp., Ranger Acquisition Company and LIN Television Corporation, as amended by the Amendment to Merger
                Agreement dated as of October 21, 1997
Annex B-1   --  Opinion of Morgan Stanley & Co. Incorporated, dated as of October 21,
                1997, relating to the Merger
Annex B-2   --  Opinion of Wasserstein Perella & Co. Inc., dated as of October 21, 1997, relating to the Merger
Annex C     --  Opinion of Wasserstein Perella & Co. Inc., dated as of August 12, 1997, relating to the amendment to the PMVG Agreement
Annex D     --  Opinion of Wasserstein Perella & Co. Inc., dated as of August 12, 1997, relating to the WOOD-TV Asset Purchase Agreement
Annex E     --  Stockholders Agreement, dated as of August 12, 1997, among Ranger
                Holdings Corp., Ranger Acquisition Company, AT&T Corp., AT&T Wireless
                Services, Inc., MMM Holdings, Inc. and LIN Television Corporation
Annex F     --  Stockholders Agreement, dated as of August 12, 1997, among Ranger
                Holdings Corp., Ranger Acquisition Company, Cook Inlet Communications
                Corp. and LIN Television Corporation
Annex G     --  Delaware General Corporation Law Section 262

                                    SUMMARY

     The following summary is intended to highlight certain information included elsewhere in this Proxy Statement. The summary does not purport to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement, the Annexes hereto and other documents referred to and incorporated by reference herein. Shareholders are urged to read this Proxy Statement, the Annexes hereto and the documents referred to herein in their entirety.

THE PARTIES

LIN Television
Corporation................  The Company is a Delaware corporation that owns and operates eight network-affiliated television stations, including five in the 40 largest domestic television markets. In addition to network programming, each of the Company's stations devotes segments of its broadcasting day to news, local live programming, talk shows, and syndicated and off-network programs. News and community-oriented programs are emphasized and play an important role in the stations' service to their viewers. Additional programming outlets are served through programming and marketing services provided to four other stations pursuant to local marketing agreements ("LMAs") and through the operation of low-power television stations ("LPTVs") and satellite broadcasting facilities. The Company's principal executive office is located at Four Richmond Square, Suite 200, Providence, Rhode Island 02906, and the telephone number at that address is (401) 454-2880. See "The Merger -- The Parties".

Ranger Holdings Corp. and
  Ranger Acquisition
  Company..................  Each of Holdings and Acquisition Sub is a Delaware
                             corporation wholly owned by Hicks, Muse, Tate & Furst Equity Fund III, L.P. ("Fund III"), a Delaware limited partnership organized at the direction of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), and its affiliates. Holdings and Acquisition Sub were organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby and have not carried on any activities to date other than activities incident to their formation and in connection with the transactions contemplated by the Merger Agreement. The principal offices of Holdings, Acquisition Sub, Fund III and Hicks Muse are located at 200 Crescent Court, Suite 1600, Dallas, Texas 75201, and the telephone number at that address is (214) 740-7300. See "The
                             Merger -- The Parties".

THE SPECIAL MEETING

Date, Place and Time.......  The Special Meeting will be held on Wednesday,
                             January 7, 1998, at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York at 10:00 a.m., local time.

Matters to be Considered at
the Special Meeting........  At the Special Meeting, holders of the Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other matters as may properly come before the Special Meeting. See "The Special
                             Meeting -- Matters to be Considered at the Special Meeting".

Record Date................  The Board of Directors has fixed the close of business on November 17, 1997 as the record date (the "Record Date") for the determination of the shareholders entitled to notice of, and to vote at, the Special Meeting. Only holders of record of Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. See "The Special
                             Meeting -- Record Date; Quorum".

Required Vote..............  Pursuant to the Merger Agreement, the approval and adoption of the Merger Agreement will require the affirmative vote (collectively, the "Required Vote") of (i) the holders as of the Record Date of a majority of the outstanding shares of Common Stock, and (ii) the holders as of the Record Date of a majority of the shares of Common Stock held by persons other than AT&T Corp. or any of its affiliates (the "Public Shares") present and entitled to vote at a meeting at which the holders of a majority of Public Shares are present. See "The Special Meeting -- Required Vote".

                             AT&T Corp. (together with its subsidiaries and affiliates, including without limitation, AT&T Wireless Services, Inc. ("AT&T Wireless") and MMM Holdings, Inc. ("MMM Holdings") which are the principal subsidiaries through which it owns or manages its investment in the Company, being collectively referred to herein as "AT&T"), which as of the Record Date beneficially owned in the aggregate 13,494,750 shares (the "AT&T Shares") of Common Stock (representing approximately 45% of the shares of Common Stock outstanding as of the Record
                             Date), has agreed pursuant to the AT&T Voting Agreement (as defined below under "-- Shareholders Agreements") to vote all of the AT&T Shares in favor of the approval and adoption of the Merger Agreement if the holders of a majority of the Public Shares represented in person or by proxy at a meeting at which holders of a majority of the Public Shares are present vote in favor of the approval and adoption of the Merger Agreement. Cook Inlet Communications Corp. ("Cook Inlet"), which, as of the Record Date beneficially owned 1,608,975 shares of Common Stock (representing approximately 5% of the shares of Common Stock outstanding as of the Record Date), has agreed pursuant to the Cook Inlet Voting Agreement (as defined below under
                             "-- Other Agreements -- Shareholders Agreements") to vote all Common Stock it holds of record or beneficially owns at the Special Meeting in favor of the approval and adoption of the Merger Agreement. However, the Cook Inlet Voting Agreement does not restrict Cook Inlet's ability to dispose of shares of Common Stock prior to the Special Meeting. See "Other Agreements -- Shareholders Agreements".

Security Ownership of
Directors and Executive
  Officers.................  As of the Record Date, directors and executive officers of the Company and their affiliates beneficially owned and were entitled to vote 38,367 shares of Common Stock, which represented less than 1% of the shares of Common Stock outstanding on the Record Date. Each director and executive officer has indicated his or her present intention to vote, or cause to be voted, the Common Stock so owned by him or her for approval and adoption of the Merger Agreement. See "The Special Meeting -- Required Vote".

THE MERGER; THE MERGER
  AGREEMENT

Effect of the Merger.......  The Merger will be effective upon the filing of a
                             Certificate of Merger with the Secretary of State of Delaware, or at such later time as is specified therein, in accordance with the DGCL (the "Effective Time"). At the Effective Time, Acquisition Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Holdings (after the Effective Time, the "Surviving Corporation"). As a result of the Merger, all current holders of Common Stock will cease to have an equity interest in, or possess any rights as shareholders of, the Company. See "The Merger Agreement -- Effect of the Merger".

Consideration to be
Received in the Merger.....  At the Effective Time, each outstanding share of
                             Common Stock (other than shares of Common Stock held by the Company, Holdings, Acquisition Sub, any of their respective subsidiaries and Dissenting Shares) will be converted into the right to receive in cash $55.00 plus an additional amount per share (an "Additional Amount") equal to 8% per annum on $55.00 from February 15, 1998 (the "Accretion Start Date") through the date immediately prior to the date on which the Merger becomes effective (collectively, the "Merger Consideration"). Additional Amounts will accrue at approximately $0.36 per share per month.

Reasons for the Merger and
  Recommendation of the
  Board of Directors.......  The Board of Directors considered a number of factors when making its determination to approve the Merger Agreement and the transactions contemplated thereby. See "The Merger -- Reasons for the Merger and Recommendation of the Board of Directors". The Board of Directors has unanimously approved the Merger Agreement, determined that the Merger is in the best interests of the Company and its shareholders and recommends that shareholders vote for the approval and adoption of the Merger Agreement. The unanimous approval of the Board of Directors included the unanimous approval of each director who is not an AT&T Board Nominee. See "The Merger -- Reasons for the Merger and Recommendation of the Board of Directors" and "The Merger -- Interests of Certain Persons in the Merger and Related Transactions".

Opinions of Financial
Advisors...................  Each of Wasserstein Perella & Co, Inc.
                             ("Wasserstein Perella") and Morgan Stanley & Co. Incorporated ("Morgan Stanley") has rendered a written opinion to the Board that, as of October 21, 1997 (the date the Board approved the Merger Agreement Amendment), the consideration to be received by holders of the Common Stock in the Merger is fair from a financial point of view to such holders. Copies of the opinions are attached hereto as Annexes B-1 and B-2. The Company has agreed to pay fees to each of Wasserstein Perella and Morgan Stanley for their services in connection with the Merger, a portion of which is contingent upon shareholder approval and a portion of which is contingent upon consummation of the Merger.

                             For information on the assumptions made, matters considered and limits of the review by each of Wasserstein Perella and Morgan Stanley, see "The Merger -- Opinions of Financial Advisors".

Interests of Certain
Persons in the Merger and
  Related Transactions.....  If the Merger is consummated, AT&T, in its capacity as a shareholder, will receive approximately
                             $754,356,525 for the AT&T Shares (assuming the Merger becomes effective as of May 1, 1998). In addition, whether or not the Merger is consummated, AT&T, in its capacity as the owner of certain separate television assets, will also receive a net purchase price of approximately $122.5 million, plus certain additional amounts, upon the consummation of the related sale of such assets pursuant to the WOOD-TV Asset Purchase Agreement (as defined below under "-- Other
                             Agreements -- WOOD-TV Asset Purchase Agreement"). Six of the ten directors of the Company were nominated for election by and serve at the request of AT&T.

                             Consummation of the Merger will result in certain employees of the Company (including one executive officer who is also a director of the Company) becoming eligible for certain benefits in the event their employment is terminated and in the accelerated vesting of certain employee stock options.

                             In addition, the Surviving Corporation has agreed to indemnify, and maintain directors' and officers' insurance covering, directors and officers of the Company following the Merger.

                             See "The Merger Agreement -- Employee Benefits; Stock Plans and Stock Options", and "The
                             Merger -- Interests of Certain Persons in the Merger and Related Transactions."

Conditions to the Merger...  The respective obligations of Holdings and
                             Acquisition Sub, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including the receipt of the Required Vote, the absence of any temporary restraining order, preliminary or permanent injunction, or other order, or other legal restraint preventing the consummation of the Merger, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the approval by the Federal Communications Commission (the "FCC") of the FCC Application (as defined under "The
                             Merger -- Regulatory Filings and Approvals"). The obligations of Holdings and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions, including (i) receipt by Holdings and Acquisition Sub of debt and equity financing on terms substantially as set forth in certain commitment letters (collectively, the "Commitment Letters") from Fund III, The Chase Manhattan Bank and Chase Securities Inc. obtained by Holdings and Acquisition Sub on the date of the execution of the Merger Agreement Amendment or the Alternative Commitments to be delivered at the time, if any, the Venture Notice is delivered (as described under "The Merger Agreement -- Conduct of Business Pending the Merger"), (ii) receipt by the Company of consents under certain material contracts, (iii) there being no material modification or termination of any of the Company's LMAs which individually or in the aggregate would reasonably be expected to have a materially adverse economic effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole or a denial by the FCC of the waiver requests relating to the Merger contained in the FCC Application, in each case other than as directed by the FCC under Current FCC Policy (as defined under "The Merger
                             Agreement -- Conditions to the Merger") and (iv) no more than 5% of the outstanding shares of Common Stock being Dissenting Shares. See "The Merger Agreement -- Conditions to the Merger",
                             "-- Financing" and "-- Regulatory Filings and Approvals".

No Solicitation............  During the period from the date of the Merger
                             Agreement to the Effective Time, the Company and its subsidiaries have agreed (i) to cease any discussions with any parties with respect to alternative Transaction Proposals (as defined under "The Merger Agreement -- No Solicitation") and (ii) not to (a) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any Transaction Proposal or (b) enter into any discussions or negotiations regarding any Transaction Proposal; provided that at any time prior to the receipt of the Required Vote, the Company may, in response to an unsolicited Transaction Proposal (x) furnish information and
                             (y) enter into discussions, investigations and/or negotiations regarding such Transaction Proposal. The Company has agreed to give prompt notice to Holdings of the names of any persons with respect to which it takes such action and a general description of the actions taken. If the Board of Directors determines in good faith that it has received a Superior Proposal (as defined under "The Merger Agreement -- No Solicitation"), the Board may, prior to the receipt of the Required Vote, withdraw or modify its approval or recommendation of the Merger and the Merger Agreement, approve or recommend such superior proposal or terminate the Merger Agreement, subject to providing five business days written notice thereof to Holdings and, if applicable, paying a termination fee to Holdings. See "The Merger Agreement -- No Solicitation".

Conduct of Business Pending
the Merger.................  The Company is subject to customary restrictions on the operation of its business from the date of the Merger Agreement through the consummation of the Merger. In addition, pursuant to the Merger Agreement Amendment, the Company has agreed to take certain actions to facilitate the transactions contemplated by a binding letter agreement between Holdings and National Broadcasting Company, Inc. ("NBC") which was entered into concurrently with the execution of the Merger Agreement Amendment (the "HM/NBC Letter Agreement"). The HM/NBC Letter Agreement contemplates the formation of a partnership to hold KXAS-TV in Dallas, TX (which is currently owned by the Company) and KNSD-TV, in San Diego, CA (which is currently owned by NBC). If Holdings so requests in writing (the "Venture Notice") prior to the fifteenth (15th) business day following the date on which FCC approval of the FCC application with respect to the transfer of the FCC Licenses of television station KXAS-TV to an entity controlled by NBC shall have become final, then the Company, without the payment of any additional Merger Consideration, has agreed to take all actions necessary or reasonably advisable, including, without limitation, executing and performing its obligations under the definitive documentation which shall be in form and substance reasonably satisfactory to the Company, to implement immediately prior to the Effective Time a television station joint venture (the "Venture") and the financing thereof, in each case in the manner described in the HM/NBC Letter

                             Agreement. The obligation of the Company to execute the definitive documentation relating to the Venture is expressly conditioned upon there being included in such documentation: (a) an indemnity substantially in the form previously agreed to by the Company and (b) an agreement setting forth the mechanism for the unwinding of the Venture in the event the Merger does not become effective within 24 hours after the assets are transferred to the Venture.

                             THE MERGER CONSIDERATION WILL BE THE SAME WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED BY THE HM/NBC LETTER AGREEMENT ARE CONSUMMATED. BECAUSE THE BUSINESS OF THE VENTURE WILL NOT COMMENCE UNTIL AFTER THE EFFECTIVE TIME, THE CURRENT SHAREHOLDERS OF THE COMPANY WILL NOT DERIVE ANY BENEFITS FROM THE VENTURE.

                             Under the Merger Agreement, any actions taken by the Company to implement the Venture pursuant to, and consistent with, its obligations described above (and the results thereof) shall not (i) constitute a breach of any representation, warranty or covenant under the Merger Agreement, (ii) be taken into account in determining whether there has been or may be a Material Adverse Effect (as defined in "The Merger Agreement -- Representations and Warranties") on the Company and (iii) in any respect be the basis for Holdings or Acquisition Sub having the right to terminate the Merger Agreement.

                             See "The Merger Agreement -- Conduct of Business Pending the Merger".

Financing..................  Concurrently with the execution of the Merger
                             Agreement Amendment, Holdings delivered to the Company copies of: (i) a binding commitment letter from Fund III to provide equity financing in an amount not less than $835 million to provide Holdings and Acquisition Sub a portion of the funds necessary to consummate the transactions contemplated by the Merger Agreement and (ii) binding commitment letters from The Chase Manhattan Bank and Chase Securities Inc. to provide debt financing in an amount not less than $1.255 billion in the aggregate to provide Holdings and Acquisition Sub all remaining funds necessary to consummate the transactions contemplated by the Merger Agreement.

                             Funding under the Commitment Letters is subject to the satisfaction or waiver of a number of material conditions, including: (i) there being no material adverse change in the consolidated financial condition of the Company (other than changes in general economic conditions or in economic conditions generally affecting the television broadcasting industry), (ii) confirmation of the status of certain network affiliation agreements and local marketing agreements and (iii) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that could materially impair the syndication of the debt financing. The funding is also subject to other customary conditions.

                             Notwithstanding the foregoing, if Holdings delivers the Venture Notice, Holdings and Acquisition Sub shall deliver concurrently therewith alternative binding commitment letters (the "Alternative Commitments") to the Company (i) to provide equity financing from Fund III in an amount not less than $750 million, (ii) to provide debt financing from Chase Manhattan Bank and/or Chase Securities Inc., in an amount not less than $520 million in the aggregate and (iii) to provide debt financing from General Electric Capital Corporation or one of its affiliates in an amount not less than $815.5 million.

                             Holdings has agreed to promptly notify the Company if at any time prior to the Closing Date it no longer believes in good faith that it will be able to obtain any of the financing substantially on the terms described in the Commitment Letters and the Alternative Commitments. In addition, Holdings has agreed to confirm in writing to the Company from time to time upon request that Holdings believes in good faith that it will be able to obtain financing substantially on the terms described in the Commitment Letters and the Alternative Commitments.

                             See "The Merger Agreement -- Financing".

Termination................  The Merger Agreement may be terminated and the
                             Merger abandoned at any time prior to the Effective Time (i) by mutual written consent of Holdings, Acquisition Sub and the Company; (ii) by Holdings or the Company (A) so long as the terminating party is not in material breach, for breach of a material representation, warranty or covenant by the non-terminating party if such breach cannot be cured by the date on which the parties hold a closing in respect of the Merger (the "Closing Date") or has not been cured within 30 days of notice thereof,
                             (B) if any injunction preventing the Merger has become final, (C) if the Merger is not consummated by June 30, 1998 (the "Termination Date") or (D) if the Merger is not approved by the Required Vote at the Special Meeting or any adjournment thereof;
                             (iii) by Holdings, if (A) the Board of Directors of the Company shall have (I) withdrawn, modified or changed its approval of the Merger Agreement or the Merger in a manner adverse to Holdings, (II) approved an alternative Transaction Proposal or
                             (III) resolved to do the foregoing or (B) the Company shall have wilfully failed to hold the Special Meeting on or prior to January 31, 1998 (subject to extension in certain cases); and (iv) by the Company (A) prior to the receipt of the Required Vote in connection with the receipt of a Superior Proposal; provided that the Company has provided Holdings with the required written notice and pays a termination fee, if any, required to be paid to Holdings as described under "The Merger Agreement -- Fees and Expenses", (B) if there is no reasonable possibility that (I) the FCC Application will receive final approval on or prior to the Termination Date or (II) the funding of the financing commitments will be available to Holdings or Acquisition Sub substantially on the terms set forth in the Commitment Letters and the Alternative Commitments, (C) if (I) the Solvency Letter (as defined under "The Merger Agreement -- Solvency Letter") is not delivered by Holdings to the Board of Directors when required, or (II) Holdings does not confirm in writing that it believes it will be able to obtain financing substantially on the terms set forth in the Commitment Letters and the Alternative Commitments within five business days of a request to do so.

Termination Fees and
Expenses...................  In certain circumstances (including if (i) the
                             Board of Directors (A) withdraws, modifies or changes its approval of the Merger in a manner which is adverse to Holdings, (B) approves an alternative Transaction Proposal or (C) resolves to do the foregoing or (ii) the Company wilfully fails to hold the Special Meeting on or prior to

                             January 31, 1998), upon the termination of the Merger Agreement, the Company is obligated to pay to Holdings $64 million as an alternative transaction fee plus $10 million as reimbursement of the expenses of Holdings and Acquisition Sub; provided that Holdings must present statements documenting such expenses to the Company within five business days following such termination, together with a refund of any amounts which are not supported by such documentation. If the Required Vote is not obtained at the Special Meeting or any adjournment thereof and the Merger Agreement is therefore terminated, the Company is obligated to pay to Holdings an amount equal to documented out-of-pocket expenses incurred by Holdings up to $10 million. If Holdings or the Company terminates the Merger Agreement because the approval of the shareholders of the Company of the Merger Agreement and the Merger has not been obtained by reason of the failure to obtain the Required Vote or if Holdings terminates the Merger Agreement as a result of a willful breach of a material representation, warranty or covenant by the Company, and within 320 days of the date of termination enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Transaction Proposal or a Superior Proposal, or a Transaction Proposal or a Superior Proposal is consummated, which in any such case will result in shareholders of the Company becoming entitled to receive upon consummation of such Transaction Proposal or Superior Proposal consideration with a value (determined in good faith by the Board of Directors) per share of Common Stock greater than the Merger Consideration (with Additional Amounts accruing from the Accretion Start Date through the date of the consummation of such Transaction Proposal or Superior Proposal) then the Company is obligated to pay Holdings upon the consummation of such Transaction Proposal or Superior Proposal the difference between the amounts previously paid to Holdings and $64 million. See "The Merger
                             Agreement -- Termination" and "-- Fees and
                             Expenses".

Stock Options..............  Each stock option, stock appreciation right, limited stock appreciation right and performance unit (the "Options") theretofore granted under any stock option, performance unit or similar plan of the Company (the "Stock Option Plans"), whether or not otherwise exercisable, shall no longer be exercisable but shall entitle each holder thereof (subject to applicable withholding taxes), in cancellation and settlement therefor, to a cash payment at the Effective Time equal to (x) the excess, if any, of the Merger Consideration over the exercise price of each Option held by the holder, whether or not then vested or exercisable, multiplied by (y) the number of shares of Common Stock subject to such Option.

Certain United States
Federal Income Tax
  Consequences.............  The receipt of cash for shares of Company Common
                             Stock in the Merger or pursuant to the exercise of dissenters' appraisal rights will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Each Shareholder is urged to consult his or her own tax advisor to determine the tax consequences to him or her in light of his or her own particular circumstances. See "The Merger -- Certain United States Federal Income Tax Consequences".

Appraisal Rights...........  Under the DGCL, shareholders who do not vote in favor of the Merger and who file demands for appraisal prior to the shareholder vote on the Merger Agreement have the right to obtain, upon the consummation of the Merger, a cash payment for the "fair value" of their Common Stock (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, a shareholder must comply with all of the procedural requirements of Section 262 ("Section 262") of the DGCL, a description of which is provided in "The Merger -- Appraisal Rights" herein and the full text of which is attached to this Proxy Statement as Annex G. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Section 262 may result in a loss of such appraisal rights. See "The Merger -- Appraisal Rights".

Recent Market Prices of
  Common Stock.............  The Common Stock is listed on the NASDAQ National
                             Market System (the "NMS"). On August 11, 1997, the last trading day prior to the public announcement that the Company, Holdings and Acquisition Sub had executed the Original Merger Agreement, the last reported sale price of the Common Stock as reported on the NMS was 47 7/8 per share. On October 21, 1997, the last trading day prior to the public announcement that the parties had executed the Merger Agreement Amendment, the last reported sale price of the Common Stock as reported on the NMS was $52 1/8 per share. On November 17, 1997, the last reported sale price of the Common Stock as reported on the NMS was $53 1/16 per share. See "Price Range of Common Stock and Dividend History".

OTHER AGREEMENTS

Shareholders Agreements....  AT&T Voting Agreement.  Concurrently with the execution of the Original Merger Agreement, Holdings, Acquisition Sub, AT&T, AT&T Wireless, MMM Holdings and the Company entered into a Stockholders Agreement (the "AT&T Voting Agreement") pursuant to which AT&T has agreed to vote the AT&T Shares in favor of the approval and adoption of the Merger Agreement if the holders of a majority of the Public Shares represented in person or by proxy at a meeting at which holders of a majority of the Public Shares are present vote in favor of the approval and adoption of the Merger Agreement. See "Other Agreements -- Shareholders Agreements -- AT&T Voting Agreement".

                             Cook Inlet Voting Agreement. Concurrently with the execution of the Original Merger Agreement, Holdings, Acquisition Sub, Cook Inlet and the Company entered into a Stockholders Agreement (the "Cook Inlet Voting Agreement") pursuant to which Cook Inlet has agreed to vote all Common Stock it holds of record or beneficially owns at the Special Meeting in favor of the approval and adoption of the Merger Agreement. However, the Cook Inlet Voting Agreement does not restrict Cook Inlet's ability to dispose of shares of Common Stock prior to the Special Meeting. See "Other
                             Agreements -- Shareholders Agreements -- Cook Inlet Voting Agreement".

                             Termination Agreement. Concurrently with the execution of the Original Merger Agreement, a Stockholders Agreement, dated as of December 28, 1994, among the predecessor of AT&T Wireless, Cook Inlet and the Company (the "AT&T/Cook Inlet Shareholders Agreement"), pursuant to which, among other things, AT&T agreed to vote its shares of Common Stock in favor of a Cook Inlet nominee and Cook Inlet agreed to vote its shares of Common Stock in favor of six AT&T nominees for election to the Company's Board of Directors, was terminated pursuant to a Termination Agreement (the "Termination Agreement") entered into by the parties. See "Other
                             Agreements -- Shareholders
                             Agreements -- Termination Agreement".

Amendment to the Television
  Private Market Value
  Guarantee................  On December 28, 1994, the Company became a public-traded entity when its Common Stock was distributed (the "Spin-Off") to the shareholders of its parent company LIN Broadcasting Corporation ("LIN Broadcasting"), a company primarily engaged in the cellular communications business which was controlled by a predecessor company of AT&T Wireless. At the time of the Spin-Off, the Company and AT&T Wireless entered into a Television Private Market Value Guarantee (the "PMVG Agreement") for the purpose of continuing the protections to the holders of the Public Shares that previously had been provided to them under a similar arrangement relating to LIN Broadcasting. The PMVG Agreement, among other things, contemplated a sale of the Company to AT&T or a third party in 1998. In order to allow the shareholders to consider and receive the benefits of the Merger, concurrently with the execution of the Original Merger Agreement, AT&T Wireless and the Company entered into an amendment to the PMVG Agreement (the "PMVG Amendment") pursuant to which AT&T has relinquished its option to purchase the Common Stock of the Company it currently does not own, the requirement that appraisers be appointed thereunder has been eliminated and the commencement date of any sale process under the PMVG Agreement has been deferred and will occur only if the Merger does not occur. See "Other Agreements -- Amendment to the Television Private Market Value Guarantee".

WOOD-TV Asset Purchase
  Agreement................  Concurrently with the execution of the Original
                             Merger Agreement, Holdings, LIN Broadcasting, LIN Michigan Broadcasting Corporation ("LIN Michigan"), LCH Communications, Inc. ("LCH Communications" and together with LIN Broadcasting and LIN Michigan, the "WOOD-TV Sellers") and the Company entered into an Asset Purchase Agreement (the "WOOD-TV Asset Purchase Agreement") pursuant to which television station WOOD-TV (Grand Rapids, MI) and certain related assets will be sold by the WOOD-TV Sellers to Holdings if the Merger is consummated (and the Company has waived its right of first refusal related thereto) or such assets will be sold to the Company if the Merger Agreement is terminated. See "Other Agreements -- WOOD-TV Asset Purchase Agreement".

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     Set forth below is selected consolidated financial and operating data of the Company as of and for each of the five years in the period ended December 31, 1996 and as of and for the nine month periods ended September 30, 1997 and September 30, 1996. The data should be read in conjunction with the historical consolidated financial statements of the Company, and the notes thereto. Also set forth below are certain pro forma operating data for the years ended December 31, 1995 and 1994. The pro forma financial information is presented as if the Spin-Off (as defined under "The Merger -- Background of the Merger") (which occurred on December 28, 1994) and the acquisitions of WTNH-TV (New Haven/Hartford, CT) and WIVB-TV (Buffalo, NY) (which occurred on December 28, 1994 and October 2, 1995, respectively) had taken place at January 1, 1994. The pro forma financial presentation gives effect to a full year of operations at stations WTNH-TV and WIVB-TV and includes pro forma adjustments for additional depreciation and amortization of intangibles related to the purchase price allocations, and additional provisions for income taxes related to the adjustments described above, as well as the addition of station WTNH-TV's and WIVB-TV's results of operations. The pro forma information is not necessarily indicative of the results of operations that would have been reported if the Spin-Off and acquisitions had taken place on the dates specified, nor is it indicative of the Company's future operating results. The Company's audited consolidated financial statements are incorporated by reference in this Proxy Statement from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the Company's unaudited consolidated financial statements are incorporated by reference in this Proxy Statement from the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 1997. See "Incorporation of Certain Documents by Reference".

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                                       --------------------    -----------------------------------------------------------
                                         1997        1996        1996        1995         1994         1993        1992
                                       --------    --------    --------    ---------    ---------    --------    ---------
                                           (UNAUDITED)  (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues.........................  $216,878    $201,895    $273,367    $ 217,247    $ 150,523    $127,541    $ 124,496
Operating income.....................    72,714      66,642      99,160       85,028       64,069      52,251       51,717
Income before extraordinary
  loss(1)............................    32,622      29,538      46,461       38,030       31,185      22,287       19,150
Net income...........................    32,622      29,538      46,461       38,030       28,260      22,287       19,150
Earnings per share:
Income before extraordinary loss.....      1.07        0.98        1.54         1.28         1.19        0.86         0.74
Net income...........................      1.07        0.98        1.54         1.28         1.08        0.86         0.74
Weighted average shares
  outstanding(2).....................    30,470      30,059      30,120       29,757       26,136      25,816       25,816
BALANCE SHEET DATA:
Cash and cash equivalents............  $ 25,642    $ 25,930    $ 27,952    $  18,025    $  17,907    $ 19,461    $  17,353
Total assets.........................   585,517     597,007     595,944      587,256      423,964     183,697      179,371
Long-term debt.......................   295,000     365,000     350,000      387,000      295,000     176,447      222,088
Total shareholders' equity
  (deficit)..........................   172,941     120,466     138,448       86,434       40,160     (99,115)    (138,736)
Book value per share.................      5.80        4.06        4.66         2.93         1.38       (3.84)       (5.51)
CASH FLOW DATA:
Net cash provided by operating
  activities.........................  $ 61,656    $ 49,139    $ 66,066    $  55,208    $  49,654    $ 46,705    $  43,743
Net cash used in investing
  activities.........................   (10,837)    (22,496)    (23,131)    (126,891)    (142,168)     (6,864)      (3,111)
Net cash (used in) provided by
  financing activities...............   (53,129)    (18,738)    (33,008)      71,801       90,960     (37,733)     (31,565)
Net (decrease) increase in cash and
  cash equivalents...................    (2,310)      7,905       9,927          118       (1,554)      2,108        9,067
OTHER DATA:
Broadcast cash flow(3)...............  $102,513    $ 90,686    $130,399    $ 106,749    $  77,203    $ 65,466    $  63,095
PRO FORMA DATA:
Net revenues.........................                                      $ 233,507    $ 208,346
Operating income.....................                                         87,736       78,894
Net income...........................                                         36,780       33,712
Net income per share.................                                           1.24         1.14
Weighted average shares
  outstanding(2).....................                                         29,757       29,466
OTHER PRO FORMA DATA:
Broadcast cash flow(3)...............                                      $ 113,014    $ 103,284

---------------
Notes to Selected Consolidated Financial and Operating Data:

(1) In 1994, the Company recorded a $4.5 million write-off of unamortized bank fees and expenses related to its previous credit facility. This write-off has been reflected as an extraordinary loss on extinguishment of debt, net of an income tax benefit of $1.6 million, in the Company's financial statements.

(2) Net income per share for all periods is calculated based on the number of shares of common stock outstanding, assuming the shares issued in the Spin-Off were issued on January 1, 1992, and the dilutive effect of common stock equivalents. Pro forma net income per share is calculated based on the number of shares of common stock outstanding, assuming the shares issued in the WTNH-TV acquisition were issued on January 1, 1994, and the dilutive effect of common stock equivalents.

(3) "Broadcast cash flow", which is commonly used as a measure of performance of broadcast companies, is defined as operating income plus corporate expenses, depreciation and amortization, including both tangible and intangible assets and program rights and other non-cash items, less cash payments for program rights. Cash program payments represent cash payments for current program payables, and do not necessarily correspond to program usage. Broadcast cash flow does not purport to represent cash provided by operating activities, as reflected in the Company's consolidated statement of cash flow, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

                              THE SPECIAL MEETING

DATE, PLACE AND TIME

     The Special Meeting will be held on January 7, 1998, at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York at 10:00 a.m., local time.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and to consider and vote upon such other matters as may properly be brought before the Special Meeting.

     The Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends a vote FOR approval and adoption of the Merger Agreement. The unanimous approval of the Board of Directors included the unanimous approval of each director who is not an AT&T Board Nominee.

RECORD DATE; QUORUM

     Only holders of record of Common Stock as of the Record Date will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. As of the Record Date, there were issued and outstanding 29,815,659 shares of Common Stock held by approximately 998 holders of record.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum.

REQUIRED VOTE

     Pursuant to the Merger Agreement, the approval and adoption of the Merger Agreement will require the affirmative vote of (i) the holders as of the Record Date of a majority of the outstanding shares of Common Stock, and (ii) the holders as of the Record Date of a majority of the Public Shares present and entitled to vote at a meeting at which the holders of a majority of Public Shares are present.

     Holders of the Common Stock as of the Record Date are entitled to one vote per share of Common Stock on each matter to be considered at the Special Meeting.

     AT&T, which as of the Record Date beneficially owned in the aggregate 13,494,750 shares (the "AT&T Shares") of Common Stock (representing approximately 45% of the shares of Common Stock outstanding as of the Record
Date), has agreed pursuant to the AT&T Voting Agreement to vote all of the AT&T Shares in favor of the approval and adoption of the Merger Agreement if the holders of a majority of the Public Shares represented in person or by proxy at a meeting at which holders of a majority of the Public Shares are present vote in favor of the approval and adoption of the Merger Agreement. Cook Inlet, which as of the Record Date beneficially owned 1,608,975 shares of Common Stock (representing approximately 5% of the shares of Common Stock outstanding as of the Record Date), has agreed pursuant to the Cook Inlet Voting Agreement to vote all Common Stock it holds of record or beneficially owns at the Special Meeting in favor of the approval and adoption of the Merger Agreement. However, the Cook Inlet Voting Agreement does not restrict Cook Inlet's ability to dispose of shares of Common Stock prior to the Special Meeting. See "Other
Agreements -- Shareholders Agreements".

     As of the Record Date, directors and executive officers of the Company and their affiliates beneficially owned and were entitled to vote 38,367 shares of Common Stock, which represented less than 1% of the shares of Common Stock outstanding on the Record Date. Each director and executive officer has indicated his or her present intention to vote, or cause to be voted, the Common Stock so owned by him or her for approval and adoption of the Merger Agreement.

VOTING OF PROXIES

     All shares of Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless such proxies previously have been revoked, will be voted at the Special Meeting in the manner specified by the holder thereof. Proxies which do not contain voting instructions will be voted FOR approval and adoption of the Merger Agreement.

     Management does not know of any matters to be presented at the Special Meeting other than those set forth in this Proxy Statement and the Notice accompanying this Proxy Statement. If other matters should properly come before the Special Meeting, the proxy holders will vote on such matters in accordance with their judgment.

     Shares of Common Stock represented at the Special Meeting by a properly executed, dated and returned proxy will be treated as present at the Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. For voting purposes at the Special Meeting, only shares affirmatively voted (or deemed voted) in favor of approval and adoption of the Merger Agreement will be counted as favorable votes for such approval and adoption. Since only the approval and adoption of the Merger Agreement is expected to be voted upon at the Special Meeting, the Company does not expect to receive any "broker nonvotes". A "broker nonvote" occurs when a broker or other nominee holding shares of a beneficial owner votes on one proposal but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Should any broker nonvotes be received, however, they will have the same effect as votes against approval and adoption of the Merger Agreement since they are not affirmative votes in favor thereof. Accordingly, broker nonvotes will have the same effect as votes against approval and adoption of the Merger Agreement.

     The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the Special Meeting to permit further solicitations of proxies in favor of approval and adoption of the Merger Agreement; provided, however, that no proxy which is voted against the approval and adoption of the Merger Agreement will be voted in favor of any such adjournment.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by submission of a signed written revocation to the Secretary of the Company, by submitting a signed proxy bearing a later date or by appearing at the Special Meeting and voting in person at the Special Meeting. No special form of revocation is required. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of proxies from its shareholders, including the costs of preparing, filing, printing and distributing this Proxy Statement and any other solicitation materials that are used. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from shareholders of the Company by telephone or telegram or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     Corporate Investor Communications, Inc. will assist in the solicitation of proxies by the Company for a fee of $6,500, plus reasonable out-of-pocket costs and expenses. Any questions or requests regarding proxies or related materials may be directed in writing to Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, NJ 07072-2586 or by telephone at 1-800-346-7885.

APPRAISAL RIGHTS

     Holders of Common Stock who elect to dissent from the approval and adoption of the Merger Agreement and who shall have not voted their shares in favor of the Merger, shall have delivered to the Company a written demand for appraisal of such shares and shall have met certain other statutory requirements as specifically set forth in the DGCL, will be entitled to have the value of their shares appraised in accordance with Section 262 of the DGCL. See "The
Merger -- Appraisal Rights".

     SHAREHOLDERS SHOULD NOT SEND COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER AGREEMENT IS APPROVED AND ADOPTED BY THE SHAREHOLDERS AND THE MERGER IS CONSUMMATED, TRANSMITTAL FORMS AND INSTRUCTIONS WILL BE SENT FOR THE EXCHANGE OF SHARES OF COMMON STOCK.

                                  THE PARTIES

THE COMPANY

     The Company owns and operates eight network-affiliated television stations, including five in the 40 largest domestic television markets. In addition to network programming, each of the Company's stations devotes segments of its broadcasting day to news, local live programming, talk shows, and syndicated and off-network programs. News and community-oriented programs are emphasized and play an important role in the stations' service to their viewers. Additional programming outlets are served through programming and marketing services provided to four other stations pursuant to LMAs and through the operation of LPTVs and satellite broadcasting facilities.

     The following table summarizes certain information regarding the Company's stations and its operations.

                                                                                                     NO. OF
                                                                                     ESTIMATED     COMMERCIAL
                                                              NETWORK      MARKET      MARKET       STATIONS
 MARKET, STATIONS AND OTHER OUTLETS    STATUS    CHANNEL    AFFILIATION     RANK     POPULATION     IN MARKET
-------------------------------------  ------    --------   -----------    ------    ----------    -----------
Dallas-Fort Worth, TX
  KXAS-TV............................   O&O       5(VHF)      NBC              8     4,787,000     4 VHF/9 UHF
  KXTX-TV............................   LMA      39(UHF)     Ind.
    Local Weather Station............   O&O       Cable       n/a
Indianapolis, IN
  WISH-TV............................   O&O       8(VHF)      CBS             25     2,346,000     4 VHF/7 UHF
  WIIH-LP (SATELLITE)................   O&O      11(VHF)      CBS
    Local Weather Station............   O&O       Cable       n/a
New Haven-Hartford, CT
  WTNH-TV............................   O&O       8(VHF)      ABC             27     2,297,000     2 VHF/5 UHF
  WBNE-TV............................   LMA      59(UHF)      WB
Buffalo, NY
  WIVB-TV............................   O&O       4(VHF)      CBS             39     1,577,000     3 VHF/2 UHF
Norfolk-Portsmouth, VA
  WAVY-TV............................   O&O      10(VHF)      NBC             40     1,644,000     3 VHF/4 UHF
  WVBT-TV............................   LMA      43(UHF)      WB
    Low Power Network................   O&O      Various     Ind.
    Local Weather Station............   O&O       Cable       n/a
Austin, TX
  KXAN-TV............................   O&O      36(UHF)      NBC             63     1,071,000     1 VHF/4 UHF
  KXAM-TV(SATELLITE).................   O&O      14(UHF)      NBC
  KNVA-TV............................   LMA      54(UHF)      WB
  Low Power Network..................   O&O      Various      UPN
  Local Weather Station..............   O&O       Cable       n/a
Champaign, Springfield, Decatur, IL
  WAND-TV............................   O&O      17(UHF)      ABC             82       788,000     1 VHF/5 UHF
    Local Weather Station............   O&O       Cable       n/a
Fort Wayne, IN
  WANE-TV............................   O&O      15(UHF)      CBS            103       625,000           4 UHF
    Local Weather Station............   O&O       Cable       n/a

---------------
(1) "O&O" refers to stations owned and operated by the Company. "LMA" refers to a station to which the Company provides services under a local marketing agreement. "Ind" refers to stations without any network affiliation.

(2) LPTVs and satellite broadcasting facilities provide simultaneous broadcasting of the network programming of the station serving the same market, unless a different network affiliation for the LPTV is indicated.

(3) Rankings are based on the relative size of a station's "market" among the 211 generally recognized television markets in the United States. Source:
    Nielsen Station Index DMA Market Ratings -- May 1997, A.C. Nielsen Company.

(4) Estimates Market Population based on estimates of "total persons 2+" in each station's DMA. Source: Nielsen Station Index DMA Market Ratings -- May 1997 A.C. Nielsen Company.

(5) The number of stations in a market excludes LPTVs and satellite broadcasting facilities.

(6) Station KXAM-TV, Channel 14 (UHF), Llano, Texas, is operated as a satellite station of KXAN-TV to increase KXAN-TV's coverage.

(7) Station WVBT-TV, Channel 43 (UHF), Norfolk-Portsmouth, Virginia, will begin an affiliation with Fox in September of 1998.

HOLDINGS, ACQUISITION SUB, FUND III AND HICKS MUSE

     Holdings and Acquisition Sub were organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby and have not carried on any activities to date other than activities incident to their formation and in connection with the transactions contemplated by the Merger Agreement. Each of Holdings and Acquisition Sub is owned by Fund III, a private investment partnership organized at the direction, and managed by an affiliate, of Hicks Muse, and its affiliates. Hicks Muse is a private investment firm with offices in Dallas, New York, St. Louis and Mexico City that specializes in leveraged acquisitions, recapitalizations and other principal investing activities.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Prior to December 28, 1994, the Company was a subsidiary of LIN Broadcasting Corporation ("LIN Broadcasting") which was primarily engaged in the cellular communications business. In 1989, McCaw Cellular Communications, Inc. ("McCaw") acquired approximately 52% of the common stock of LIN Broadcasting and entered into a Private Market Value Guarantee, dated December 11, 1989 (the "LIN Broadcasting PMVG"). The LIN Broadcasting PMVG provided that in 1995, McCaw would have the option to purchase the shares of LIN Broadcasting it did not then own at an appraised price or the entire company would be put up for sale in a process supervised by independent directors.

     In September 1994, AT&T Corp. acquired McCaw. On December 28, 1994, the Company became a publicly-traded entity when its Common Stock was distributed to the shareholders of LIN Broadcasting (the "Spin-Off"). In connection with the Spin-Off, the Company acquired WTNH-TV (New Haven/Hartford, CT) (the "Acquisition") from Cook Inlet. As a result of the Spin-Off and the Acquisition, the Company's Common Stock was held 46.2% by AT&T, 11.5% by Cook Inlet and the balance by the public. The AT&T/Cook Inlet Shareholders Agreement was entered into at that time and provided that, for so long as they maintained ownership of specified levels of Common Stock, AT&T would vote its shares of Common Stock in favor of a Cook Inlet nominee and Cook Inlet would vote its shares of Common Stock in favor of six AT&T nominees for election to the Board of Directors of the Company.

     At the time of the Spin-Off, the Company and a predecessor of AT&T Wireless entered into the PMVG Agreement for the purpose of continuing the protections to public shareholders of the Company that previously had been provided to them under the LIN Broadcasting PMVG. The PMVG Agreement, among other things, contemplates a sale of the Company to AT&T or a third party in 1998 as more fully described under "Other Agreements -- Amendment to the Television Private Market Value Guarantee". Under the PMVG Agreement, there was no assurance that AT&T Wireless would have agreed to purchase the PMVG

Public Shares (as defined under "Other Agreements -- Amendment to the Television Private Market Value Guarantee") at the private market value described therein. The PMVG Agreement did not prohibit AT&T from selling its shares of Common Stock in the open market nor from selling equity interests in the Company in connection with a sale of the entire Company to an unaffiliated party. The PMVG Agreement permitted a sale of the entire Company to an acquiror (other than AT&T) prior to the initiation of the appraisal and sale process set forth in the PMVG Agreement, and such a sale did not require either the separate approval of the Independent Directors (as defined under "-- Other Agreements -- Amendment to the Television Private Market Value Guarantee") or the holders of a majority of the PMVG Public Shares.

     During the second quarter of 1996, management of the Company recommended the adoption of a strategy of growth through acquisition. The Board approved management's recommendation, subject to Board review of transaction proposals and to the requirements of the PMVG Agreement which, among other things, permitted the Independent Directors to veto any transaction which they determined in their good faith judgment was not in the best interests of the Company. The Independent Directors, with the approval of the entire Board of Directors, retained Wasserstein Perella to assist them in evaluating potential transaction proposals. Morgan Stanley provided similar advice to AT&T.

     For the following nine months, management, the Board of Directors and AT&T, together with Morgan Stanley, Wasserstein Perella and legal counsel, reviewed and held discussions with several broadcasting or media companies regarding potential acquisitions by the Company of a number of television stations as well as potential business combinations involving the Company. Such discussions included consideration of potential "merger of equals" transactions, in which shareholders of the Company would have received securities of the combined company in a tax-free exchange, and the potential disposition of part of the Company through a "Morris Trust" structure. These discussions did not lead to any proposal which the Board of Directors and AT&T decided to pursue because the suggested economics and structures were not deemed attractive. During the course of these discussions, no firm offers to acquire the Company were made.

     On December 9, 1996, AT&T issued a press release and filed an amendment to its Schedule 13D stating that it intended to review its investment in the Company and to evaluate alternatives which could result in the disposition, either through private or public sales, of some or all of the shares of Common Stock held by it.

     In early 1997, the Company began discussions with AT&T concerning the purchase of WOOD-TV by the Company from the WOOD-TV Sellers (who are all direct or indirect subsidiaries of AT&T). Thereafter the management of the Company and AT&T reached a tentative oral agreement whereby the Company would purchase WOOD-TV for $122.5 million, subject to further negotiation of other terms and conditions and to Board approval.

     In March 1997, Wasserstein Perella and Morgan Stanley were directed by the Board of Directors and AT&T, respectively, to formulate a list of companies that the firms believed would be interested in acquiring, and have the financial resources to acquire, the Company. Following review and discussion with the Board of Directors and AT&T, a list of companies to be contacted was developed. Wasserstein Perella and Morgan Stanley were asked to contact these companies to determine the extent of their interest. The decision by the Board of Directors to seek a buyer for the Company was prompted by three principal considerations:
(i) the fact that from 1995 through the first quarter of 1997 the broadcast industry had been consolidating at an accelerated pace and the multiples of broadcast cash flow paid for television broadcast properties were reaching historic highs; (ii) under the PMVG Agreement, the Company was required to be put up for sale in 1998 and uncertainty existed as to whether prices obtainable for television broadcast properties at that time would be as favorable as currently appeared obtainable; and (iii) the strong interest of AT&T to be a seller of its Common Stock if an acceptable transaction was available.

     Over the next several months, Morgan Stanley and Wasserstein Perella contacted potential buyers, including certain parties with whom discussions regarding an acquisition or business combination had previously been held. As part of this process, Hicks Muse was contacted. On June 13, Hicks Muse and the Company executed a confidentiality agreement pursuant to which the Company agreed to share certain confidential information with Hicks Muse (the "Confidentiality Agreement"). For the next two weeks, confidential information was provided and preliminary discussions were held among representatives of the

Company, AT&T and Hicks Muse. The confidential information included estimates by the Company's management dated June 22, 1997 that the Company's net revenues, net income and broadcast cash flow (as described in Note 3 under "Selected Consolidated Financial and Operating Data") were expected to be $288,655,000, $50,269,000 and $140,312,000, respectively, for the fiscal year ended December 31, 1997, $318,052,000, $65,091,000 and $159,847,000, respectively, for the fiscal year ended December 31, 1998, $332,895,000, $70,561,000 and $167,453,000,
respectively, for the fiscal year ended December 31, 1999, $365,496,000, $88,395,000 and $191,609,000, respectively, for the fiscal year ended December 31, 2000, $377,002,000, $92,683,000 and $195,481,000, respectively, for the fiscal year ended December 31, 2001, and $408,027,000, $109,908,000 and
$218,940,000, respectively, for the fiscal year ended December 31, 2002, (the "Projections"). Subsequently, Hicks Muse was orally advised by the Company's management that its estimate of broadcast cash flow for 1997 and 1998 had been revised and was now expected to be in the range of $143,000,000 to $144,000,000 for 1997 and $162,000,000 to $163,000,000 for 1998.* At the time of the initial contact with Hicks Muse, no other potential acquiror contacted on the Company's behalf had indicated an intention to engage in serious discussions regarding a transaction on terms that were acceptable to the Board of Directors or AT&T.

     In early July, The Retirement Systems of Alabama (the "RSA") and Raycom Media, Inc. ("Raycom") contacted AT&T and its investment advisor, Morgan Stanley, about purchasing AT&T's interest in the Company for $42 per share. AT&T has indicated that it informed the RSA that AT&T viewed its offer price as insufficient, but that if the RSA or Raycom wanted to make an offer for the entire Company it should do so directly to the Company. The Company was not contacted by Raycom until October 1997 as described below.

     In July 1997, Hicks Muse indicated that it would be willing to acquire the Company for a cash price of $45 per share, subject to the satisfactory completion of its due diligence review, the negotiation of a definitive merger agreement and obtaining satisfactory financing commitments. In response, Hicks Muse was informed that it would have to increase its offer price before the Company would be willing to engage in serious discussions regarding a transaction. Hicks Muse indicated that, subject to the conditions referred to above, it would be willing to increase its offer price to $47.50 per share in cash.

     Following additional discussions with Hicks Muse, a special meeting of the Board of Directors was held on July 15. At the meeting, the Board of Directors determined that the Company would retain Morgan Stanley and Wasserstein Perella as financial advisors to the Company and ratified the engagement of Simpson Thacher & Bartlett ("Simpson Thacher") as legal counsel to the Company in connection with a potential sale. During the meeting, representatives of Simpson Thacher reviewed the status of the discussions with Hicks Muse, the requirements of the PMVG Agreement and the duties of the directors in connection with a

---------------

* The Company does not, as a matter of course, publicly disclose projections as to future revenues, income or other financial information. The Projections are disclosed herein because they were disclosed to Hicks Muse, together with certain other projected financial data. The Company believes that the Projections, together with the information in this footnote and as set forth under "Disclosure Regarding Forward Looking Statements", constitute the material items of the projected financial data provided to Hicks Muse. Shareholders should note, however, that the Projections are not included in this Proxy Statement to induce any shareholder to vote for the Merger and do not reflect the significantly altered capital structure expected to result from the Merger. The Projections were based upon a variety of assumptions, including those related to the achievement of strategic goals, objectives and targets over the applicable periods. Such assumptions involve judgments with respect to, among other things, future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. In addition, the Projections do not reflect the costs incurred or to be incurred in connection with the Merger and the transactions related thereto. The Projections were not prepared with a view to public disclosure, use in this Proxy Statement or compliance with published guidelines of the SEC, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. In light of the uncertainties inherent in any projected data, shareholders are cautioned not to place undue reliance on the Projections. See "Disclosure Regarding Forward Looking Statements".

potential sale of the Company. The Board also was informed of AT&T's determination that it would vote its shares of Common Stock in favor of a proposed acquisition of the Company only if the acquisition was separately approved by the holders of a majority of the Public Shares present and entitled to vote at a meeting at which the holders of a majority of the Public Shares were present. AT&T also indicated that it expected that an agreement for the sale of WOOD-TV and related assets (and the termination of the Company's right of first refusal with respect thereto), with economic terms substantially equivalent to those already negotiated between AT&T and the management of the Company (see "-- Other Agreements -- WOOD-TV Asset Purchase Agreement"), would be executed simultaneously with the execution of a definitive merger agreement. In addition, the General Counsel of the Company reviewed with the Board certain significant regulatory issues that would need to be addressed in a definitive merger agreement.

     On July 21, members of management and the financial advisors and legal counsel to the Company met with legal counsel to Hicks Muse to review certain unresolved business issues and to review a proposed draft merger agreement. At the meeting it became apparent that the parties had not reached agreement on several significant matters, including (i) an adjustment factor to be applied to the proposed cash purchase price to provide additional consideration to the Company's shareholders in the event of any delay in closing, including a delay in the regulatory approval process, (ii) the certainty of closing and availability of financing, (iii) risks associated with required regulatory approvals, (iv) termination provisions, (v) agreements committing certain shareholders to support a proposed transaction and (vi) the sale of WOOD-TV by AT&T.

     In light of the unresolved issues with Hicks Muse, various discussions took place over the next ten days among representatives of the management and Board of Directors of the Company and AT&T, as well as their respective advisors, regarding possible alternative courses of action, including a possible leveraged recapitalization in which the Company would purchase the shares of Common Stock held by AT&T. However, a leveraged recapitalization was not pursued by the Board because, after discussions with Wasserstein Perella and Morgan Stanley, the Board concluded that (x) the shareholders of the Company could receive greater value for their Common Stock in the Merger than could be received in a recapitalization and (y) the Merger, unlike a leveraged recapitalization, would allow all of the Company's shareholders to sell all of their Common Stock. During the same period, discussions continued with Hicks Muse. This process culminated in a special meeting of the Board of Directors held on July 31 and August 1, at which all of the foregoing was discussed. At the conclusion of these discussions, the Board of Directors unanimously determined that the most advantageous course of action would be the resumption of negotiations with Hicks Muse in an effort to resolve all open issues.

     From August 1 to August 11, extensive negotiations took place concerning the terms of the definitive merger agreement and related agreements.

     At a special meeting of the Board of Directors held on August 11, the financial advisors to the Company reviewed in detail with the Board the status of the Hicks Muse merger proposal and their financial and valuation analyses of the proposal. Legal counsel to the Company reviewed the terms of the proposed definitive merger agreement (including issues not then resolved with Hicks Muse) and related agreements, including the WOOD-TV Asset Purchase Agreement, the PMVG Amendment, the Termination Agreement, the AT&T Voting Agreement and the Cook Inlet Voting Agreement (see "-- Other Agreements"). It was pointed out that the PMVG Amendment would be entered into contemporaneously with the Merger Agreement to postpone the initiation of any sale process pursuant to the PMVG Agreement until such time, if any, as the Merger Agreement was terminated. Counsel also reviewed the duties of the directors in connection with the proposed transactions. Following discussion, the Board of Directors recessed the meeting until the next day without any vote on the proposed transactions.

     On August 12, the Board of Directors continued the meeting. Counsel to the Company informed the Board of the resolution of the outstanding points on the proposed definitive merger agreement and related agreements. Each of the financial advisors to the Company delivered its oral opinion (subsequently confirmed in writing) that, subject to the assumptions made, matters considered and limits on their review stated in their opinions, the consideration to be received by the holders of the shares of Common Stock pursuant to the Original Merger Agreement (i.e. $47.50 per share plus an additional amount per share equal to 8% per annum on $47.50 from the earlier of the date of receipt of the Required Vote and January 1, 1998 through the date immediately prior to the date the Merger became effective) was fair from a financial point of view to such holders. The directors then continued their discussion and consideration of the proposed transactions. In the course of this discussion, Messrs. Bodman, Carey, Chapman, Daniell, Harris and Swenson, who are the AT&T Board Nominees (and, in certain instances, current or retired officers or employees of AT&T Corp. or its affiliates), advised those present of AT&T's position as a substantial shareholder of the Company that supported the transactions contemplated by the Original Merger Agreement and noted that it was simultaneously entering into the transactions contemplated by the WOOD-TV Asset Purchase Agreement. Mr. Chapman, the chief executive officer of the Company, advised those present that he expected to continue to be employed by the Company following the consummation of the Merger.

     Following discussion, the Board of Directors unanimously approved the Original Merger Agreement and the transactions contemplated thereby and authorized the execution of the Original Merger Agreement on behalf of the Company. The unanimous approval of the Board of Directors included the unanimous approval of each director who is not an AT&T Board Nominee. At the same time, the Board of Directors also unanimously approved the AT&T Voting Agreement, the Cook Inlet Voting Agreement, the Termination Agreement, the PMVG Amendment and the WOOD-TV Asset Purchase Agreement and the transactions contemplated thereby and authorized the execution of such agreements on behalf of the Company. The PMVG Amendment and the WOOD-TV Asset Purchase Agreement also received the separate unanimous approval of the Independent Directors. See "Other
Agreements -- Shareholders Agreements", "-- Amendment to the Television Private Market Value Guarantee" and "-- WOOD-TV Asset Purchase Agreement."

     The Original Merger Agreement was executed and a press release was issued on August 12, 1997.

     On October 14, 1997, the Company received an unsolicited merger proposal from Raycom. Raycom advised the Company that it was the owner of 25 network-affiliated television stations, reaching approximately 6.6% of U.S. television households, that the RSA were its sole lenders and the holders of its preferred stock and that its common stock was privately owned.

     Raycom proposed to acquire the Company in a merger in which the Company's shareholders would receive $52.50 per share in cash plus an additional amount per share equal to 8% per annum on $52.50 accruing from the earlier of the date of shareholder approval of the merger and January 1, 1998 through the date immediately prior to the effective date of the merger. Raycom also requested a $50 million termination fee in the event the Company terminated a Raycom merger agreement to accept a superior proposal from a third party. Raycom indicated that its obligation to close the transaction would not be contingent upon receipt of financing and provided a letter from the RSA indicating that subject to the conditions and assumptions set forth in the Raycom merger proposal, the RSA were prepared to fund the merger proposal. The Raycom proposal, by its terms, expired at 5:00 p.m., Friday, October 24, 1997, unless Raycom and the Company had theretofore entered into a merger agreement.

     As permitted by the Merger Agreement, on October 15, 1997, the Company and Raycom entered into a confidentiality agreement and the Company notified Holdings pursuant to the terms of the Merger Agreement. The Company also issued a press release indicating it had received a merger proposal from, and would engage in discussions with, a third party whose name was not publicly disclosed.

     On October 15, the Company's Board of Directors met and received a report from its financial advisors, Wasserstein Perella and Morgan Stanley, and its legal counsel, Simpson Thacher, with respect to the Raycom proposal and the process required to be followed under the Merger Agreement.

     On October 16, Hicks Muse and NBC issued a press release announcing that they had entered into a letter of intent relating to the formation of a partnership to own and operate the Company's television station KXAS-TV, Dallas, Texas and NBC's television station KNSD-TV, San Diego, California. In the press release, NBC stated that it had agreed to keep its affiliation agreements in effect following the transfer of control of the Company to Holdings, subject to the negotiation of definitive documentation. NBC further stated that any transfers of control to other parties would similarly require NBC's consent in order for the affiliation agreements to remain in effect.

     At the direction of the Board of Directors, Raycom was provided with confidential information substantially similar to that provided to Hicks Muse and the Company's financial advisors and legal counsel engaged in negotiations with financial and legal advisors to Raycom. As a result of these discussions, Raycom indicated a willingness to revise its proposal to eliminate as a condition to the closing of a transaction that the Company have obtained network consents to the assignment of the Company's affiliation agreements and to reduce its break-up fee request to $42.5 million. However, Raycom also reduced its offer by providing that the 8% per annum increase in consideration would accrue from February 1, 1998. Raycom rejected the Company's request that it pay the $32 million termination fee the Company would be obligated to pay Holdings if it terminated the Original Merger Agreement. In addition, on Friday, October 17, Raycom modified its proposal to request the Company pay a $5 million fee (later raised to $10 million) to Raycom if it did not enter into a merger agreement with Raycom within a specified period of time and that the Company commit to give Raycom 24 hours notice before accepting a higher offer from Holdings. Raycom also requested that the Company give notice to Holdings no later than Sunday, October 19 that it had received a transaction proposal that may constitute a Superior Proposal (as defined in the Merger Agreement). Under the Merger Agreement, the Company had agreed not to terminate the Merger Agreement to accept a merger proposal from a third party without first giving Holdings at least five business days notice specifying the material terms and conditions of such proposal and the identity of the party making the proposal.

     On Sunday, October 19, Raycom informed the Company that its merger proposal would terminate at midnight that day unless the Company either agreed to pay a $10 million fee to Raycom in the event the Company accepted an improved merger proposal from Holdings or gave the five business day notice (described above) to Holdings. The Company called a special meeting of its Board of Directors to be held the next day, October 20, to consider the revised Raycom proposal. The Company also gave the five business day notice to Holdings and issued a press release identifying Raycom and setting forth certain terms of its proposal.

     The Board of Directors met on Monday, October 20 and reviewed the status of the negotiations with Raycom with its financial advisors and legal counsel. The financial advisors and legal counsel were instructed to continue negotiations with Raycom.

     On October 21, representatives of the Company and Raycom continued negotiations without reaching satisfactory resolution of a number of material issues. Raycom refused the Company's request that it (i) place in escrow (a) a merger agreement (with terms acceptable to both parties) executed by Raycom and
(b) financing commitment letters and (ii) allow the Company until 24 hours following the five business day notice given to Holdings to execute the escrowed merger agreement. In addition, as of that date, Raycom had not provided commitment letters in acceptable form, nor supporting due diligence information and legal opinions relating to the proposed commitments and the authority of the RSA to enter into the contemplated transactions.

     Also on October 21, after the close of the market, the Company received a revised merger proposal from Holdings. Holdings offered to increase the merger consideration to $55 per share with no additional amounts. In addition, Holdings requested an increase in the break-up fee to $85 million and that it (not the Company) have the right to purchase WOOD-TV from AT&T if the Company terminated the Merger Agreement to accept a Superior Proposal from a third party. The revised merger proposal, by its terms, would be withdrawn at 9:00 a.m., Wednesday, October 22, or prior thereto if disclosed by the Company to Raycom or the public.

     After negotiations among the legal counsel and financial advisors for the Company and Holdings, Holdings further revised its offer by dropping the request with respect to WOOD-TV and proposing that (i) the 8% per annum additional consideration would accrue from February 15, 1998, (ii) the pendency of shareholder litigation would not be a condition to Holdings' obligation to close, (iii) a termination fee of $64 million plus up to $10 million for expenses would be paid to Holdings in the event the Company terminated the Merger Agreement to accept a Superior Proposal (as defined therein) from a third party and a $10 million fee would be paid to Holdings if the Merger Agreement was terminated because the Company's shareholders did not vote to approve it. In addition, Holdings requested the cooperation of the Company in forming a partnership with NBC and the related transfer to the partnership of the Company's NBC affiliated station,

KXAS-TV, Dallas, Texas. Holdings informed the Company that in conjunction with acceptance by the Company of the revised merger proposal, NBC would consent to the transfer by the Company to Holdings and its affiliates of all NBC network affiliation agreements between NBC and the Company and its affiliates, subject to the Company complying with its obligations under the Merger Agreement relating to the establishment of the Venture. Finally, Holdings requested that the Company hold its shareholders meeting relating to the revised merger proposal by January 15, 1998, that if the Company wilfully failed to hold the shareholders meeting by January 31, 1998, Holdings would have the right to terminate the Merger Agreement and that the Termination Date (as defined in the Merger Agreement) be moved to June 30, 1998. All of these proposals were reflected in a draft amendment to the Original Merger Agreement presented by Holdings to the Company.

     In considering the revised Holdings' merger proposal, the Board of Directors considered, among other things, that an amended merger agreement with Holdings could be entered into immediately while the Raycom proposal could only be accepted following the five business day notice period, that acceptable financing commitments and supporting information and opinions had not been provided by Raycom, that Raycom had declined to escrow a signed merger agreement, that agreeing to pay Raycom a $10 million fee if the Company did not execute a merger agreement with Raycom could constitute a breach of the Original Merger Agreement, that the parties had not been able to agree on material provisions of the Raycom proposal and that Raycom was effectively assuming the risk of obtaining NBC's consent to the transfer of network affiliation agreements in the face of NBC's October 16, 1997 press release regarding its agreement with Hicks Muse and the need for NBC's consent to any transfer to a party other than Hicks Muse or its affiliates.

     At a special meeting held October 21, 1997, the Board of Directors discussed the revised proposal from Holdings. Legal counsel to the Company reviewed the terms of the proposed amendment to the Original Merger Agreement and the duties of the directors in connection with the Raycom offer and the revised proposal. The financial advisors to the Company reviewed the financial terms of the proposed amendment to the Original Merger Agreement and updated for the Board certain financial and valuation analyses. Each of the financial advisors to the Company delivered its oral opinion (subsequently confirmed in writing) that, subject to the assumptions made, matters considered and limits on their review stated in their opinions, the Merger Consideration to be received by the holders of the shares of Common Stock pursuant to the Original Merger Agreement, as amended by the Merger Agreement Amendment, was fair from a financial point of view to such holders. The directors then continued their discussion and consideration of the proposed transactions. In the course of this discussion, the AT&T Board Nominees informed those present of AT&T's position as a substantial shareholder of the Company that supported the transactions contemplated by the Merger Agreement and noted that it had previously entered into the WOOD-TV Asset Purchase Agreement. Mr. Chapman, the chief executive officer of the Company, informed those present that he expected to continue to be employed by the Company following the consummation of the Merger.

     Following further discussion, the Board of Directors unanimously approved the Merger Agreement Amendment and the transactions contemplated thereby and authorized the execution of the Merger Agreement Amendment on behalf of the Company. The unanimous approval of the Board of Directors included the unanimous approval of each director who is not an AT&T Board Nominee.

     The Merger Agreement Amendment was executed as of October 21, 1997 and a press release was issued prior to the opening of the market on October 22, 1997.

     On October 22, 1997, Raycom issued a press release withdrawing its proposal.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     The following is a summary of the factors considered material by the Board of Directors in making its determination to approve the Merger Agreement and the consummation of the transactions contemplated thereby: (i) the rapid consolidation taking place in the broadcast industry and the high multiples of broadcast cash flow which broadcast properties were able to obtain currently;
(ii) the uncertainty of future market conditions, including the possibility of adverse regulatory actions, and their effect on the ability to successfully sell the Company in 1998 through the process set forth in the PMVG Agreement; (iii) the results of the exploratory sale process discussed above under "-- Background of the Merger"; (iv) the fact that the terms of the Merger Agreement permit the Board of Directors to respond to unsolicited inquiries and proposals from third parties interested in the possible acquisition of the Company and to provide information to, and enter into discussions and negotiations with, such parties; and the belief of the Board of Directors that the provisions of the Merger Agreement providing for a termination fee to be paid to Holdings in the event of, among other things, a termination of the Merger Agreement due to a change in the Board's recommendation of the Merger would not unreasonably discourage offers from third parties; (v) the fact that AT&T would be a seller of its Common Stock for cash in the Merger if the Required Vote is obtained; (vi) the fact that the approval and adoption of the Merger Agreement will require the approval of the holders of a majority of the Public Shares present and entitled to vote at a meeting at which the holders of a majority of the Public Shares are present; (vii) the Board's knowledge of the business, operations, assets, financial condition and results of operations of the Company, including its size compared to other group broadcasting companies; (viii) the opinions of Wasserstein Perella and Morgan Stanley regarding the fairness of the Merger Consideration to be received by holders of Common Stock in the Merger under the Original Merger Agreement as amended by the Merger Agreement Amendment; (ix) the fact that the terms of the Merger Agreement relating to the Additional Amounts to be added to the cash purchase price provide meaningful consideration to shareholders for the time period between the execution of the Merger Agreement and the consummation of the Merger; (x) the experience and high rate of success of Hicks Muse in structuring and closing transactions similar to the Merger, the Commitment Letters arranged by Hicks Muse with Fund III, The Chase Manhattan Bank and Chase Securities Inc. to finance the transactions contemplated by the Merger Agreement and the Alternative Commitments to be delivered by such entities and General Electric Capital Corporation in the event the Venture Notice is delivered; (xi) the fact that Holdings' offer of $55.00 per share exceeded Raycom's offer by $2.50 per share; (xii) the fact that acceptable financing commitments and supporting information and opinions had not been provided by Raycom; (xiii) the fact that Raycom had declined to escrow a signed merger agreement; (xiv) the fact that agreeing to pay Raycom a $10 million fee if the Company did not execute a merger agreement with Raycom could constitute a breach of the Original Merger Agreement; (xv) the fact that Raycom was effectively assuming the risk of obtaining NBC's consent to the transfer of network affiliation agreements in the face of NBC's October 16, 1997 press release regarding its agreement with Hicks Muse and the need for NBC's consent to any transfer to a party other than Hicks Muse or its affiliates; (xvi) the fact that NBC had agreed to consent to the transfer by the Company to Holdings and its affiliates of all NBC network affiliation agreements between NBC and the Company and its affiliates; and
(xvii) the other terms of the Merger Agreement, which were also the result of arms-length negotiations. The Board of Directors also considered whether the Company should enter into the transaction or continue to operate independently and, while the Board noted that the Company had a qualified management team and had experienced growth, it also noted that, due to the PMVG Agreement, the Company was likely to be sold in the near future. Each of such factors supported the Board's decision, and the Board viewed all of the foregoing factors as important in reaching its conclusion and did not assign any particular weight to any individual factor.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. The unanimous approval of the Board of Directors included the unanimous approval of each director who is not an AT&T Board Nominee. See "-- Interests of Certain Persons in the Merger and Related Transactions."

OPINIONS OF FINANCIAL ADVISORS

  Opinions of Wasserstein Perella.

     Fairness Opinion. Wasserstein Perella has acted as financial advisor to the Company in connection with the Merger. At the meeting of the Board of Directors held on October 21, 1997, Wasserstein Perella delivered its oral opinion to the Board, subsequently confirmed in writing (the "Wasserstein Perella Fairness Opinion"), to the effect that, based upon and subject to various considerations set forth in such opinion, as of October 21, 1997, the Merger Consideration to be received by the Company's shareholders in the Merger was fair from a financial point of view to such shareholders. No limitations were imposed by the Board upon Wasserstein

Perella with respect to investigations made or procedures followed by Wasserstein Perella in rendering the Wasserstein Perella Fairness Opinion.

     THE FULL TEXT OF THE WASSERSTEIN PERELLA FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW TAKEN, IS ATTACHED HERETO AS ANNEX B-2 TO THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ THE WASSERSTEIN PERELLA FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY. THE WASSERSTEIN PERELLA FAIRNESS OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO THE COMPANY'S SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW, HAS BEEN PROVIDED TO THE BOARD OF DIRECTORS IN CONNECTION WITH ITS EVALUATION OF THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE. THE SUMMARY OF THE WASSERSTEIN PERELLA FAIRNESS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WASSERSTEIN PERELLA FAIRNESS OPINION.

     In arriving at the Wasserstein Perella Fairness Opinion, Wasserstein Perella reviewed, among other things (i) the PMVG Agreement and the PMVG Amendment; (ii) the Original Merger Agreement and the Merger Agreement Amendment; (iii) the WOOD-TV Asset Purchase Agreement; (iv) certain publicly available information with respect to the Company, including publicly available consolidated financial statements of the Company for recent years and interim periods; (v) certain financial and operating information, including certain projections of financial performance, relating to the Company prepared by the management of the Company ("Management"); (vi) certain publicly available information concerning the public trading prices of the Common Stock, certain market indices and the stock of certain other companies in businesses similar to that of the Company; and (vii) certain recent acquisitions and business combination transactions in the industry in which the Company is a participant. Wasserstein Perella had discussions with Management concerning the businesses, operations, assets, financial condition and future prospects of the Company and its subsidiaries. Wasserstein Perella also performed such studies and analyses as it considered appropriate for purposes of arriving at and preparing the Wasserstein Perella Fairness Opinion.

     In rendering the Wasserstein Perella Fairness Opinion, Wasserstein Perella assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information provided or that was publicly available. With respect to financial forecasts and projections, Wasserstein Perella assumed, with the Company's consent, that they were reasonably prepared by Management in good faith and on bases reflecting Management's best currently available judgments and estimates. Wasserstein Perella expresses no view as to, and assumes no responsibility for, such forecasts or projections or the assumptions on which they are based.

     The forecasts, projections and estimates furnished to Wasserstein Perella for the Company were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of Management, including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. See "Disclosure Regarding Forward-Looking Statements."

     The Wasserstein Perella Fairness Opinion was prepared and delivered based upon economic, market and other conditions as they existed and could be evaluated by Wasserstein Perella as of the date thereof and based upon the Merger Agreement, the draft Merger Agreement Amendment, the PMVG Amendment and the WOOD-TV Asset Purchase Agreement in the forms provided to Wasserstein Perella prior to rendering the Wasserstein Perella Fairness Opinion.

     In delivering the Wasserstein Perella Fairness Opinion, representatives of Wasserstein Perella considered and discussed various financial and other matters that it deemed relevant. General valuation considerations deemed to be relevant by Wasserstein Perella include, without limitation: (i) television broadcasting and demographic and advertising trends as a whole and in the Company's markets;
(ii) the Company's historical financial and operating performance and future prospects in the context of its business strategy, market position and current and prospective competition; (iii) the Company's technological, marketing and programming strategy; (iv) the Company's size and asset mix; and (v) publicly available commentary, research and valuation estimates by industry analysts.

     The following is a summary of the analyses presented by Wasserstein Perella to the Board at its meeting held on August 11 and 12, 1997, as updated by Wasserstein Perella for the Board at it meeting held on October 21, 1997, in connection with the delivery of the Wasserstein Perella Fairness Opinion. The summary below includes reference ranges of implied prices per share of Common Stock based on Wasserstein Perella's judgment of the data analyzed. These reference ranges include reference points, implicit in the Merger Consideration under the Original Merger Agreement of $47.50 in cash to be paid per share of Common Stock in the Merger, including the enterprise value as a multiple of broadcast cash flow (defined as operating income plus corporate expenses plus depreciation and amortization plus amortization of program rights plus non-cash compensation expenses less cash payment for program rights ("BCF")) for the latest twelve months ("LTM") of 12.4x, an estimated 1997 BCF multiple of 12.2x and an estimated 1998 BCF multiple of 10.7x. These reference points were all considered in the context of the analyses described below. Each of these analyses supports the Wasserstein Perella Fairness Opinion because the original Merger Consideration of $47.50 and the LTM BCF, estimated 1997 BCF and estimated 1998 BCF multiples implied by the original Merger Consideration of $47.50 are within the reference ranges for such prices and multiples calculated using a precedent merger and acquisition transactions analysis and a discounted cash flow analysis and are higher than the relevant reference ranges for such prices and multiples using a public company trading analysis. At the meeting of the Board held on October 21, 1997, Wasserstein Perella updated certain multiples based on updated estimates provided by Management and by the Merger Consideration of $55.00, including an LTM BCF multiple of 13.7x, an estimated 1997 BCF multiple of 13.5x and an estimated 1998 BCF multiple of 11.9x. The Wasserstein Perella Fairness Opinion is supported by these updated multiples because the Merger Consideration of $55.00 and the updated LTM BCF, estimated 1997 BCF and estimated 1998 BCF Multiples implied by the Merger Consideration of $55.00 are within the relevant reference range for such prices and multiples calculated using the precedent merger and acquisition transactions analysis, and are higher than the relevant reference ranges for such prices and multiples using the discounted cash flow analysis and the public company trading analysis, discussed with the Board at the meeting held on August 11 and 12, 1997.

     Public Company Trading Analysis. Wasserstein Perella reviewed, analyzed and compared certain operating, financial, and trading information of the Company and four other publicly traded television broadcasting companies (Hearst-Argyle Television, Inc. ("H-A TV"), Granite Broadcasting Corporation ("Granite"), Sinclair Broadcast Group, Inc. ("Sinclair") and Young Broadcasting Inc. ("Young")), including market values, enterprise values and estimated enterprise values. These values and multiples are set forth below.

                                                                                   ESTIMATED ENTERPRISE
                                                                                   VALUE AS A MULTIPLE
                                              MARKET                                       OF:
                                              EQUITY    ENTERPRISE      LTM       ----------------------
                                              VALUE       VALUE         NET       LTM     1997E    1997E
                                              ($MM)       ($MM)       REVENUES    BCF      BCF      BCF
                                              ------    ----------    --------    ----    -----    -----
  H-A TV...................................   $1,215      $1,876         5.1x     11.7x   11.0 x    9.8 x
  Granite..................................      195         715         4.6      10.0     9.9      9.4
  Sinclair.................................    1,457       3,174         5.5      12.6    11.2     10.7
  Young....................................      465       1,131         4.3      9.2      9.4      8.7

     Wasserstein Perella noted, among other things, that the Company lacks a precise analogue among publicly traded television broadcasting companies because of its geographic distribution of stations and mix of network affiliations. Wasserstein Perella also noted that the public market trading price of the Common Stock has been affected because holders of the Common Stock already had anticipated consummation of a merger with AT&T or an alternative transaction such as the Merger pursuant to the PMVG Agreement.

     Based on the foregoing values and multiples and in Wasserstein Perella's judgment, the appropriate reference ranges for the Company derived from its public company trading analysis were 9.5x-11.5x as a multiple of estimated 1997 BCF and 8.5x-10.5x as a multiple of estimated 1998 BCF, implying public trading reference range prices of $36-$44 per share of Common Stock based on estimated 1997 BCF and $36-$46 per share based on 1998 BCF. The reference ranges of implied public company trading prices are not based on a purely mathematical analysis, but also take into consideration a qualitative analysis of each publicly traded company and Wasserstein Perella's judgments concerning the likely trading position of the Company in the market of publicly traded television companies.

     Precedent Merger and Acquisition Transactions. Wasserstein Perella reviewed and analyzed selected merger and acquisition transactions involving other companies in the television broadcast industry that it deemed relevant. Among other factors, Wasserstein Perella indicated that while there have been a number of recent television broadcasting transactions, acquisition values paid in specific transactions have historically been affected by several factors including the transaction structure, the target's operating performance and geographic mix of assets, the existence of a controlling/major shareholder, the strategic rationale for the transaction and the existence and implied valuation of non-television broadcasting assets in the target.

     Wasserstein Perella reviewed and analyzed selected transactions involving other companies in the television broadcast industry since June 1995 that it deemed relevant. The transactions reviewed included the following, which are listed by acquiror/seller: Sinclair/Heritage Media Corporation; Paxson Communications Corporation/ITT-Dow Jones Television; The Hearst Corp./Argyle Television, Inc.; Meredith Corporation/First Media Television, L.P.; A.H. Belo Corporation/The Providence Journal Company; Raycom Media, Inc./AFLAC Incorporated; Media General, Inc./Park Communications, Inc.; The News Corporation Limited/New World Communications Group Incorporated; Tribune Company/Renaissance Communications Corp.; The National Broadcasting Company, Inc./New World Communications Group Incorporated; Ellis Acquisition Inc. (Employees Retirement Systems of Alabama)/Ellis Communications, Inc.; The New York Times Company/Palmer Communications, Inc.; Young Broadcasting Inc./The Walt Disney Company; Sinclair/River City Broadcasting, L.P.; Benedek Broadcasting Corporation/Brissette Broadcasting Corporation; Gannett Co., Inc./Multimedia, Inc.; ITT-Dow Jones Television/New York City; Westinghouse Electric Corporation/CBS Inc.; The Walt Disney Company/Capital Cities/ABC,Inc.; National Broadcasting Corporation/Outlet Communications, Inc.; and ABRY Broadcast Partners II, L.P./Act III Broadcasting, Inc. Wasserstein Perella's analysis of the selected acquisition transactions yielded an estimated multiple of BCF for the calendar year as of the announcement date of such acquisition or, for transactions announced in 1997, an estimated multiple for estimated 1997 BCF multiple in the range of 10.3x-19.1x. The analysis also yielded an implied price range of $39.11-$77.40 per share based on estimated 1997 BCF. Because the market conditions and circumstances surrounding each of the transactions analyzed were specific to each transaction, and because of the inherent differences between the businesses, operations and market conditions of the Company and the acquired businesses analyzed, Wasserstein Perella believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of the Company and such acquired companies.

     Based on the foregoing values and multiples and in Wasserstein Perella's judgment, the appropriate reference range derived from its precedent merger and acquisition transactions analysis was 11.0x-14.0x as a multiple of estimated 1997 BCF, implying a reference price range of $42-$55 per share of Common Stock.

     Discounted Cash Flow Analysis. Wasserstein Perella performed discounted cash flow analyses based on Management's projections, and calculated present values per share of Common Stock as of December 31, 1997. In performing its discounted cash flow analysis, Wasserstein Perella considered various different assumptions that it deemed appropriate. Based on a review with Management of the Company's prospects and risks associated with the business of the Company, Wasserstein Perella applied valuation parameters that it deemed appropriate to Management's projections. Wasserstein Perella believed it appropriate to utilize discount rates of 10%-11% and terminal valuations based on (i) perpetuity growth rates of 3.5%-4.5% and (ii) multiples of estimated year 2002 BCF of 9x-11x. These were deemed appropriate with respect to the television broadcast industry. Based on the foregoing, in Wasserstein Perella's judgment, a discounted cash flow analysis yielded a summary reference range of implied prices of $42-$53 per share of Common Stock.

     In arriving at the Wasserstein Perella Fairness Opinion, Wasserstein Perella performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Wasserstein Perella did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the process underlying its analyses set forth in its opinion. In performing its analysis Wasserstein Perella relied on numerous assumptions made by Management, and made numerous judgments of its own with regard to the performance of the Company, industry performance, general business and economic conditions and other matters, many of which are beyond the Company's ability to control. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Any estimates contained in such analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable. In addition, analyses relating to values of companies do not purport to be appraisals or to reflect the prices at which companies may actually be sold. Since such estimates are inherently subject to uncertainty, none of the Company, Wasserstein Perella or any other person assumes responsibility for their accuracy. With regard to the comparable public company analysis and the comparable transactions analysis summarized above, Wasserstein Perella selected comparable public companies on the basis of various factors; however, no public company or transactions utilized as a comparison is identical to the Company or the Merger. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies and transactions to which the Company and the Merger are being compared.

     Wasserstein Perella concluded, based on the full range of its analyses, that the Merger Consideration to be paid in the Merger was fair from a financial point of view to the shareholders of the Company.

     Supplemental Opinions Provided by Wasserstein Perella. At the request of the Independent Directors (defined herein), at the meeting of the Board of Directors held on August 11 and 12, 1997, Wasserstein Perella delivered oral opinions to the Independent Directors, each subsequently confirmed in writing, to the effect that, based upon and subject to various considerations set forth in such opinions, as of August 12, 1997, in the context of the Merger, the PMVG Amendment and the WOOD-TV Asset Purchase Agreement, (i) the PMVG Amendment would not be materially adverse to the holders of PMVG Public Shares (as defined under "Other Agreements -- Amendment to Television Private Market Value Guarantee") from a financial point of view (the "PMVG Opinion"), and (ii) the transactions contemplated by the WOOD-TV Asset Purchase Agreement would not likely depress the value of the Company on the Initiation Date from a financial point of view (the "WOOD-TV Opinion" and together with the PMVG Opinion, the "Supplemental Opinions"). No limitations were imposed by the Independent Directors upon Wasserstein Perella with respect to investigations made or procedures followed by Wasserstein Perella in rendering any of the Supplemental Opinions. The Independent Directors requested the PMVG Opinion and the WOOD-TV Opinion because they believed Wasserstein Perella's advice would be helpful to them in making the determinations required by the PMVG. The PMVG Agreement can be amended only if such amendment is found by the Independent Directors not to be materially adverse to the holders of PMVG Public Shares. In addition, pursuant to the terms of the PMVG Agreement, no transaction can be undertaken by the Company if the Independent Directors determine in their good faith judgment that such transaction or action would likely depress the value of the Company on January 1, 1998.

     THE FULL TEXT OF EACH OF THE SUPPLEMENTAL OPINIONS, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW TAKEN, IS ATTACHED HERETO AS ANNEX C AND D TO THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ EACH OF THE SUPPLEMENTAL OPINIONS CAREFULLY AND IN ITS ENTIRETY. EACH OF THE SUPPLEMENTAL OPINIONS IS ADDRESSED TO THE INDEPENDENT DIRECTORS, IS SOLELY FOR THE BENEFIT AND USE OF THE INDEPENDENT DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER WITH RESPECT TO HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. ANY SUMMARY OF A SUPPLEMENTAL OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at the Supplemental Opinions, Wasserstein Perella considered and reviewed, among other things (i) the factors described above that were reviewed in rendering the Wasserstein Perella Fairness Opinion; (ii) with respect to the PMVG Opinion, (a) the ability of the Independent Directors, pursuant to the PMVG Amendment, to direct the sale of the Company, in a manner intended to maximize value for all of the Common Stock in the event the Merger Agreement was terminated, within eighteen months after such termination, and (b) the other ongoing protections afforded to the holders of PMVG Public Shares under the PMVG Agreement and the PMVG Amendment in the event the Merger was not consummated by reason of it not being approved by the requisite Required Vote; and (iii) with respect to the WOOD-TV Opinion, (a) certain financial information relating to WOOD-TV provided by Management, (b) certain publicly available information concerning the public trading prices of certain other companies in businesses similar to that of WOOD-TV, and (c) certain publicly available information relating to selected transactions similar to the transactions contemplated by the WOOD-TV Asset Purchase Agreement; and (iv) such other factors or analyses as Wasserstein Perella deemed relevant.

     In rendering the Supplemental Opinions, Wasserstein Perella assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information provided or that was publicly available. With respect to financial forecasts and projections, Wasserstein Perella assumed, with the Independent Director's consent, that they were reasonably prepared and on bases reflecting the best currently available judgments and estimates. Wasserstein Perella expresses no view as to, and assumes no responsibility for, such forecasts or projections or the assumptions on which they are based. In connection with the WOOD-TV Opinion, Wasserstein Perella assumed, with the Independent Directors' consent, that the Company's potential purchase of WOOD-TV would be consummated no sooner than March 1, 1998.

     The forecasts, projections and estimates furnished to Wasserstein Perella for the Company and WOOD-TV were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of Management, including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. See "Disclosure Regarding Forward-Looking Statements".

     The Supplemental Opinions were prepared and delivered based upon economic, market and other conditions as they existed and could be evaluated by Wasserstein Perella as of the date thereof and based upon the draft Merger Agreement, the draft PMVG Amendment and the draft WOOD-TV Asset Purchase Agreement in the forms provided to Wasserstein Perella prior to rendering the Supplemental Opinions.

     In arriving at the Supplemental Opinions, Wasserstein Perella performed a variety of financial analyses. The preparation of an opinion such as each of the Supplemental Opinions is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. In arriving at each of its Supplemental Opinions, Wasserstein Perella did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the process underlying its analyses set forth in its opinion. In performing its analysis Wasserstein Perella relied on numerous assumptions, and made numerous judgments of its own with regard to the performance of the Company, industry performance, general business and economic conditions and other matters, many of which are beyond the Company's ability to control. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Any estimates contained in such analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable. In addition, analyses relating to values of companies do not purport to be appraisals or to reflect the prices at which companies may actually be sold. Since such estimates are inherently subject to uncertainty, none of the Company, Wasserstein Perella or any other person assumes responsibility for their accuracy.

     Terms of Wasserstein Perella's Engagement. Pursuant to the terms of engagement letters dated June 4, 1996, as amended, and August 12, 1997, Wasserstein Perella agreed to act as financial advisor to the Independent Directors and the Board, respectively. The Company has agreed to pay Wasserstein Perella a transaction fee equal to the sum of $7.25 million and 0.375% of the amount by which the aggregate consideration under the Merger Agreement (as amended by the Merger Agreement Amendment) exceeds the aggregate consideration under the Original Merger Agreement, calculated as if the transaction contemplated under the Original Merger Agreement closed on the date the Merger closes, of which (i) 31.0% was payable upon, among other things Wasserstein Perella being prepared to render the Wasserstein Perella Fairness Opinion and the Supplemental Opinions, (ii) 34.5% will be payable upon the Merger Agreement being approved by the holders of the Common Stock, and (iii) the remainder will be payable upon consummation of the Merger. The Company also agreed to reimburse Wasserstein Perella for its reasonable out-of-pocket expenses, including fees, disbursements and other charges of its counsel. The Company agreed to indemnify Wasserstein Perella and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling Wasserstein Perella or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of such engagement. The fees, expense reimbursement and indemnification described above include compensation to Wasserstein Perella for its service to the Independent Directors in connection with this transaction.

     Wasserstein Perella has advised the Board of Directors and the Independent Directors, respectively, that, based on the terms of Wasserstein Perella's engagement by the Company, in the case of the Wasserstein Perella Fairness Opinion, and by the Independent Directors, in the case of the Supplemental Opinions, Wasserstein Perella does not believe that any person (including any shareholder of the Company), other than the Company and the Board of Directors in the case of the Wasserstein Perella Fairness Opinion, and the Independent Directors in the case of the Supplemental Opinions, has the legal right to rely upon the Wasserstein Perella Fairness Opinion or the Supplemental Opinions, respectively, to support any claim against Wasserstein Perella arising under applicable state law and that, should any such claim be brought against Wasserstein Perella by any such person, this assertion would be raised as a defense. Wasserstein Perella has further advised the Board of Directors and the Independent Directors that (i) in the absence of applicable state law, the availability of such a defense would be resolved by a court of competent jurisdiction, (ii) resolution of the question of the availability of such a defense, however, would have no effect on the rights an responsibilities of the Board of Directors under applicable state law and (iii) the availability of such defense to Wasserstein Perella would have no effect on the rights and responsibilities of either Wasserstein Perella or the Board of Directors under the federal securities laws.

     Wasserstein Perella is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, and secondary distributions of listed and unlisted securities and private placements. Wasserstein Perella was selected to render the Wasserstein Perella Fairness Opinion and the Supplemental Opinions because it is a nationally recognized investment banking firm and because of its experience in the valuation of companies, including companies in the television broadcast industry. Wasserstein Perella has acted as financial advisor to the Independent Directors regarding general financial matters under its June 4, 1996 letter agreement and has been paid a fee of $390,000 for providing such services through August 1997.

  Opinion of Morgan Stanley.

     Morgan Stanley was retained by the Company to act as financial advisor in connection with the Merger and related matters based upon Morgan Stanley's experience and expertise in the valuation of companies, including companies in the television broadcast industry, as well as the knowledge of the Company's business and affairs that it had developed as financial advisor to AT&T in connection with AT&T's investment in the Company. At the meeting of the Board of Directors of the Company on October 21, 1997, Morgan Stanley rendered to the Board an oral opinion, subsequently confirmed in writing as of October 21, 1997, to the effect that, as of such date and based on certain matters stated therein, the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (the "Morgan Stanley Opinion"). The Morgan Stanley Opinion, by reference, incorporated certain analyses performed by Morgan Stanley and reviewed with the Company's Board of Directors in connection with Morgan Stanley's presentation to the Board on August 11 and 12, 1997. No limitations were imposed by the Board upon Morgan Stanley with respect to investigations made or procedures followed by Morgan Stanley in rendering the Morgan Stanley Opinion.

     THE FULL TEXT OF THE MORGAN STANLEY OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B-1 TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF COMMON STOCK ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF THE COMPANY. THE MORGAN STANLEY OPINION ADDRESSES THE FAIRNESS OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES OF COMMON STOCK PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES OF COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, Morgan Stanley (i) reviewed certain publicly available financial statements and other information of the Company; (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company; (iii) reviewed certain financial projections prepared by the management of the Company; (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company; (v) reviewed the reported prices and trading activity for the Common Stock; (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) participated in discussions and negotiations among representatives of the Company and Holdings and their legal advisors; (ix) reviewed the PMVG Agreement and the amendment thereto; (x) reviewed the Original Merger Agreement, the Merger Agreement Amendment and certain related documents; and (xi) performed such other analyses as it deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. With respect to financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. Morgan Stanley did not make an independent valuation or appraisal of the Company's assets or liabilities, nor was Morgan Stanley furnished with any such appraisals. The Morgan Stanley Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date thereof.

     As described above, on October 21, 1997, Morgan Stanley rendered the Morgan Stanley Opinion to the Board of Directors of the Company, which, by reference, incorporated certain analyses performed by Morgan Stanley and reviewed with the Company's Board of Directors during Morgan Stanley's presentation to the Board on August 11 and 12, 1997. The following is a brief summary of such analyses, as updated as noted. This summary does not purport to be a complete description of the Morgan Stanley Opinion or Morgan Stanley's presentations to the Board of Directors on August 11 and 12, 1997 and October 21, 1997 respectively.

     Historical Public Market Trading Value. Morgan Stanley reviewed the historical performance of the Common Stock based on an historical analysis of closing prices and trading volumes from January 1, 1996 through August 8, 1997 (the last full trading day prior to Morgan Stanley's presentation to the Company's Board of Directors) on August 11 and 12, 1997. Based on the latest twelve months of trading activity through August 8, 1997 ("LTM"), the price of the Common Stock had ranged from a low of $35.00 to a high of $48.75. The Common Stock closed at a price of $47.75 per share on August 8, 1997. Morgan Stanley also reviewed the historical trading performance of the Standard & Poor's Index of 400 Industrial Companies (the "S&P 400") and an index of reported trading prices of the stock of certain other publicly traded television broadcasting companies from January 1, 1996 through August 8, 1997, consisting of Argyle Television, Inc. ("Argyle"), Granite Broadcasting Corporation ("Granite"), Sinclair Broadcast Group, Inc. ("Sinclair") and Young Broadcasting Inc. ("Young") (collectively, the "Television Index"). Morgan Stanley noted that during the time period reviewed, the price of the Common Stock had outperformed both the S&P 400 and the Television Index.

     Comparable Company Trading Analysis. Morgan Stanley reviewed and analyzed certain publicly available financial and market information for the Company and a group of the four publicly traded companies in the television broadcasting industry which comprise the Television Index (the "Comparable Companies"). Morgan Stanley's analysis included, among other things, a review of each company's respective aggregate values (market value of equity plus net debt and preferred stock) expressed as a multiple of estimated 1997 and 1998 BCF, pro forma for announced acquisitions. For each company, such BCF estimates were based on publicly available reports published by equity research analysts.

     The BCF multiples derived from Morgan Stanley's analysis of the Comparable Companies ranged from 9.2x to 11.5x 1997 estimated BCF and 8.6x to 10.9x 1998 estimated BCF. The median of such multiples for the Comparable Companies was 10.5x 1997 estimated BCF and 9.3x 1998 estimated BCF. Based on this analysis, Morgan Stanley derived a range of implied public market trading prices per share of the Common Stock of $31.46 to $44.20.

     Morgan Stanley also noted that the aggregate original consideration under the Original Merger Agreement (including net debt as of June 30, 1997, less proceeds from the exercise of stock options), based on a price of $47.50 per share of Common Stock, implied a multiple of approximately 12.5x 1997 estimated BCF. Assuming a closing of the Merger as of December 31, 1997, Morgan Stanley noted that such aggregate original consideration (including projected net debt as of such date and less proceeds from the exercise of stock options) implied a multiple of approximately 12.2x 1997 estimated BCF and 10.7x 1998 estimated BCF. At the meeting of the Board of Directors on October 21, 1997, Morgan Stanley updated certain multiples based on updated estimates provided by Management and on the Merger Consideration of $55.00, and noted that, assuming a closing of the Merger as of December 31, 1997, the Merger Consideration (including projected net debt as of such date and less proceeds from the exercise of stock options), implied a multiple of approximately 13.5x 1997 estimated BCF and 11.9x estimated 1998 BCF.

     Morgan Stanley noted its view that the public market trading price for the Company's Common Stock was affected by the existence and terms of the PMVG and that the stock could possibly trade at lower prices if the PMVG Agreement did not exist.

     No company utilized in the comparable company analysis as a comparison is identical to the Company. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

     Precedent Transaction Multiples Analysis. Morgan Stanley reviewed and analyzed public information relating to the financial terms of certain precedent transactions in the television broadcasting industry (the "Comparable Transactions"), which, in Morgan Stanley's judgment, were deemed to be the most comparable to the Merger for purposes of this analysis. These Comparable Transactions included the acquisition of certain television and radio stations from Heritage Media Corporation by Sinclair, the acquisition of Argyle by The Hearst Corporation ("Hearst"), the acquisition of WXON-TV by Granite, the acquisition of four television stations from First Media Television L.P. by Meredith Corp., the acquisition of the Providence Journal Company ("Providence Journal") by A.H. Belo Corporation ("A.H. Belo"), the acquisition of four stations from AFLAC Inc. by Raycom Media, Inc., the acquisition of Park Acquisitions, Inc. ("Park Acquisitions") by Media General, Inc., the acquisition of New World Communications Group, Inc. ("New World") by News Corp., the acquisition of Renaissance Communications Group ("Renaissance") by Tribune Co.

("Tribune"), the acquisition of two stations by National Broadcasting Co., Inc. ("NBC") from New World, the acquisition of two stations by the New York Times Company from Palmer Communications, Inc., the acquisition of Ellis Communications, Inc. by the Employees Retirement System of Alabama and the Teachers' Retirement System of Alabama, the acquisition of KCAL-TV by Young from The Walt Disney Company ("Disney"), the acquisition of the assets of River City Broadcasting by Sinclair and the acquisition of Citicasters Inc. ("Citicasters") by Jacor Communications, Inc. ("Jacor"). Morgan Stanley reviewed the prices paid in these transactions, including analysis of the aggregate value of such transactions expressed as multiples of publicly available estimates of cash flow (BCF where available, or otherwise earnings before interest, taxes, depreciation and amortization ("EBITDA")). The aggregate values for these transactions, expressed as a multiple of projected cash flow, ranged from 11.9x to 17.8x projected cash flow for transactions announced in 1996 and from 11.0x to 14.5x projected cash flow for transactions announced in 1997. The median cash flow multiple for these transactions was 12.9x in 1996 and 13.0x in 1997. Morgan Stanley noted that certain of these transactions involved companies that had lower current operating margins than the Company, and certain of these transactions were structured as sales of assets (rather than a sale of stock) and thus conferred additional tax benefits to the buyer in each such transaction. Based on this analysis, Morgan Stanley derived a range of implied prices per share of Common Stock, based on a range of 11.5x to 13.5x 1997 estimated BCF for the Company, of $44.43 to $53.14.

     No transaction utilized in the precedent transaction analysis is identical to the Merger. In evaluating the Comparable Transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company's control, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

     Equity Research Analysts' Private Market Value Estimates. Morgan Stanley reviewed and analyzed the estimated private market values per share of the Common Stock prepared and published by certain equity research analysts at Furman Selz L.L.C., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear Stearns & Co., Inc., Salomon Brothers Inc., Alex. Brown & Sons, Inc., Smith Barney, Inc. and CS First Boston Corp. (collectively, the "Analysts") in the period from January 30, 1997 through July 24, 1997. Such estimates of private market value, where a numerical value was published, adjusted to reflect an estimated January 1, 1998 valuation, ranged from a low of $45.00 per share of Common Stock to a high of $58.16 per share of Common Stock. Morgan Stanley noted, however, that such Analysts' estimates are not necessarily indicative of prices at which the Company could actually be sold, and that certain Analysts' estimates of private market value reflected their view of what price the Company might potentially be sold to an unrelated third party at an unspecified future time.

     Precedent Public Market Transaction Premiums. Morgan Stanley reviewed and analyzed the financial terms of, and prices paid by purchasers in, certain recent transactions involving publicly traded companies in the media industry, which, in Morgan Stanley's judgment, were deemed to be the most comparable to the Merger for purposes of this analysis. Morgan Stanley analyzed the premiums to public market prices paid in these transactions as measured by the price paid relative to Morgan Stanley's estimate of the "unaffected stock price," adjusted in certain cases to reflect increases in the broadcasting sector as a whole. The transactions reviewed for purposes of this analysis included the acquisition of Park Communications, Inc. ("Park Communications") by Park Acquisitions, the acquisition of Providence Journal by A. H. Belo, the acquisition of Multimedia, Inc. by Gannett Co., Inc., the acquisition of Outlet Broadcasting, Inc. by NBC, the acquisition of CBS, Inc. by Westinghouse Broadcasting Company ("Westinghouse"), the acquisition of New World by News Corp., the acquisition of Capital Cities/ABC, Inc. by Disney, the acquisition of Citicasters by Jacor, the acquisition of Renaissance by Tribune, the acquisition of Infinity Broadcasting Corporation by Westinghouse and the acquisition of Argyle by Hearst. The premiums in these transactions ranged from a discount of 9% in the case of Hearst's acquisition of Argyle to a premium of 58% in the case of Park Acquisitions' acquisition of Park Communications. Based on this analysis, Morgan Stanley derived a range of implied prices for the Common Stock based on a premium of 15% to 35% to an implied unaffected public market trading price of $36.80 per share of the Common Stock (based on an average of the prices implied by the comparable company trading multiples) of $42.32 to $49.68 per share of the Common Stock. Morgan Stanley noted that the Merger Consideration would represent a premium of 29% to such implied unaffected public market trading price and that it represented a discount of approximately 1% to the closing price of $47.75 on August 8, 1997. Morgan Stanley further indicated, however, that the price per share of Common Stock had recently risen and that equity research analysts' commentary indicated their view that the Common Stock price reflected some degree of speculation regarding any possible outcome subject to the PMVG Agreement.

     No transaction utilized in the precedent public market transaction premium analysis is identical to the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company's control, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using precedent transaction data.

     Discounted Cash Flow Analysis. Morgan Stanley conducted a discounted cash flow analysis for the Company's existing television stations (assuming no additional station acquisitions) in order to estimate the present value of the unlevered free cash flows that could be generated by such stations. Morgan Stanley derived a range of discounted cash flow values by calculating the estimated present value as of December 31, 1997 of projected unlevered free cash flow for the Company for the calendar years 1998 through 2002 and a terminal value based on a multiple of EBITDA projected for the year 2002. Such analysis was based on certain assumptions, including (i) management's projected performance for the stations; (ii) exit multiples of 9.0x to 11.0x EBITDA projected for the year 2002; (iii) a discount rate of 10% to 12% and (iv) certain other assumptions. Based on this analysis, Morgan Stanley derived a range of discounted cash flow values of $40.11 to $51.93 per share of Common Stock.

     Financial Advisor's Engagement. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley Opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis as described above should not be taken to be Morgan Stanley's view of the actual value of the Company.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and other matters, many of which are beyond the control of the Company. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the Merger Consideration from a financial point of view to the holders of shares of the Common Stock and were provided to the Board of Directors of the Company in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold. Because such estimates are inherently subject to uncertainty, neither the Company, Morgan Stanley nor any other person assumes responsibility for their accuracy. In addition, as described above, each of the Morgan Stanley Opinion and Morgan Stanley's presentations to the Company's Board of Directors on August 11 and 12, 1997 and October 21, 1997, respectively, was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger.

     Morgan Stanley is an internationally recognized investment banking and financial advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking, financing and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of the Company or Holdings, or AT&T or their respective affiliates. In the past, Morgan Stanley and its affiliates have provided financial advisory or financing services to certain affiliates of Hicks Muse, an affiliate of Holdings and Acquisition Sub, and AT&T, and have received customary fees for the rendering of these services.

     Financial Advisor Fees. Pursuant to a letter agreement dated August 12, 1997, the Company has agreed to pay Morgan Stanley a transaction fee equal to the sum of (i) $6.25 million and (ii) .375% of the aggregate consideration under the Merger Agreement which exceeds the aggregate consideration under the Original Merger Agreement, calculated as if the transaction contemplated under the Original Merger Agreement closed on the date the Merger closes. The Company agreed to pay 20% of this fee when Morgan Stanley was prepared to render the Morgan Stanley Opinion to the Board of Directors of the Company, and 40% of this fee upon approval and adoption of the Merger Agreement by a vote of the shareholders of the Company. The balance of the fee is payable when the Merger is consummated. In addition to the foregoing compensation, the Company has agreed to reimburse Morgan Stanley for its expenses, including reasonable out-of-pocket fees and expenses of its counsel, and to indemnify Morgan Stanley for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

THE VENTURE

     Concurrently with the execution of the Merger Agreement Amendment, Holdings and NBC entered into a binding letter agreement (the "HM/NBC Letter Agreement") which contemplates the formation of a Venture (as defined under "The Merger Agreement -- Conduct of Business Pending the Merger") to hold KXAS-TV, in Dallas, TX (which is currently owned by the Company) and KNSD-TV, in San Diego, CA (which is currently owned by NBC). NBC will hold a majority interest in the Venture and manage both stations. In a consent letter delivered to the Company at the time of the execution of the Merger Agreement Amendment, NBC has agreed to keep its affiliation agreements with the Company in effect following the completion of the Merger, subject to the Company complying with its obligations under the Merger Agreement relating to the establishment of the Venture.

     The Company is not a party to the HM/NBC Letter Agreement, but pursuant to the terms of the Merger Agreement Amendment has agreed to take certain actions to facilitate the transactions described therein if requested to do so by Holdings. Whether or not the transactions contemplated by the HM/NBC Letter Agreement are consummated, the material terms of the Merger and the Merger Agreement (including the Merger Consideration) will not change; provided that if the transactions contemplated thereby are entered into, the financing of the commitments under the Commitment Letters will be reduced and an additional financing commitment from General Electric Capital Corporation or one of its affiliates will be delivered by Holdings to the Company. In the event that the Merger does not become effective within 24 hours after the assets are transferred to the Venture, the HM/NBC Letter Agreement contains provisions allowing the Company to require that the Venture be unwound and that NBC indemnify the Company for any damages or losses the Company incurs. See "The Merger Agreement -- Conduct of Business Pending the Merger" and "-- Financing" for additional discussion regarding the Venture and its effects on the Company.

     THE MERGER CONSIDERATION WILL BE THE SAME WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED BY THE HM/NBC LETTER AGREEMENT ARE CONSUMMATED. BECAUSE THE BUSINESS OF THE VENTURE WILL NOT COMMENCE UNTIL AFTER THE EFFECTIVE TIME, THE CURRENT SHAREHOLDERS OF THE COMPANY WILL NOT DERIVE ANY BENEFITS FROM THE VENTURE.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a "purchase", as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING DISCUSSION SETS FORTH THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER APPLICABLE TO SHAREHOLDERS THAT HOLD THEIR SHARES AS CAPITAL ASSETS WITHIN THE MEANING OF SECTION 1221 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. HOWEVER, SUCH DISCUSSION DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO PARTICULAR SHAREHOLDERS WHO ARE DEALERS IN SECURITIES, FOREIGN PERSONS OR SHAREHOLDERS WHO ACQUIRED THEIR SHARES IN CONNECTION WITH STOCK OPTIONS OR STOCK PURCHASE WARRANTS. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO HIM OR HER OF THE MERGER IN LIGHT OF HIS OR HER OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX AND OTHER TAX LAWS AND POSSIBLE CHANGES IN SUCH TAX LAWS (WHICH MAY HAVE RETROACTIVE EFFECT).

     The receipt of cash for shares of Common Stock in the Merger or pursuant to the exercise of dissenters' appraisal rights will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, a shareholder will recognize gain or loss for such purposes equal to the difference between the cash received in connection with the Merger and such shareholder's tax basis for the shares of Common Stock such shareholder owned immediately prior to the Effective Time. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the shares of Common Stock are a capital asset in the hands of the shareholder. Any Additional Amounts should be taken into account in determining such capital gain or loss, although the Internal Revenue Service could take the position that such Additional Amounts are ordinary interest income. Under recently enacted legislation, capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. Shareholders should consult their own tax advisors with respect to the tax consequences of the new legislation. There are limitations on the deductibility of capital losses.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED TRANSACTIONS

     In considering the recommendations of the Board of Directors, shareholders should be aware that certain members of the Company's Board of Directors and certain executive officers of the Company have certain interests in the Merger that are in addition to the interests of the Company's shareholders generally.

     AT&T. One of the reasons for the decision by the Board of Directors to seek a buyer for the Company was the strong interest of AT&T to be a seller of its Common Stock if an acceptable transaction was available. AT&T had indicated that it did not view television broadcasting as a core business. While the Company was exploring a strategy of growth through acquisition, AT&T, in light of the high valuations which were being placed on television broadcasting properties, was evaluating alternatives which could result in the disposition, either through private or public sales, of some or all of the shares of Common Stock held by it. If the Merger is consummated, AT&T, in its capacity as a shareholder of the Company, will receive approximately $754,356,525 for the AT&T Shares (assuming the Merger becomes effective as of May 1, 1998). In addition, whether or not the Merger is consummated, AT&T, as the owner of WOOD-TV, will also receive a net purchase price of approximately $122.5 million, plus certain additional amounts, upon the consummation of the sale of certain assets pursuant to the WOOD-TV Asset Purchase Agreement. Messrs. Carey, Chapman, Bodman, Daniell, Harris and Swenson, the AT&T Board Nominees, were nominated for election by and serve at the request of AT&T. See "Other Agreements -- WOOD-TV Asset Purchase Agreement".

     Stock Options. As of the Record Date, the directors and executive officers of the Company owned an aggregate of 38,367 shares (less than 1% of the outstanding shares) of Common Stock and had Options to acquire an aggregate of 1,408,941 shares (58% of the outstanding Options) of Common Stock.

     The directors and executive officers of the Company who own Common Stock will receive the Merger Consideration in exchange for each share of Common Stock owned, and those who hold Options to purchase Common Stock will receive a cash payment equal to the difference between the Merger Consideration and the applicable Option exercise price. The table below identifies such directors and executive officers, the number of shares owned, the number of Options owned and the cash payments to be received by each in respect of such ownership. For purposes of calculating the cash payments to be received by directors and officers, it has been assumed that the Merger will be consummated as of May 1, 1998, so that the aggregate Merger Consideration per share of Common Stock will be $55.90.

                                                         NO.       CASH FOR    CASH FOR
                NAME                  NO. SHARES(1)   OPTIONS(2)    SHARES      OPTIONS     TOTAL CASH
------------------------------------  -------------   ----------   --------   -----------   -----------
Dennis J. Carey, Director, Chairman
  of the Board(3)...................          --             --          --            --            --
Gary R. Chapman, Director, President
  & CEO(3)(4)(5)....................      12,976        571,110    $725,359   $15,582,397   $16,307,756
Richard S. Bodman, Director(3)......          --         12,500          --       278,750       278,750
James D. Daniell, Director(3).......          --             --          --            --            --
Errol A. Harris, Director(3)........          --             --          --            --            --
William G. Herbster, Director(6)....       1,740         17,500      97,266       437,000       534,266
Roy M. Huhndorf, Director(7)........          --         17,500          --       437,000       437,000
Wilma H. Jordan, Director...........         289         17,500      16,156       437,000       453,156
Richard W. Kislik, Director.........       4,205         17,500     235,060       437,000       672,060
Gary A. Swenson, Director(3)........          --             --          --            --            --
Paul Karpowicz, Vice President --
  Television(8).....................       3,696        182,957     206,607     4,593,679     4,800,285
Deborah R. Jacobson, Vice
  President -- Corporate Development
  & Treasurer.......................       3,547        131,000     198,278     2,968,500     3,166,778
C. Robert Ogren, Vice President --
  Engineering and Operations........         800        122,985      44,727     3,024,923     3,069,643
Denise M. Parent, Vice President --
  Deputy General Counsel............          --         12,000          --       171,300       171,300
Peter E. Maloney, Vice President --
  Finance...........................       9,030        129,889     504,778     3,307,946     3,812,723
Gregory M. Schmidt, Vice
  President -- New Development,
  General Counsel & Secretary.......       2,084        176,500     116,496     4,080,045     4,196,541

---------------
(1) The number of shares of Common Stock is as of November 17, 1997. The number of shares of Common Stock for Ms. Jacobson and Messrs. Chapman, Karpowicz, Maloney, Ogren & Schmidt will increase with monthly purchases made pursuant to the Company's Employee Stock Purchase Plan.

(2) The number of options set forth above represents all unexercised options held by each officer and director of the Company as of the date of this Proxy Statement. Pursuant to the Merger Agreement, all such options outstanding immediately prior to the Effective Time shall no longer be exercisable but shall entitle each holder thereof (subject to applicable withholding taxes), in cancellation and settlement therefor, to a cash payment at the Effective Time equal to (x) the excess, if any, of the Merger Consideration over the exercise price of each such option held by the holder, whether or not then vested or exercisable, multiplied by (y) the number of shares of Common Stock subject to such option.

(3) Messrs. Carey, Chapman, Bodman, Daniell, Harris and Swenson were nominated by and serve as directors at the request of AT&T. Messrs. Carey, Bodman, Daniell, Harris and Swenson are current or retired officers or employees of AT&T.

(4) Mr. Chapman shares with his wife voting and investment power with respect to 26 shares of Common Stock.

(5) Includes 200 shares held by Mr. Chapman's children.

(6) Includes 1,740 shares held by Mr. Herbster's wife.

(7) Mr. Huhndorf was nominated by and serves at the request of Cook Inlet.

(8) Includes 200 shares held by Mr. Karpowicz's children.

(9) Certain officers and directors own shares of AT&T, but none owns shares representing more than 1% of AT&T.

     Severance Arrangements. The Company is a party to an employment agreement with Gary R. Chapman and severance compensation agreements with Gary R. Chapman, Gregory M. Schmidt, Paul Karpowicz, Deborah R. Jacobson, Peter E. Maloney, C. Robert Ogren and Denise M. Parent. Each of these agreements provides that upon the termination under certain circumstances of the executive officer's employment following a "Change in Control" transaction such as the Merger, the executive officer party thereto shall be entitled to among other things a lump-sum payment (the "Severance Payment"). The Severance Payments for each of Messrs. Chapman, Schmidt, Karpowicz, Maloney and Ogren and Ms. Jacobson are (i) 2 times the executive's annual base salary in effect on the day the executive is given notice of termination, (ii) 2 times the bonus paid to the executive with respect to the last fiscal year, (iii) 2 times the contribution, if any, paid by the Company for the benefit of the executive to any 401(k) plan in the last complete fiscal year, and (iv) the present value of the sum of certain benefits that have accrued but not vested under various Company benefit plans. Until January 1, 1998, Ms. Parent's Severance Payment is equal to the sum of (i) Ms. Parent's annual base salary on the day she is given notice of termination, (ii) the target bonus compensation set forth in a certain letter of December 1996,
(iii) the contribution, if any, paid by the Company for the benefit of Ms. Parent to any 401(k) plan in the last complete fiscal year, and (iv) the present value of the sum of certain benefits that have vested but not accrued under various Company benefit plans. After January 1, 1998, Ms. Parent's Severance Payment will be calculated in the same manner as those for the other officers listed above. The total estimated payment for each of Messrs. Chapman, Schmidt, Karpowicz, Maloney and Ogren and Mses. Jacobson and Parent under their severance compensation agreements with the Company are $1,273,228, $878,520, $806,795, $460,000, $468,069, $526,063 and $312,728, respectively, which amounts may increase to reflect changes in salary or bonus made in the ordinary course of business, and the total estimated amount payable to each of such persons in connection with the cancellation of their options are set forth in the preceding table.

     Initial Officers of the Surviving Corporation. It is expected that the current officers of the Company will be the initial officers of the Surviving Corporation.

     Directors and Officers Indemnification. In the Merger Agreement, the Surviving Corporation has agreed that it will exculpate, indemnify and hold harmless the present and former employees, officers, agents and directors of the Company and its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the same extent such persons are exculpated and indemnified by the Company pursuant to the Company's certificate of incorporation and bylaws for any act or omission occurring at or prior to the Effective Time. The Surviving Corporation has agreed that it will provide, for an aggregate period of not less than six years from the Effective Time, the directors and officers of the Company or any of its subsidiaries who are currently covered by the Company's existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200 percent of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount; provided further, that the Surviving Corporation shall not be obligated to provide such insurance if the Company or the Surviving Corporation shall have obtained for the benefit of the directors and officers of the Company and its subsidiaries who are covered by the Company's existing insurance and indemnification policy a prepaid policy that provides coverage for the six year period for events occurring prior to the Effective Time that is no less favorable than the Company's existing policy.

REGULATORY FILINGS AND APPROVALS

     FCC Regulation of Broadcast Stations; FCC Approval Process. Television broadcast stations are subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Communications Act"). The Communications Act prohibits the operation of television broadcast stations except under licenses issued by the FCC. The Communications Act further prohibits the assignment of a television broadcast station license or the transfer of control of a television broadcast station licensee without the prior approval of the FCC. The Company, through subsidiaries, holds licenses for eight television broadcast stations and programs substantially all of the broadcast time of four other television broadcast stations pursuant to LMAs. Because the Merger will result in the transfer of control for purposes of the Communications Act of the licenses held by the Company's subsidiaries, the prior approval of the FCC is necessary before the Merger may be consummated.

     Upon the filing of an application for consent to the transfer of control of a broadcast station licensee, the FCC will release an official public notice of the filing of the application. Interested parties have a period of 30 days following release of the public notice in which to petition to deny such application. Applications for approval of the transfer of control of the Company to Holdings and its controlling persons on FCC Form 315 were filed with the FCC on September 10, 1997 (the "FCC Application"). Public notice of the filing was released by the FCC on September 24, 1997. Any petitions to deny the applications were required to be filed with the FCC on or before October 24, 1997. To the Company's knowledge, no petitions to deny the FCC Application have been filed with the FCC as of the date of this Proxy Statement. Applications relating to the transfer of control of certain non broadcast licenses held by the Company (through its subsidiaries) also have been filed with the FCC.

     In reviewing an application for its approval to a transfer of control, the FCC considers whether such transfer will serve the public interest, convenience and necessity, as well as whether the proposed transferee has the requisite legal, financial, technical and other qualifications to operate the licensed entities. Following the grant of FCC approval with respect to such a transfer, the transaction may be consummated by the parties. Any "person who is aggrieved or whose interests are adversely affected" (as such terms are defined in Section 402(b) of the Communications Act) may appeal the FCC's approval of the transfer to the United States Court of Appeals for the District of Columbia Circuit. In addition, under certain circumstances the FCC may reconsider such approval at the request of a third party or on its own motion. In the event the parties to the proposed transfer determine to consummate the transaction prior to the deadline for the filing of an appeal or for reconsideration by the FCC on its own motion or prior to the completion of any FCC or judicial review proceedings, they assume the risk that the FCC's approval could be reversed or modified by the FCC or a reviewing court.

     The FCC Application requests two waivers of the FCC's television duopoly rule, which prohibits common ownership or control of two or more television broadcast stations serving overlapping geographic areas. The first results from the overlap of television broadcast signal contours of the Company's Buffalo, New York station, WIVB-TV, and that of WROC-TV, a Rochester, New York station licensed to a subsidiary of Sunrise Television Partners, an entity whose ownership is attributed to Holdings by the FCC's rules. The second is required because of signal contour overlaps of the Company's television broadcast station licensed to Austin, Texas, and its satellite station licensed to Llano, Texas.

     The FCC Application requests waivers of the FCC's one-to-a-market rule, which prohibits common ownership of television and radio broadcast stations serving overlapping geographic areas. These requests result from the fact that the communities of license of various radio broadcast stations licensed to entities whose ownership is attributed to Holdings are located within the relevant signal contours of the Company's television broadcast stations.

     In each of these cases, a waiver is required to permit Holdings to retain ownership of all the overlapping properties, either permanently, though in certain instances subject to the outcome of pending rulemakings

(described below), or, in the alternative, for a temporary period post-Merger to permit orderly divestitures necessary for compliance.

     Proposed Regulations. The FCC has pending rulemakings looking towards amendment of various of its media ownership rules, including the television duopoly rule and the one-to-a-market rule. Among the issues under consideration in these rulemakings are whether LMAs such as those operated by the Company should for the first time be deemed attributable ownership interests for purposes of these rules, if so, whether otherwise prohibited LMAs should nonetheless be permitted because, e.g., they were entered into prior to the proposed rule change ("grandfathered"), and the extent to which grandfathered LMAs can be transferred without losing their exempt status. The FCC could resolve these issues prior to consummation of the Merger in a manner which requires material modification or termination of the Company's LMAs.

     License Grant and Renewal. License renewals filed after 1996 will be customarily granted for terms of eight years. At the time an application is made for renewal of a television station license, parties in interest may file petitions to deny the application, and such parties, including members of the public, may comment upon the service the station has provided during the preceding license term. Under the Communications Act, broadcast licenses are required to be renewed by the FCC if it finds that: (i) the station has served the public interest, convenience and necessity; (ii) there have been no serious violations of either the Communications Act or the FCC's rules and regulations by the licensee; and (iii) there have been no violations which, taken together, constitute a pattern of abuse. Pursuant to Section 307(c)(3) of the Communications Act, a station's license continues in effect pending final action on the renewal application by the FCC. If a station's application for license renewal is denied, other parties may thereafter file applications for FCC authorization to operate a station on the same frequency.

     In the vast majority of cases, broadcast licenses are renewed by the FCC even when petitions to deny are filed against license renewal applications. Currently, the Company has pending an application for renewal of the license of WAND-TV in Decatur, Illinois, which was filed on or about August 1, 1997. The Company is not required to file any other license renewal applications prior to the Termination Date except for renewal applications for KXAS-TV in Fort Worth Texas, KXAN-TV in Austin, Texas and KXAM-TV in Llano, Texas, all which must be filed on or before April 1, 1998.

     Under normal procedures, the FCC will not grant its consent to the transfer of control of a licensee that is the subject of a pending application for renewal of one or more of its licenses. Accordingly, the Company anticipates that the FCC will act upon the WAND-TV renewal application before or contemporaneously with the FCC Application. Under certain circumstances, the FCC will permit a multi-station transaction, such as the proposed Merger, to proceed while a renewal application remains pending, provided the parties agree, as they have so represented in the FCC Applications, to accept the consequences of any action the FCC may take on the renewal application.

     Following the earlier of the consummation of the Merger or the termination of the Merger Agreement, the Company will join in an application requesting FCC consent to the assignment of license of WOOD-TV to the Company. See "Other Agreements -- WOOD-TV Asset Purchase Agreement". The Company has also joined in FCC applications filed on October 27, 1997 requesting FCC consent to the assignment of the FCC Licenses of KXAS-TV to the Venture.

     There can be no assurance that approval of the FCC Application will be forthcoming. It is possible that the FCC could deny the FCC Application, grant it subject to selective pre-Merger or post-Merger divestiture requirements, or otherwise attach conditions to its approval. Such divestiture requirements or other conditions may be more extensive than those which Holdings and Acquisition Sub have agreed to in the Merger Agreement and may result in the termination of the Merger Agreement. The Company cannot predict the timing or outcome of the FCC approval process.

     Antitrust. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. The Company and

Holdings each filed with the Antitrust Division and the FTC a Notification and Report Form for certain Mergers and Acquisitions (the "Notification and Report Form") with respect to the Merger on September 10, 1997. On September 19, 1997, the FTC orally confirmed that a request for early termination of the applicable waiting period had been granted effective as of such date.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Special Meetings, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of substantial assets of the Company or its subsidiaries or Holdings or its affiliates.

     In addition, state antitrust authorities may also bring legal action under state antitrust laws. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets of the Company or Holdings and its affiliates. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

APPRAISAL RIGHTS

     Record holders of shares of Common Stock are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of
Section 262 which is reprinted in its entirety as Annex G to this Proxy Statement. Except as set forth herein and in Annex G, holders of shares of Common Stock will not be entitled to appraisal rights in connection with the Merger.

     Under the DGCL, record holders of Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

     Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of shareholders, as in the case of the Special Meeting, not less than 20 days prior to such meeting, the Company must notify each of the holders of Common Stock at the close of business on the record date for such meeting that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice for purposes of the Special Meeting. Any shareholder of record who wishes to exercise appraisal rights should review the following discussion and Annex C carefully because failure timely and properly to comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

     A holder of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock. In addition, a holder of Common Stock wishing to exercise appraisal rights must hold of record such Common Stock on the date the written demand for appraisal is made and must continue to hold such Common Stock through the Effective Time.

     Only a holder of record of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates.

     If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners. A record holder such as a broker who holds shares of Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Common Stock as to which appraisal is sought and where no number of shares of Common Stock is expressly mentioned the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. Holders of shares of Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of shares of Common Stock should be delivered to LIN Television Corporation, Four Richmond Square, Suite 200, Providence, Rhode Island, 02906, Attention: Corporate Secretary, so as to be received before the vote on the approval and adoption of the Merger Agreement and the Merger at the Special Meeting.

     Within 10 days after the Effective Time, the Company, as the Surviving Corporation, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262. Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any such shareholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock held by such shareholder. If no such petition is filed, appraisal rights will be lost for all shareholders who had previously demanded appraisal of their shares of Common Stock. Shareholders of the Company seeking to exercise appraisal rights should assume that the Surviving Corporation will not file a petition with respect to the appraisal of the value of shares of Common Stock and that the Surviving Corporation will not initiate any negotiations with respect to the "fair value" of shares of Common Stock. Accordingly, shareholders of the Company who wish to exercise their appraisal rights should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

     Within 120 days after the Effective Time, any record holder of shares of Common Stock who has complied with the provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of approval of the Merger Agreement and with respect to which demands for appraisal were received by the Company, and the number of holders of such shares of Common Stock. Such statement must be mailed within ten days after the written request therefore has been received by the Surviving Corporation or within ten days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of shares of Common Stock entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the value of the Merger Consideration that they would otherwise receive if they did not seek appraisal of their shares of Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community are otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal.

     Any shareholder of the Company who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote his or her shares of Common Stock for any purpose nor, after the Effective Time, be entitled to the payment of dividends or other distributions thereon.

     If no petition for an appraisal is filed within the time provided, or if a shareholder of the Company delivers to the Surviving Corporation a written withdrawal of his or her demand for an appraisal and an acceptance of the Merger, within 60 days after the Effective Time or with the written approval of the Surviving Corporation thereafter, then the right of such shareholder to an appraisal will cease and such shareholder shall be entitled to receive the Merger Consideration, without interest, as if he or she had not demanded appraisal of his or her shares of Common Stock. No pending appraisal proceeding in the Court of Chancery will be dismissed as to any shareholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.

     SHAREHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS MUST NOT VOTE IN FAVOR OF THE MERGER AND SHOULD STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN
SECTION 262 OF THE DGCL. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

                              THE MERGER AGREEMENT

     The following describes material terms of the Merger Agreement. A composite conformed copy of the Merger Agreement is attached to this Proxy Statement as Annex A and is incorporated herein by reference. The description of the Merger Agreement set forth below is qualified in its entirety by reference thereto. Shareholders are urged to read the Merger Agreement in its entirety.

EFFECT OF THE MERGER

     The Merger will be effective as of the date and time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified therein, in accordance with the DGCL (the "Effective Time"). The Merger Agreement provides that such filing will be made as soon as practicable following the satisfaction or waiver of the conditions stated in the Merger Agreement. At the Effective Time, each outstanding share of Common Stock (other than shares of Common Stock held by the Company, Holdings, Acquisition Sub, any of their respective subsidiaries and Dissenting Shares) will be converted into the right to receive the Merger Consideration.

     If the Merger is consummated, the Company's shareholders will not have an opportunity to continue their equity interest in the Company as an ongoing corporation and, therefore, will not share in future earnings and growth, if any, of the Company. If the Merger is consummated, public trading of the Common Stock will cease, the Common Stock will cease to be quoted on the NMS, and the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated. As a result, the Surviving Corporation will be relieved of the duty to file informational reports under the Exchange Act in respect of the Common Stock.

PAYMENT FOR SHARES AND SURRENDER OF SHARE CERTIFICATES

     As a result of the Merger, holders of certificates formerly evidencing shares of Common Stock will cease to have any equity interest in the Company. As soon as reasonably practicable after the Effective Time, a letter of transmittal containing instructions with respect to the surrender of certificates previously representing shares of Common Stock will be furnished to each record holder of Common Stock. The letter of transmittal will set forth the procedure for surrendering such certificates for exchange to the Paying Agent. After the Effective Time and until surrendered, each stock certificate which represented shares of Common Stock (other than shares of Common Stock held by the Company, Holdings, Acquisition Sub, any of their respective subsidiaries and Dissenting Shares) will evidence only the right to receive the Merger Consideration for each Share represented. In order to receive the Merger Consideration to which a holder of shares of Common Stock will be entitled as a result of the Merger, such holder will be required, following the Effective Time, to surrender his stock certificate(s), together with a duly executed and properly completed letter of transmittal (and any other required documents), to the Paying Agent. SHAREHOLDERS SHOULD SURRENDER CERTIFICATES REPRESENTING SHARES OF COMMON STOCK ONLY WITH A LETTER OF TRANSMITTAL. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. Thereafter, the shareholder will receive as promptly as practicable in exchange therefor the Merger Consideration. No interest will be paid on the cash payable upon the surrender of such certificate(s).

     After the Effective Time there will be no transfers of Common Stock on the stock transfer books of the Company. If, after the Effective Time, certificates theretofore representing shares of Common Stock are presented for transfer, they will be cancelled and exchanged for the Merger Consideration pursuant to the terms of the Merger Agreement.

     No transfer taxes will be payable in connection with any such payment for shares of Common Stock, except that if the check for such payment is to be delivered to a person other than the person in whose name the certificates surrendered are registered, the person requesting delivery of the check must, prior to the delivery thereof, either (a) pay to the Paying Agent any resulting transfer taxes or other taxes or (b) establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     At any time following six months after the Effective Time, Holdings will be entitled to require the Paying Agent to deliver to it or to the Surviving Corporation any funds which have not been disbursed to holders of stock certificates (subject to abandoned property, escheat or other similar laws). If outstanding certificates previously representing shares of Common Stock are not surrendered prior to six months following the Effective Time and the payment of the Merger Consideration has not been claimed by such time, the holders of such certificates will have to look only to the Surviving Corporation for payment of their claim. Notwithstanding the foregoing, neither the Paying Agent nor any party to the Merger Agreement will be liable to any holder of stock certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as otherwise indicated in the immediately preceding paragraph, Holdings will pay all charges and expenses, including those of the Payment Agent, in connection with the exchange of the stock certificates for the Merger Consideration.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the Company, Holdings and Acquisition Sub. The representations and warranties of the Company relate to (i) corporate organization and qualification, (ii) capitalization, (iii) the authorization, execution, delivery and enforceability of the Merger Agreement, (iv) consents and approvals under certain agreements and no violations, (v) licenses necessary for business, (vi) SEC documents and other reports, (vii) information supplied, (viii) absence of certain changes or events, (ix) liabilities, (x) absence of litigation, (xi) labor matters, (xii) employee arrangements and benefit plans, (xiii) payment of taxes and certain other tax matters, (xiv) ownership and rights to use intellectual property, (xv) compliance with environmental laws, (xvi) transactions with affiliates, (xvii) opinions of financial advisors, (xviii) brokers, (xix) material agreements, (xx) compliance with applicable law, and (xxi) tangible property. The representations and warranties of Holdings and Acquisition Sub relate to: (i) corporate organization and qualification, (ii) authority relative to agreements, (iii) consents and approvals and no violations, (iv) information supplied, (v) financing, (vi) brokers, (vii) FCC Licenses, (viii) the FCC Application, (ix) ownership and operations of Holdings and Acquisition Sub, and (x) "attributable interests" and "meaningful relationships" under FCC rules of affiliates of Holdings and Acquisition Sub.

     Certain representations and warranties require that certain conditions or events not have a "Material Adverse Effect" on the Company. As defined in the Merger Agreement, a "Material Adverse Effect" means any event, change or effect that, individually or together with all other events, changes or effects, is materially adverse to the properties, business, financial condition or results of operations of the Company and its subsidiaries taken as a whole (other than changes in general economic conditions or in economic conditions generally affecting the television broadcasting industry); provided that Holdings, Acquisition Sub and the Company have agreed that for purposes of the Merger Agreement, (i) (provided that the Company has complied with its obligations to use reasonable best efforts to obtain necessary regulatory approvals and consents) any modification of, or any payments made or other arrangements entered into, in connection with obtaining any consent to the transactions contemplated by the Merger Agreement under any Material Contract (as defined therein), (ii) (subject to the closing condition relating to LMAs) any modification or termination of any LMA Agreement to comply with any FCC rule making proceeding or other action and (iii) any suit, action, claim or proceeding of any kind brought by or on behalf of any shareholder of the Company relating to any of the transactions contemplated by the Merger Agreement, the PMVG Agreement, the Shareholder Agreements or the WOOD-TV Asset Purchase Agreement, in each case shall not be taken into account in determining whether there has been or may be a Material Adverse Effect.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Company has agreed to conduct its business in the ordinary course prior to the Effective Time, to use its reasonable best efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relationships. The Company has also agreed neither it nor any of its subsidiaries shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Holdings (which may not be unreasonably delayed or withheld):

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except dividends and distributions by a wholly owned subsidiary of the Company to its parent),
     (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with its employee stock purchase plan consistent with past practice);

          (b) except as permitted under existing benefit plans or employment arrangements in effect on the date of the Merger Agreement and consistent with past practice, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than sales of capital stock of any wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

          (c) except to the extent required under existing benefit plans or employment arrangements as in effect on the date of the Merger Agreement,
     (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except for periodic increases in salary or wages of officers or employees of the Company or its subsidiaries in the ordinary course of business consistent with past practice, or (ii) grant any severance or termination pay not currently required to be paid under existing benefit plans other than in the ordinary course of business consistent with past practice, or (iii) enter into any employment arrangement or similar agreement or arrangement with any present or former director level or other equivalent or more senior officer or employee, or, other than in the ordinary course of business, any other employee of the Company or any of its subsidiaries, or (iv) establish, adopt, enter into or amend in any material respect or terminate any benefit plan or employment arrangement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; this subsection
     (c) shall not apply to (A) any employment or consulting arrangement providing for annual compensation (excluding benefits) of $200,000 or less which is entered into in the ordinary course of business or (B) any renewal of any existing employment or consulting arrangement that provides for an increase in annual compensation (excluding benefits) of 10% or less than the immediately preceding year or (C) any amendment or termination of the stock incentive plans necessary or desirable to effectuate the provisions of the Merger Agreement relating to the treatment of employee options;

          (d) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any significant subsidiary of the Company;

          (e) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole;

          (f) sell, lease, dispose of, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except (i) in the ordinary course of business, and (ii) in connection with capital expenditures permitted to be expended by the Company pursuant to clause (h) below;

          (g) (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than guarantees by the Company in favor of any of its wholly owned subsidiaries or by any of its subsidiaries in favor of the Company), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business under existing lines of credit, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

          (h) authorize or expend funds for capital expenditures other than in accordance with the Company's current capital expenditure plans and budgets (which plans and budgets were disclosed in writing to Holdings on or prior to the date of the Merger Agreement);

          (i) enter into, amend in any material respect, terminate, rescind, waive in any material respect or release any of the terms or provisions of any (i) material contract or (ii) any other agreement which is material to the business of the Company and its subsidiaries taken as a whole other than in the ordinary course of business, in each case other than (A) any modification in compliance with the terms of the Merger Agreement, (B) any modification or termination of an LMA agreement to comply with any FCC rule making proceeding or other action, (C) any programming agreement entered into after the date of the Merger Agreement in the ordinary course of business and which provides for annual payments by a broadcast television station owned by the Company or a subsidiary of the Company of $400,000 or less and has a term of 2 years or less and (D) any modification of the PMVG Agreement approved by the Independent Directors;

          (j) knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

          (k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (l) recognize any labor union (unless legally required to do so) or enter into or materially amend any collective bargaining agreement;

          (m) except as may be required as a result of a change in law or in generally accepted accounting principles, make any material change in its method of accounting;

          (n) revalue in any material respect any of its material assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business or as required by generally accepted accounting principles;

          (o) except to the extent required by law, make or revoke any tax election or settle or compromise any tax liability that is, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

          (p) except for claims covered by insurance, settle or compromise any litigation in which the Company or any subsidiary is a defendant (whether or not commenced prior to the date of the Merger Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $500,000 and in the aggregate in an amount in excess of $1,000,000, or settle or compromise any pending or threatened suit, action or claim which would prevent or materially delay the ability of the Company to consummate the transactions contemplated by the Merger Agreement;

          (q) pay any liabilities or obligations (absolute, accrued, asserted, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice, any payment for the prepaid insurance and indemnification policy referred to in the Merger

     Agreement and any payment of expenses arising in connection with the transactions contemplated hereby;

          (r) knowingly violate or fail to perform any material obligation under the consulting agreement with WOOD-TV, Grand Rapids, Michigan; and

          (s) take, propose to take, or agree in writing or otherwise to take, any of the foregoing actions.

     In addition to the foregoing, pursuant to the terms of the Merger Agreement, if Holdings so requests in writing (the "Venture Notice") prior to the fifteenth (15th) business day following the date on which FCC approval of the FCC application with respect to the transfer of the FCC Licenses of television station KXAS-TV to an entity controlled by NBC shall have become final, then the Company, without the payment of any additional Merger Consideration, has agreed to take all actions necessary or reasonably advisable, including, without limitation, executing and performing its obligations under the definitive documentation which shall be in form and substance reasonably satisfactory to the Company, to implement prior to the Effective Time (i) a television station joint venture (the "Venture") involving the Company's television station KXAS-TV, Dallas, Texas and NBC's television station KNSD-TV, San Diego, California and (ii) the financing thereof, in each case in the manner described in the HM/NBC Letter Agreement. The Company has agreed to cooperate with Holdings in filing all materials necessary to obtain FCC approval in connection with the Venture, whether or not the Venture Notice has been delivered to the Company. The obligation of the Company to execute the definitive documentation relating to the Venture is expressly conditioned upon there being included in such documentation: (a) an indemnity substantially in the form previously agreed to by the Company and (b) an agreement setting forth the mechanism for the unwinding of the Venture in the event the Merger does not become effective within 24 hours after the assets are transferred to the Venture. The Company has also agreed to waive certain conditions to the closing of the Merger relating to FCC approval of the transfer of the FCC licenses for KXAS-TV if requested to do so by Holdings. If certain transactions described in the HM/NBC Letter Agreement have not occurred on or prior to May 1, 1998, then the Company's obligations to take actions with respect to the Venture thereafter terminate.

     Under the Merger Agreement, any actions taken by the Company to implement the Venture pursuant to, and consistent with, its obligations described above (and the results thereof) shall not (i) constitute a breach of any representation, warranty or covenant under the Merger Agreement, (ii) be taken into account in determining whether there has been or may be a Material Adverse Effect on the Company and (iii) in any respect be the basis for Holdings or Acquisition Sub having the right to terminate the Merger Agreement.

CONDITIONS TO THE MERGER

     The respective obligations of Holdings, Acquisition Sub and the Company to effect the Merger are subject to the following conditions:

          (i) the approval of the Merger and the Merger Agreement by the Required Vote;

          (ii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements pursuant to the HSR Act shall have been placed on the Company, Holdings, Acquisition Sub or the Surviving Corporation in connection therewith;

          (iii) the FCC shall have approved the FCC Application and such approval shall have become final (which for purposes of the Merger Agreement shall be deemed to have occurred if the FCC has taken action (i) approving the transfer of the FCC Licenses for the ownership and operation of the Company Stations pursuant to the Merger and (ii) if Holdings has delivered the Venture Notice, approving the transfer of the FCC Licenses for the ownership and operation of television station KXAS-TV as contemplated by the HM/NBC Letter Agreement, which in the case of each such approval has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for reconsideration or appeal or sua sponte action of the FCC with comparable effect is pending and as to which the time for filing any such request, petition or appeal or for the taking of any such sua sponte action by the FCC has expired, provided, that the requirement that such FCC approval must be final may be (A) waived in writing by Holdings or (B) waived in writing by the Company with respect to the transfer of the FCC Licenses pertaining to television station KXAS-TV (which waiver may only be effected if requested by Holdings pursuant to the Merger Agreement); and, provided further, that the requirement that final FCC approval with respect to the transfer of the FCC Licenses for the ownership and operation of television station KXAS-TV by an entity controlled by NBC shall not be a closing condition if such final approval shall not have been obtained by May 1,
     1998); provided, that such approval may be subject to Holdings (or its affiliates) or the Surviving Corporation making certain Divestitures (as defined under "The Merger Agreement -- Reasonable Best Efforts") or to changes being made in the terms and conditions of any contracts to which the Company is a party; and

          (iv) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect nor shall any proceeding by any court or governmental authority be pending, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     The obligations of Holdings and Acquisition Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by
Holdings:

          (i) the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such breaches that would not, individually or in the aggregate with any other breaches on the part of the Company, reasonably be expected to have a Material Adverse Effect on the Company, and Holdings shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect;

          (ii) the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and Holdings shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect;

          (iii) Holdings shall have received the debt and equity financing for the transactions contemplated by the Merger Agreement on terms substantially as outlined in the Commitment Letters or the Alternative Commitments as described under "-- Financing";

          (iv) the Company shall have obtained the consent or approval of each person (other than any Governmental Entity) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Material Contract (as defined in the Merger Agreement);

          (v) there shall not have been any material modification or termination of any LMA Agreement which individually or in the aggregate would reasonably be expected to have a materially adverse economic effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole or a denial by the FCC of any of the waiver requests set forth in the FCC Application (provided that Holdings has made and/or agreed to make any necessary Divestitures required by the Merger Agreement), in each case other than as directed by the FCC under Current FCC Policy. The FCC shall be deemed to have acted under Current FCC Policy except to the extent that its action is the result of (i) legislative change enacted after the date of the Merger Agreement, (ii) FCC action taken after the date of the Merger Agreement in a rule making proceeding or (iii) application by the FCC Staff of interim decisions, policies or processing guidelines adopted by the FCC Staff with respect to requests for waivers of the duopoly rule, 47 C.F.R. Section 73.3555(b) or the one-to-a-market rule, 47 C.F.R. Section 73.3555(c), or to local marketing agreements, not heretofore applied to transfer applications for stations similarly situated to the stations whose licenses are to be transferred pursuant to the FCC Application;

          (vi) no more than five percent (5%) of the Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares; and

          (vii) all Stock Plans shall have been or will be as of the Effective Time duly cancelled by the Company and each Option and all securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company shall be or will be as of the Effective Time cancelled, exercised or expired, with the effect that, upon consummation of the Merger, Holdings will own 100% of the capital stock and voting securities of the Surviving Corporation on a fully diluted basis.

     The obligation of the Company to consummate the Merger is subject to the satisfaction of the following conditions, unless waived by the Company:

          (i) the representations and warranties of each of Holdings and Acquisition Sub set forth in the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such breaches that would not, individually or in the aggregate with other breaches on the part of Holdings and/or Acquisition Sub, materially adversely affect the ability of Holdings or Acquisition Sub to consummate the transactions contemplated by the Merger Agreement, and the Company shall have received a certificate signed on behalf of each of Holdings and Acquisition Sub by the Chief Executive Officer of each of Holdings and Acquisition Sub to such effect;

          (ii) each of Holdings and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Holdings and Acquisition Sub by the Chief Executive Officer of each of Holdings and Acquisition Sub to such effect; and

          (iii) the Board of Directors of the Company shall have received the Solvency Letter (as defined under "The Merger Agreement -- Solvency Letter") from Holdings.

NO SOLICITATION

     The Company has agreed to direct and use its best efforts to cause the officers, directors, employees, representatives, agents and affiliates of the Company and its subsidiaries to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Transaction Proposal and not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Transaction Proposal or (ii) enter into or participate in any discussions or negotiations regarding any Transaction Proposal; provided, however, that at any time prior to the receipt of the Required Vote the Company may, in response to a Transaction Proposal which was not solicited subsequent to the date of the Merger Agreement, (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement (unless the Company also agrees to amend the Confidentiality Agreement in the same manner); provided that standstill provisions need not be included and (y) enter into or participate in discussions, investigations and/or negotiations regarding such Transaction Proposal. The Company has also agreed that it shall promptly give notice to Holdings of the names of the person or persons with respect to which it takes any action pursuant to subclauses (x) or (y) of the preceding sentence and a general description of the actions taken.

     In addition, the Board of Directors of the Company may not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Holdings, the approval or recommendation by such Board of Directors of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Transaction Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Transaction Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that it has received a Superior Proposal, the Board of Directors of the Company may, prior to the receipt of the Required Vote, withdraw or modify its approval or recommendation of the Merger and the Merger Agreement, approve or recommend a Superior Proposal (as defined below) or terminate the Merger Agreement, but in each case, only at a time that is at least five business days after Holdings's receipt of written notice advising Holdings that the Board of Directors of the Company has received a Transaction Proposal that may constitute a Superior

Proposal, specifying the material terms and conditions of such Superior Proposal and the names of the person or persons making such Superior Proposal.

     The term "Transaction Proposal" is defined in the Merger Agreement to mean any bona fide inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of more than 50% of the aggregate assets of the Company and its subsidiaries, taken as a whole, or more than 50% of the voting power of the shares of Common Stock then outstanding or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by the Merger Agreement.

     The term "Superior Proposal" is defined in the Merger Agreement to mean any proposal determined by the Board of Directors of the Company in good faith, after consultation with outside counsel, to be a bona fide proposal and made by a third party on or after October 22, 1997 (other than AT&T) to acquire, directly or indirectly, for consideration consisting of cash, property and/or securities, more than 50% of the voting power of the shares of Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, after consultation with outside counsel and with a financial advisor of nationally recognized reputation (such as Wasserstein Perella and Morgan Stanley), to be more favorable to the Company's shareholders (taking into account all factors relating to such proposal deemed relevant by the Board of Directors of the Company, including, without limitation, the financing of such proposal, any regulatory issues related thereto and all other conditions to closing) than the Merger after giving effect to the Merger Agreement Amendment.

REASONABLE BEST EFFORTS

     Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties thereto has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including (i) the obtaining of all necessary actions, waivers, consents, licenses and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities) and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or license from, or to avoid an action or proceeding by, any governmental entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (and in furtherance thereof the Company, with the consent of Holdings (which consent may not be unreasonably withheld), may make and commit to make payments to third parties and enter into or modify agreements), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement, or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed and
(iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, the Merger Agreement. Each of the parties to the Merger Agreement, to the extent applicable, has further agreed (i) to file (and, in the case of Holdings to cause its affiliates to file) contemporaneously with the filing of the FCC Application any requests for temporary or permanent waivers of applicable FCC rules and regulations or rules and regulations of other governmental entities and in furtherance of those waiver requests to pledge to hold separate, to place in trust and/or to divest any of the businesses, product lines or assets of (A) the Company or any of its subsidiaries at any time after the Effective Time or
(B) Holdings or any of its affiliates at any time prior to, on or after the Effective Time, in each case as may be required under Current FCC Policy to obtain approval of the FCC Application (collectively, "Divestitures") in order to permit consummation of the Merger and the other transactions contemplated by the Merger Agreement prior to the Termination Date and (ii) to expeditiously prosecute such waiver requests and to diligently submit any additional information or amendments for which the FCC or any other relevant governmental entity may ask with respect to such waiver requests. Holdings has further covenanted that, prior to the Effective Time, neither it nor any of its affiliates shall acquire any new or increased "attributable interest" or "meaningful relationship", each as defined in the FCC rules, in any media property ("Further Media Interest"), which Further Media Interest could not be held in common control with any Company station by the Surviving Corporation following the Effective Time (including by virtue of the FCC's multiple ownership limits), without the prior written consent of the Company.

SOLVENCY LETTER

     Holdings has agreed to use all reasonable efforts to deliver to the Board of Directors of the Company a letter (the "Solvency Letter") from an independent third party selected by the Board of Directors and reasonably satisfactory to Holdings (the "Appraiser") attesting that, immediately after the Effective Time, the Surviving Corporation: (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) will have adequate capital with which to engage in its business and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured, based upon the proposed financing structure for the Merger and certain other financial information to be provided to the Appraiser by Holdings and the Company and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and the financing relating thereto. Subject to the foregoing, the Solvency Letter shall be in form and substance reasonably satisfactory to the Board of Directors of the Company. Except with the prior written consent of the Company's Board of Directors, Holdings will not consummate the Merger unless and until such Board of Directors shall have received the Solvency Letter.

FINANCING

     Concurrently with the execution of the Merger Agreement Amendment, Holdings delivered to the Company copies of: (i) a binding commitment letter from Fund III to provide equity financing in an amount not less than $835 million to provide Holdings and Acquisition Sub a portion of the funds necessary to consummate the transactions contemplated by the Merger Agreement and (ii) binding commitment letters from The Chase Manhattan Bank and Chase Securities Inc. to provide debt financing in an amount not less than $1.255 billion in the aggregate to provide Holdings and Acquisition Sub all remaining funds necessary to consummate the transactions contemplated by the Merger Agreement (collectively, the "Commitment Letters").

     Funding under the Commitment Letters is subject to the satisfaction or waiver of a number of material conditions, including: (i) there being no material adverse change in the consolidated financial condition of the Company (other than changes in general economic conditions or in economic conditions generally affecting the television broadcasting industry), (ii) confirmation of the status of certain network affiliation agreements and local marketing agreements and (iii) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that could materially impair the syndication of the debt financing. The funding is also subject to other customary conditions.

     Notwithstanding the foregoing, if Holdings delivers the Venture Notice, Holdings and Acquisition Sub shall deliver concurrently therewith alternative binding commitment letters (the "Alternative Commitments") to the Company (i) to provide equity financing from Fund III in an amount not less than $750 million,
(ii) to provide debt financing from Chase Manhattan Bank and/or Chase Securities Inc., in an amount not less than $520 million in the aggregate and (iii) to provide debt financing from General Electric Capital Corporation or one of its affiliates in an amount not less than $815.5 million.

     Holdings has agreed to promptly notify the Company if at any time prior to the Closing Date it no longer believes in good faith that it will be able to obtain any of the financing substantially on the terms described in the Commitment Letters and the Alternative Commitments. In addition, Holdings has agreed to confirm in writing to the Company from time to time upon request that Holdings believes in good faith that it will be able to obtain financing substantially on the terms described in the Commitment Letters and the Alternative Commitments.

TERMINATION

  Termination by Mutual Consent

     The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Holdings, Acquisition Sub and the Company or by either Holdings or the Company if:

          (i) if any permanent injunction or other order, decree, ruling or action by any governmental entity preventing the consummation of the Merger shall have become final and nonappealable; provided that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or other order, decree, ruling or action and such failure materially contributed to such imposition,

          (ii) if (other than due to the willful failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed at or prior to the Effective Time) the Merger shall not have been consummated on or prior to the Termination Date; provided that such right of termination shall not be available to Holdings if Holdings (or its affiliates) have not taken necessary action required to be taken under the Merger Agreement in order for the FCC Application to be approved, or

          (iii) if the approval of the shareholders of the Company of the Merger Agreement and the Merger required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Vote at a duly held meeting of shareholders or at any adjournment thereof (the "No-Vote Trigger Event").

  Termination by Holdings

     The Merger Agreement may be terminated at any time prior to the Effective Time by Holdings upon the occurrence of any one of the events described below:

          (i) so long as neither Holdings nor Sub is then in material breach of its obligations under the Merger Agreement, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, or if any such representation or warranty of the Company shall have been or become untrue and certain other conditions are satisfied, and such breach or untruth (a) cannot be cured by the Closing Date or (b) has not been cured within 30 days of the date on which the Company receives written notice thereof from Holdings (the "Company Breach Trigger Event"), or

          (ii) if (i) the Board of Directors of the Company (A) shall have withdrawn, modified or changed its approval or recommendation of the Merger Agreement or the Merger in any manner which is adverse to Holdings, (B) shall have approved or have recommended to the shareholders of the Company a Transaction Proposal or (C) shall have resolved to do the foregoing; or
     (ii) the Company shall have wilfully failed to hold the Special Meeting on or prior to January 31, 1998 (the "Delayed Date"); provided that the Delayed Date shall be automatically extended for each day with respect to which the failure to hold the Special Meeting (x) is attributable to a lack of cooperation and assistance by Holdings, Acquisition Sub or their affiliates or (y) is the result of any injunction or similar action or any action of the SEC, in each case preventing or delaying the holding of such meeting.

  Termination by the Company

     The Merger Agreement may be terminated at any time prior to the Effective Time (except as otherwise set forth in (ii) below) by the Company upon the occurrence of any of the events described below:

          (i) so long as the Company is not then in material breach of its obligations under the Merger Agreement, upon a breach of any material representation, warranty, covenant or agreement on the part of Holdings or Sub set forth in the Merger Agreement, or if any such representation or warranty of Holdings or Sub shall have been or become untrue and certain other conditions are satisfied, and such breach or untruth (i) cannot be cured by the Closing Date or (ii) has not been cured within 30 days of the date on which Holdings or Sub receives written notice thereof from the Company,

          (ii) prior to the receipt of the Required Vote if the Board of Directors of the Company determines in good faith to withdraw or modify its approval or recommendation of the Merger or the Merger Agreement or approves or recommends a Superior Proposal; provided, that Holdings receives at least five business days' prior written notice and, during such five business day period, the Company shall, and shall cause its financial and legal advisors to, consider any adjustment in the terms and conditions of the Merger Agreement that Holdings may propose; provided, further, that the Company may not effect such termination pursuant to this provision unless the Company has contemporaneously with such termination tendered payment to Holdings or Holdings's designee of the amounts, if any, that are due to Holdings under the termination provisions of the Merger Agreement;

          (iii) if there is no reasonable possibility that (A) the FCC Application will receive final approval on or prior to the Termination Date or (B) the funding of any of the financing commitments described in the Financing Documents will be available to Holdings or Sub substantially on the terms set forth therein; or

          (iv) (i) if a Solvency Letter reasonably satisfactory to the Company has not been delivered to the Company prior to the Special Meeting or (ii) if Holdings does not confirm in writing to the Company that Holdings believes in good faith that it will be able to obtain financing substantially on the terms set forth in the Financing Documents within five business days of being requested to do so by the Company.

FEES AND EXPENSES

     Except as provided below all fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     The Merger Agreement provides that if the Merger Agreement is terminated pursuant to:

          (i) subsection (ii) under "Termination -- Termination by Holdings", the Company shall pay Holdings $64 million as an alternative transaction fee (the "Termination Fee") plus $10 million dollars as reimbursement of the expenses of Holdings and Acquisition Sub, provided that Holdings will present statements documenting such expenses within five business days of such termination, together with a refund of any amounts which are not supported by such documentation;

          (ii) subsection (ii) under the "Termination -- Termination by the Company", the Company shall pay the Termination Fee upon such termination;

     (iii) the No-Vote Trigger Event, the Company shall reimburse Holdings for its documented out-of-pocket expenses incurred in connection with the transactions contemplated hereby, up to a maximum reimbursement of $10 million, promptly upon presentment of statements documenting such expenses;

          (iv) (1) the No-Vote Trigger Event or (2) the Company Breach Trigger Event as a result of a willful breach of a material representation, warranty or covenant by the Company, and within 320 days thereafter, (A) the Company enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to a Transaction Proposal, or a Transaction Proposal is consummated, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, which in the case of either (A) or (B) above will result in shareholders of the Company becoming entitled to receive upon consummation of such Transaction Proposal or Superior Proposal consideration with a value (determined in good faith by the Board of Directors of the Company) per share of Common Stock greater than the Merger Consideration (with Additional Amounts accruing from the Accretion Start Date through the date of the consummation of such Transaction Proposal or Superior Proposal), then, in the case of either (A) or (B) above, the Company shall pay to Holdings upon the consummation of such Transaction Proposal or Superior

     Proposal the difference between the Termination Fee and the amounts previously paid to Holdings pursuant to the immediately preceding paragraph
     (iii) above.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties thereto in writing at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Stock shall be converted upon consummation of the Merger. At any time prior to the Effective Time, any party to the Merger Agreement, to the extent lawful, may (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained therein.

EMPLOYEE BENEFITS; STOCK PLANS AND STOCK OPTIONS

     Benefit Plans. The Merger Agreement provides that (i) during the period from the Effective Time until January 1, 2000, the Surviving Corporation will maintain wages, compensation levels, employee pension and welfare plans for the benefit of employees and former employees of the Company and its subsidiaries, which in the aggregate are equal or greater than those wages, compensation levels and other benefits provided under the plans and employment arrangements that were in effect on the date the Merger Agreement was entered into, (ii) with respect to any officer or employee who is covered by a severance compensation agreement, employment agreement or other severance policy or plan separate from the standard severance policy for the employees of the Company or any of its subsidiaries, the Surviving Corporation will maintain or cause to be maintained such severance compensation agreement, employment agreement or other separate policy or plan as in effect as of the date the Merger Agreement was entered into (except as may be otherwise agreed by such officer or employee), and as to all other officers and employees, the Surviving Corporation will maintain or cause to be maintained the standard severance policy of the Company and its subsidiaries as in effect as of the date the Merger Agreement was entered into until January 1, 2000, (iii) the Surviving Corporation will honor or cause to be honored all severance agreements and employment agreements with the directors, officers and employees of the Company and its subsidiaries, (iv) the Surviving Corporation will maintain the bonus practices of the Company and its subsidiaries, as in effect on the date the Merger Agreement was entered into, through the end of the 1998 fiscal year, with bonuses to be paid to the employee participating thereunder at levels consistent with past practice and (v) the Surviving Corporation will (A) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company or any of its subsidiaries under any welfare plan that such employees may be eligible to participate in after the Effective Time, and (B) provide each employee of the Company and its subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     Stock Options. The Merger Agreement provides that prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) will adopt appropriate resolutions and take all other actions reasonably necessary to (i) provide for the cancellation, effective at the Effective Time, of all the outstanding stock options, stock appreciation rights, limited stock appreciation rights and performance units (the "Options") theretofore granted under any stock option, performance unit or similar plan of the Company (the "Stock Plans"). Each Option outstanding under any of the Company's Stock Option Plans, whether or not then vested or exercisable, shall no longer be exercisable but shall entitle each holder thereof (subject to applicable withholding taxes), in cancellation and settlement therefor, to a cash payment at the Effective Time equal to (x) the excess, if any, of the Merger Consideration over the exercise price of each Option held by the holder, whether or not then vested or exercisable, multiplied by (y) the number of shares of Common Stock subject to such Option.

                                OTHER AGREEMENTS

     The descriptions of the following agreements, while providing a summary of the material terms thereof, do not purport to be complete and are qualified in their entirety by reference to such agreements. The AT&T Voting Agreement and the Cook Inlet Voting Agreement are attached to this Proxy Statement as Annexes E and F, respectively. The Termination Agreement, the PMVG Amendment and the WOOD-TV Asset Purchase Agreement were filed as exhibits to the Company's Current Report on Form 8-K/A, dated August 13, 1997.

SHAREHOLDERS AGREEMENTS

     AT&T Voting Agreement. Concurrently with the execution of the Original Merger Agreement, Holdings, Acquisition Sub, AT&T and the Company entered into the AT&T Voting Agreement pursuant to which AT&T agreed to vote the AT&T Shares in favor of the approval and adoption of the Merger Agreement if the holders of a majority of the Public Shares represented in person or by proxy at a meeting at which holders of a majority of the Public Shares are present vote in favor of the approval and adoption of the Merger Agreement. Further, AT&T has agreed not to sell or otherwise transfer the AT&T Shares until the earlier of the Effective Time or the termination of the Merger Agreement. AT&T owned 13,494,750 shares of Common Stock as of the Record Date (or approximately 45% of the outstanding shares as of such date).

     Other than the Merger and the transactions contemplated by the Merger Agreement, AT&T has agreed to vote the AT&T Shares against (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries, (ii) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries, (iii) any change in a majority of the persons who constitute the board of directors of the Company, (iv) any change in the capitalization of the Company, (v) any other action involving the Company which could delay or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement.

     The AT&T Voting Agreement terminates upon the earlier of the consummation of the Merger and the termination of the Merger Agreement in accordance with its terms by Holdings or the Company. Therefore, if the Company terminates the Merger Agreement to accept a Superior Proposal, AT&T would then be able to vote in favor of such Superior Proposal.

     Notwithstanding anything in the AT&T Voting Agreement to the contrary, the covenants and agreements set forth therein shall not prevent any of the AT&T Board Nominees from taking any action, subject to applicable provisions of the Merger Agreement, while acting in such Board member's capacity as a director of the Company.

     AT&T reaffirmed the AT&T Voting Agreement as of the date of the Merger Agreement Amendment.

     Cook Inlet Voting Agreement. Concurrently with the execution of the Original Merger Agreement, Holdings, Acquisition Sub, Cook Inlet and the Company entered into the Cook Inlet Voting Agreement pursuant to which Cook Inlet has agreed to vote all of the shares of Common Stock its holds of record or beneficially owns at the Special Meeting in favor of the approval and adoption of the Merger Agreement. Cook Inlet owned 1,608,975 shares of Common Stock as of the Record Date (or approximately 5% of the outstanding shares as of such date). The Cook Inlet Voting Agreement does not restrict Cook Inlet's ability to dispose of shares of Common Stock prior to the Special Meeting.

     Other than the Merger and the transactions contemplated by the Merger Agreement, Cook Inlet has agreed to vote all of its shares of Common Stock against (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries, (ii) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries, (iii) any change in a majority of the persons who constitute the board of directors of the Company, (iv) any change in the capitalization of the Company, (v) any other action involving the Company which could delay or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement.

     The Cook Inlet Voting Agreement terminates upon the earlier of the consummation of the Merger and the termination of the Merger Agreement in accordance with its terms by Holdings or the Company. Therefore, if the Company terminates the Merger Agreement to accept a Superior Proposal, Cook Inlet would then be able to vote in favor of such Superior Proposal.

     Notwithstanding anything in the Cook Inlet Voting Agreement to the contrary, the covenants and agreements set forth therein shall not prevent the designee of Cook Inlet who serves on the Company's Board of Directors from taking any action, subject to applicable provisions of the Merger Agreement, while acting in such designee's capacity as a director of the Company.

     Termination Agreement. In connection with the Spin-Off, the Company, the predecessor of AT&T Wireless and Cook Inlet entered into the AT&T/Cook Inlet Shareholders Agreement, which, among other things, governed the nominations of, voting for and removal of members of the Company's Board of Directors. Pursuant to the AT&T/Cook Inlet Shareholders Agreement, AT&T agreed to vote its shares of Common Stock in favor of a Cook Inlet nominee and Cook Inlet agreed to vote its shares of Common Stock in favor or six AT&T nominees for election to the Company's Board of Directors. Concurrently with the execution of the Original Merger Agreement, the AT&T/Cook Inlet Shareholders Agreement was terminated by the parties thereto pursuant to the Termination Agreement.

AMENDMENT TO THE TELEVISION PRIVATE MARKET VALUE GUARANTEE

     In connection with the Spin-Off, the Company entered into the PMVG Agreement with the predecessor to AT&T Wireless for the purpose of continuing the protections to the holders of shares of Common Stock other than AT&T Corp., its affiliates and any member of any group (as used in Schedule 13D under the Exchange Act) of which AT&T Corp. or its affiliates are members with respect to securities of the Company (the "PMVG Public Shares") that previously had been provided to such persons under a similar arrangement relating to LIN Broadcasting. Contemporaneously with the execution of the Original Merger Agreement, AT&T Wireless and the Company entered into an amendment to the PMVG Agreement (the "PMVG Amendment"). The PMVG Agreement and the PMVG Amendment are described below.

     At the time the PMVG Agreement was entered into, three members of the Board of Directors of the Company were designated to serve as independent directors (the "Independent Directors"). Thereafter, under the PMVG Agreement, the Independent Directors to be elected at each annual meeting of the Company's shareholders are to be nominated under the PMVG Agreement by the then-current Independent Directors and elected by the affirmative vote of the holders of at least a majority of the PMVG Public Shares present and entitled to vote at any meeting at which the holders of a majority of the PMVG Public Shares are present. Independent Directors are subject to removal only for cause, and only if a majority of the Independent Directors approve such removal or if such removal is approved by the affirmative vote of the holders of a majority of the PMVG Public Shares without any solicitation of votes by AT&T Wireless. At all times since the Spin-Off, William G. Herbster, Wilma H. Jordan and Richard W. Kislik have served as the Independent Directors under the PMVG Agreement.

     Pursuant to the PMVG Agreement, on or about January 1, 1998 (the "Initiation Date"), the Independent Directors were to designate an investment banking firm of recognized national standing and AT&T Wireless was to designate an investment banking firm of recognized national standing, in each case to determine the private market value per share of the Common Stock. Private market value per share is the private price per share of Common Stock ("Private Market Price") (including control premium) that an unrelated third party would pay if it were to acquire all the outstanding Common Stock of the Company (including the Common Stock held by AT&T Wireless and its affiliates) in an arm's-length transaction, assuming that the Company was being sold in a manner designated to attract all possible participants and to maximize shareholder value, including, if necessary, through the sale or other disposition (including tax-free spin-offs, if possible) of businesses prohibited by legal restrictions to be owned by a particular buyer or class of buyers.

     Once the Private Market Price was determined pursuant to the procedures provided for in the PMVG Agreement, AT&T Wireless would have had 45 days to decide whether it intended to proceed with an acquisition of all the PMVG Public Shares (a "Transaction") at that price. If AT&T Wireless had decided to proceed with a Transaction, it could have paid the Private Market Price in cash or any combination of cash, common equity securities and/or nonconvertible senior or subordinated "current cash pay" debt securities that the Independent Directors, after consultation with their investment banking firm, believed in good faith would have an aggregate market value of not less than the Private Market Price. If AT&T Wireless had determined to proceed with a Transaction as set forth above, it would have entered into an agreement with the Company (containing customary terms and conditions) and would have caused a meeting of the Company's shareholders to be held as soon as practicable to consider and vote thereon. A Transaction would only be completed if it was approved by the holders of a majority of the PMVG Public Shares.

     If AT&T Wireless had determined not to proceed with a Transaction, or if despite its good-faith efforts a Transaction had not been completed within 12 months following the Initiation Date (or, if a Transaction had been approved by holders of a majority of the PMVG Public Shares and was being pursued in good faith by AT&T Wireless but had not been completed due to regulatory delays or litigation, within 20 months following the Initiation Date), AT&T Wireless would put the Company in its entirety up for sale under the direction of the Independent Directors in a manner intended by the Independent Directors to maximize value for all Common Stock of the Company. The sale procedures would have been set by the Independent Directors and would have included, if necessary to maximize shareholder value, provisions for the sale or other disposition of businesses prohibited by legal restrictions to be owned by any particular buyer or class of buyers. The Independent Directors would have selected from among the proposed transactions the one or more transactions determined by them (including tax-free spin-offs, if possible) as being most likely to maximize value for all Common Stock of the Company and would have caused a meeting of the Company's shareholders to be held as soon as practicable to consider and vote thereon. AT&T Wireless would have been required to fully cooperate in the sale process set forth in the PMVG Agreement and, if one or more of the transactions so selected by the Independent Directors were approved by holders of a majority of the PMVG Public Shares, would cause all Common Stock of the Company owned by its affiliates to be voted in favor thereof. Any sale of the Company would have been subject to receipt of FCC and other necessary regulatory approvals.

     If a Transaction presented for approval at a meeting of the Company's shareholders as contemplated above failed to receive the requisite approval by holders of a majority of the PMVG Public Shares, AT&T Wireless would have had no further rights or obligations to participate in the sale process described in the PMVG Agreement, but the remainder of the PMVG Agreement would have continued to apply to the extent described therein.

     Pursuant to the PMVG Agreement, except as described above, neither AT&T Wireless nor any of its non-Company affiliates is permitted to engage in any material transaction (including, without limitation, agreements that are standard in the industry) with the Company or any of its subsidiaries (other than proportionately as a shareholder of the Company) unless such transaction has been approved by a majority of the Independent Directors. See "-- WOOD-TV Asset Purchase Agreement". Except as permitted above, neither AT&T Wireless nor any of its non-Company affiliates may purchase additional shares of Common Stock if, after such purchase, AT&T Wireless and such affiliates would beneficially own in the aggregate more than 75% of the outstanding Common Stock. In addition, except as described above, neither AT&T Wireless nor any of its non-Company affiliates may engage in a merger or consolidation with the Company, or purchase all or substantially all of the Company's assets, unless the transaction is approved not only by a majority of the Independent Directors but also by the holders of a majority of the PMVG Public Shares.

     Pursuant to the PMVG Agreement, no transaction can be undertaken, and the Company will not take any action, whether or not approved by a majority of the Board, if the Independent Directors determine in their good-faith judgment by unanimous vote that such transaction or action would likely depress the value of the Company on the Initiation Date. In addition, the Company cannot acquire or dispose of any business, whether or not approved by a majority of the Board, if the Independent Directors determine in their good-faith judgment by unanimous vote that such acquisition or disposition is not in the Company's best interest.

     Except pursuant to a sale of the Company as described above, neither AT&T Wireless nor any of its non-Company affiliates may sell more than 25% of the outstanding Common Stock to a third party or group unless that third party or group agrees in writing to be bound by the provisions set forth in the PMVG Agreement to the same extent as AT&T Wireless is bound.

     Under the PMVG Agreement, there was no assurance that AT&T Wireless would have agreed to purchase the PMVG Public Shares at private market value. Furthermore, if AT&T Wireless had not offered or agreed to purchase the PMVG Public Shares, there was no assurance that the Company would successfully have been sold in its entirety or, if it was sold, that the price obtained would be favorable. The PMVG Agreement did not prohibit AT&T Wireless from selling its shares of Common Stock in the open market nor from selling equity interests in the Company in connection with a sale of the entire Company to an unaffiliated party. The PMVG Agreement permitted a sale of the Company to an acquiror (other than AT&T Wireless or its affiliates) prior to the initiation of the sale process set forth in the PMVG Agreement, and such a sale did not require either the separate approval of the Independent Directors or the holders of a majority of the PMVG Public Shares. The PMVG Agreement remains in effect as long as AT&T Wireless and its non-Company affiliates beneficially own in the aggregate at least 25% of the outstanding shares of Common Stock or AT&T Wireless's designees constitute a majority of the Board.

     On December 9, 1996 AT&T issued a press release and filed an amended
Schedule 13D stating that it intended to review its investment in the Company and to evaluate alternatives which could result in the disposition, either through private or public sales, of some or all of the shares of Common Stock held it. In connection with the discussions with the Board of Directors regarding the proposed Merger, AT&T indicated that if the discussions produced an acceptable sale alternative, it would not be a buyer of the Common Stock held by the public.

     In light of the foregoing and the transactions contemplated by the Merger Agreement, the Independent Directors determined that it would be advisable to amend the provisions of the PMVG Agreement as provided in the PMVG Amendment to allow the shareholders of the Company the opportunity to consider and receive the benefits of the Merger.

     Under the terms of the PMVG Amendment, AT&T has relinquished its rights relating to the purchase of the approximately 55% of the Company it currently does not own, the requirement that appraisers be appointed has been eliminated and the commencement date of any sale process under the PMVG Agreement has been deferred and will only occur if the Merger does not occur.

     At the special meeting of the Board of Directors held on August 11 and 12, 1997, Wasserstein Perella delivered its oral opinion to the Independent Directors (subsequently confirmed in writing) that the PMVG Amendment was not materially adverse to the holders of the PMVG Public Shares from a financial point of view. At such meeting, the PMVG Amendment was unanimously approved by the Independent Directors. See "The Merger -- Background of the Merger" and
"-- Opinions of Financial Advisors -- Opinions of Wasserstein
Perella -- Supplemental Opinions".

     The PMVG Amendment is not subject to the approval of the shareholders of the Company.

WOOD-TV ASSET PURCHASE AGREEMENT

     While the Company was a subsidiary of LIN Broadcasting, the Company's commercial television broadcast assets included, among other things, the assets comprising broadcast television station WOOD-TV (Grand Rapids, MI) and certain local marketing agreement rights and other auxiliary facilities related thereto as well as an option to acquire broadcast television station WOTV(TV) (collectively, "WOOD-TV").

     On December 28, 1994, the Company became an independent publicly-traded entity through the Spin-Off. WOOD-TV was not included as part of the Company in the Spin-Off and ownership of WOOD-TV was retained by LIN Broadcasting, a subsidiary of AT&T Corp.

     In connection with the Spin-Off, the Company entered into a consulting agreement dated as of December 28, 1994 (the "Consulting Agreement"), pursuant to which the Company agreed to provide management and operations consulting for WOOD-TV. In addition, the Company and LIN Broadcasting entered into a Right of First Refusal Agreement dated as of December 28, 1994, pursuant to which the Company would have the right to review any offers to purchase assets associated with WOOD-TV and have the right to purchase such assets for cash at the offered price.

     In early 1997, the Company began discussions with AT&T concerning the purchase of WOOD-TV by the Company from the WOOD-TV Sellers (who are all direct or indirect subsidiaries of AT&T). Thereafter, the management of the Company and AT&T reached a tentative oral agreement whereby the Company would purchase WOOD-TV for $122.5 million, subject to further negotiation of other terms and conditions and to Board approval. Over the next several weeks the management of the Company and AT&T engaged in a series of informal negotiations regarding these terms and conditions and a draft asset purchase agreement was prepared.

     Before a final agreement between the Company and AT&T could be reached, Hicks Muse began the preliminary negotiations with the Company and AT&T which culminated in the execution of the Merger Agreement. During these negotiations, due to AT&T's intention to enter into an agreement to sell WOOD-TV at the same time a definitive merger agreement was executed, Hicks Muse proposed that simultaneously with the execution of the Merger Agreement, the Company waive its right of first refusal in order to allow Hicks Muse to purchase WOOD-TV from AT&T for the price at which AT&T and management of the Company had previously reached preliminary agreement.

     The Company was unwilling to waive its right of first refusal prior to the consummation of the Merger and therefore proposed an arrangement whereby Hicks Muse would purchase WOOD-TV if the Merger occurs and the Company would purchase WOOD-TV if the Merger does not occur. AT&T and Hicks Muse agreed to this proposal and its terms were incorporated into the WOOD-TV Asset Purchase Agreement which was negotiated on an arm's-length basis among the parties.

     Pursuant to the WOOD-TV Asset Purchase Agreement, if the Merger Agreement is not terminated prior to the Effective Time, Holdings will purchase WOOD-TV from AT&T for a net purchase price of $122.5 million plus (i) an additional amount equal to $125.5 million multiplied by a fraction (A) the numerator of which will be equal to 8% multiplied by the number of days from and including January 1, 1998, to but excluding the date on which the closing of the purchase of WOOD-TV occurs, and (B) the denominator of which shall be 365, (ii) a reimbursement for any cash contributed to WOOD-TV subsequent to January 1, 1998 (which cash shall be in excess of the $3 million to be transferred with WOOD-TV under the WOOD-TV Asset Purchase Agreement), and (iii) a further additional amount equal to 8% per annum on such excess cash from the date of contribution of such excess cash to but excluding the date on which the closing of the purchase of WOOD-TV occurs. Pursuant to the WOOD-TV Asset Purchase Agreement, if the Merger Agreement is terminated prior to the Effective Time, the Company will purchase WOOD-TV from AT&T for a net purchase price of $122.5 million plus (i) an additional amount equal to $125.5 million multiplied by a fraction (A) the numerator of which shall be equal to 8% multiplied by the number of days from and including March 1, 1998, to but excluding the date on which the closing of the purchase of WOOD-TV occurs, and (B) the denominator of which shall be 365,
(ii) a reimbursement for cash contributed to WOOD-TV subsequent to March 1, 1998 (which cash shall be in excess of the $3 million to be transferred with WOOD-TV under the WOOD-TV Asset Purchase Agreement) and (iii) a further additional amount equal to 8% per annum on such excess cash from the date of contribution of such excess cash to but excluding the date on which the closing of the purchase of WOOD-TV occurs.

     Because the purchase of WOOD-TV cannot occur until after the consummation of the Merger or the termination of the Merger Agreement, contemporaneously with the execution of the WOOD-TV Asset Purchase Agreement, the Company extended the Consulting Agreement (at an increased consulting fee) through June 28, 1998.

     Under the PMVG Agreement, the transactions between the Company and AT&T with respect to WOOD-TV required the approval of the Independent Directors in addition to the approval of the Board of Directors. At the special meeting of the Board of Directors held on August 11 and 12, 1997, Wasserstein Perella delivered its oral opinion to the Independent Directors (subsequently confirmed in writing) that the WOOD-TV Asset Purchase Agreement and the transactions contemplated thereby are not likely to depress the value of the Company on the Initiation Date. At such meeting, the WOOD-TV Asset Purchase Agreement was unanimously approved by the Independent Directors. See "The Merger -- Background of the Merger" and "-- Opinions of Financial Advisors -- Opinions of Wasserstein Perella -- Supplemental Opinions".

     The WOOD-TV Asset Purchase Agreement is not subject to the approval of the shareholders of the Company.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     Set forth below is selected consolidated financial and operating data of the Company as of and for each of the five years in the period ended December 31, 1996 and as of and for the nine month periods ended September 30, 1997 and September 30, 1996. The data should be read in conjunction with the historical consolidated financial statements of the Company, and the notes thereto. Also set forth below are certain pro forma operating data for the years ended December 31, 1995 and 1994. The pro forma financial information is presented as if the Spin-Off (as defined under "The Merger -- Background of the Merger") (which occurred on December 28, 1994) and the acquisitions of WTNH-TV (New Haven/Hartford, CT) and WIVB-TV (Buffalo, NY) (which occurred on December 28, 1994 and October 2, 1995, respectively) had taken place at January 1, 1994. The pro forma financial presentation gives effect to a full year of operations at stations WTNH-TV and WIVB-TV and includes pro forma adjustments for additional depreciation and amortization of intangibles related to the purchase price allocations, and additional provisions for income taxes related to the adjustments described above, as well as the addition of station WTNH-TV's and WIVB-TV's results of operations. The pro forma information is not necessarily indicative of the results of operations that would have been reported if the Spin-Off and acquisitions had taken place on the dates specified, nor is it indicative of the Company's future operating results. The Company's audited consolidated financial statements are incorporated by reference in this Proxy Statement from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the Company's unaudited consolidated financial statements are incorporated by reference in this Proxy Statement from the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 1997. See "Incorporation of Certain Documents by Reference."

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,
                                               -------------------                   YEAR ENDED DECEMBER 31,
                                                                     -------------------------------------------------------
                                                 1997       1996       1996       1995        1994        1993       1992
                                               --------   --------   --------   ---------   ---------   --------   ---------
                                                   (UNAUDITED)
                                                             (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues.................................. $216,878   $201,895   $273,367   $ 217,247   $ 150,523   $127,541   $ 124,496
Operating income..............................   72,714     66,642     99,160      85,028      64,069     52,251      51,717
Income before extraordinary loss(1)...........   32,622     29,538     46,461      38,030      31,185     22,287      19,150
Net income....................................   32,622     29,538     46,461      38,030      28,260     22,287      19,150
Earnings per share:
Income before extraordinary loss..............     1.07       0.98       1.54        1.28        1.19       0.86        0.74
Net income....................................     1.07       0.98       1.54        1.28        1.08       0.86        0.74
Weighted average shares outstanding(2)........   30,470     30,059     30,120      29,757      26,136     25,816      25,816
BALANCE SHEET DATA:
Cash and cash equivalents..................... $ 25,642   $ 25,930   $ 27,952   $  18,025   $  17,907   $ 19,461   $  17,353
Total assets..................................  585,517    597,007    595,944     587,256     423,964    183,697     179,371
Long-term debt................................  295,000    365,000    350,000     387,000     295,000    176,447     222,088
Total shareholders' equity (deficit)..........  172,941    120,466    138,448      86,434      40,160    (99,115)   (138,736)
Book value per share..........................     5.80       4.06       4.66        2.93        1.38      (3.84)      (5.51)
CASH FLOW DATA:
Net cash provided by operating activities..... $ 61,656   $ 49,139   $ 66,066   $  55,208   $  49,654   $ 46,705   $  43,743
Net cash used in investing activities.........  (10,837)   (22,496)   (23,131)   (126,891)   (142,168)    (6,864)     (3,111)
Net cash (used in) provided by financing
  activities..................................  (53,129)   (18,738)   (33,008)     71,801      90,960    (37,733)    (31,565)
Net (decrease) increase in cash and cash
  equivalents.................................   (2,310)     7,905      9,927         118      (1,554)     2,108       9,067
OTHER DATA:
Broadcast cash flow(3)........................ $102,513   $ 90,686   $130,399   $ 106,749   $  77,203   $ 65,466   $  63,095
PRO FORMA DATA:
Net revenues..................................                                  $ 233,507   $ 208,346
Operating income..............................                                     87,736      78,894
Net income....................................                                     36,780      33,712
Net income per share..........................                                       1.24        1.14
Weighted average shares outstanding(2)........                                     29,757      29,466
OTHER PRO FORMA DATA:
Broadcast cash flow(3)........................                                  $ 113,014   $ 103,284

---------------
Notes to Selected Consolidated Financial and Operating Data:

(1) In 1994, the Company recorded a $4.5 million write-off of unamortized bank fees and expenses related to its previous credit facility. This write-off has been reflected as an extraordinary loss on extinguishment of debt, net of an income tax benefit of $1.6 million, in the Company's financial statements.

(2) Net income per share for all periods is calculated based on the number of shares of common stock outstanding, assuming the shares issued in the Spin-Off were issued on January 1, 1992, and the dilutive effect of common stock equivalents. Pro forma net income per share is calculated based on the number of shares of common stock outstanding, assuming the shares issued in the WTNH-TV acquisition were issued on January 1, 1994, and the dilutive effect of common stock equivalents.

(3) "Broadcast cash flow", which is commonly used as a measure of performance of broadcast companies, is defined as operating income plus corporate expenses, depreciation and amortization, including both tangible and intangible assets and program rights and other non-cash items, less cash payments for program rights. Cash program payments represent cash payments for current program payables, and do not necessarily correspond to program usage. Broadcast cash flow does not purport to represent cash provided by operating activities, as reflected in the Company's consolidated statement of cash flow, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

     The Company's Common Stock is quoted on the NMS under the symbol "LNTV". The following table sets forth, for the quarters indicated, on the high and low sale prices of the Common Stock on the NMS as reported in publishing financial sources. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                                                SALES PRICE
                                                                               --------------
                                    YEAR                                       HIGH       LOW
-----------------------------------------------------------------------------  ----       ---
1995
  First Quarter..............................................................  $33  3/4   $22 1/4
  Second Quarter.............................................................   39  3/4    30 3/4
  Third Quarter..............................................................   39  1/2    29 1/4
  Fourth Quarter.............................................................   33  3/4    27 1/4
1996
  First Quarter..............................................................  $39  3/4   $27 1/4
  Second Quarter.............................................................   37  1/2    30 3/8
  Third Quarter..............................................................   42  1/8    35
  Fourth Quarter.............................................................   44  1/2    37 1/2
1997
  First Quarter..............................................................  $43  7/8   $35 7/8
  Second Quarter.............................................................   44  5/8    36
  Third Quarter..............................................................   49  1/8    43 1/4
  Fourth Quarter (through November 17).......................................   54  1/4    46 /16

     As of November 17, 1997, there were approximately 998 holders of record of the Common Stock (the number of holders does not include the number of shareholders whose shares are held of record by a broker or clearing agency, but does include such a brokerage house or clearing agency as one record holder).

     The Company has never paid cash dividends on the Common Stock. The Company's bank credit facility restricts the Company from paying cash dividends to its shareholders. There are also restrictions on the ability of the Company's operating subsidiaries to pay dividends to the Company. The Company does not anticipate that any cash dividends will be paid on the Common Stock in the foreseeable future if, for any reason, the Merger is not consummated.

                         OWNERSHIP OF VOTING SECURITIES

     The following table sets forth, as of November 17, 1997, information with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each of the Chief Executive Officer and the four other most highly compensated executive officers of the Company and (iv) all directors and executive officers of the Company as a group. Addresses are only given for holders of 5% or more of the outstanding shares of Common Stock. Unless otherwise indicated, each person or group has sole voting and investment power with respect to such Shares. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any Shares which such person or group has the right to acquire (including pursuant to exercisable options or options which become exercisable) within 60 days of November 17, 1997. For purposes of computing the percent of outstanding Shares held by each person or group named below as of a given date, any Shares which such person or group has the right to so acquire are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person or group.

                                                            AMOUNT AND NATURE OF         PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP     OUTSTANDING SHARES
---------------------------------------------------------  ----------------------    ------------------
AT&T Corp................................................        13,494,750(1)              45.3%
  c/o AT&T Wireless Services, Inc.
  5400 Carillon Point
  Kirkland, Washington 98033
Massachusetts Financial Services Company.................         3,119,170(2)              10.5%
  500 Boylston Street
  Boston, Massachusetts 02116
Putnam Investments, Inc..................................         1,655,848(2)               5.6%
  One Post Office Square
  Boston, Massachusetts 02109
Cook Inlet Communications Corp...........................         1,608,975(3)               5.4%
  2525 C Street, Suite 500
  Anchorage, Alaska 99509
Dennis J. Carey, Director, Chairman of the Board.........                 0                    *
Gary R. Chapman, Director, President & CEO(4)(5).........            12,976                    *
Richard S. Bodman, Director..............................                 0                    *
James D. Daniell, Director...............................                 0                    *
Errol A. Harris, Director................................                 0                    *
William G. Herbster, Director(6).........................             1,740                    *
Roy M. Huhndorf, Director................................                 0                    *
Wilma H. Jordan, Director................................               289                    *
Richard W. Kislik, Director..............................             4,205                    *
Gary A. Swenson, Director................................                 0                    *
Paul Karpowicz, Vice President -- Television(7)..........             3,696                    *
Deborah R. Jacobson, Vice President -- Corporate
  Development & Treasurer................................             3,547                    *
Peter E. Maloney, Vice President -- Finance..............             9,030                    *
Gregory M. Schmidt, Vice President -- New Development,
  General Counsel & Secretary............................             2,084                    *
All directors and officers as a group (16 individuals)...            38,351                    *

---------------
 *  Less than 1%
(1) AT&T Corp. holds its shares of Common Stock through its indirect wholly-owned subsidiary, MMM Holdings.
(2) Based upon information contained in Schedule 13Fs filed with the SEC as of June 30, 1997.
(3) Cook Inlet is an indirect wholly-owned subsidiary of Cook Inlet Region Inc.
(4) Mr. Chapman shares with his wife voting and investment power with respect to 26 shares of Common Stock.
(5) Includes 200 shares held by Mr. Chapman's children.
(6) Includes 1,740 shares held by Mr. Herbster's wife.
(7) Includes 200 shares held by Mr. Karpowicz's children.
(8) Certain officers and directors own shares of AT&T, but none owns shares that represent more than 1% of AT&T.

                           CERTAIN PENDING LITIGATION

     As of the date of this Proxy Statement, the Company is aware of four lawsuits that have been filed by shareholders relating to the Merger. The Company and its directors are defendants in all of the lawsuits. AT&T is a defendant in three of the lawsuits, and Hicks Muse is a defendant in one of the lawsuits. All of the lawsuits were filed by a shareholder seeking to represent a putative class of all public shareholders. Three of the lawsuits were filed in Delaware Chancery Court, New Castle County, and one lawsuit was filed in New York Supreme Court, New York County.

     While the allegations of each complaint are not identical, all of the lawsuits assert that the Merger is not in the interests of the Company's public shareholders. All of the complaints allege breach of fiduciary duty in approving the Merger. Two of the complaints also allege breach of fiduciary duty in connection with the approval of the sale of WOOD-TV and the PMVG Amendment.

     All of the complaints seek preliminary and permanent injunctive relief prohibiting the Company from, among other things, consummating the Merger. The complaints also seek unspecified damages, attorneys' fees and other relief.

     The Company believes that the allegations contained in the complaints are without merit and intends to contest the actions vigorously.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by the Company with the SEC, can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and in Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such material also can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Recent materials filed by the Company also may be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

     Statements contained in this Proxy Statement, or in any document incorporated in this Proxy Statement by reference, as to the contents of any contract or other document referred to herein or therein, are qualified in all respects by reference to such contract or other document.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the SEC are incorporated into this Proxy Statement by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (and Proxy Statement, dated April 14, 1997 to the extent it was incorporated by reference therein), as amended by Amendment No. 1 thereto on Form 10-K/A dated November 18, 1997;

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

          3. The Company's Current Report on Form 8-K/A, dated August 13, 1997 and its Current Report on Form 8-K dated October 22, 1997.

     All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The foregoing incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents, unless such exhibits are specifically incorporated therein by reference) are available, without charge, to any person, including any beneficial owner of Common Stock to whom this Proxy Statement is delivered, on written or oral request to LIN Television Corporation, Four Richmond Square, Suite 200, Providence, Rhode Island 02906, Attention: Investor Relations (telephone number: (401) 457-9404). In order to ensure delivery of the documents prior to the Special Meeting, requests should be received by December 24, 1997.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this Proxy Statement (and the documents incorporated herein by reference) and its attachments, including, without limitation, statements regarding Projections under "The Merger -- Background of the Merger", are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are based on the current expectations of the Company. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company include (i) the Company's outstanding indebtedness and substantial leverage, (ii) restrictions imposed by the terms of the Company's indebtedness, (iii) the loss of key employees, (iv) future capital requirements,
(v) changes in advertising revenues which are caused by changes in national and local economic conditions, the relative popularity of the Company's programming, the demographic characteristics of the Company's markets, the activities of competitors and other factors outside the Company's control, (vi) increases in the costs of syndicated programming, (vii) modification or termination of network affiliation agreements, (viii) competition for market share and advertising revenues in each of the Company's markets, (ix) the introduction and implementation of new or different technologies, (x) governmental regulation, including FCC rulemaking proceedings relating to LMAs and to multiple ownership of media properties in the same market, (xi) control by AT&T and the PMVG Agreement, (xii) dividend restrictions in the Company's bank credit facility and
(xiii) other factors that might be described from time to time in filings of the Company with the SEC.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of the Company incorporated herein by reference to its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, have been audited by Ernst & Young LLP, independent accountants for the Company.

     Representatives of Ernst & Young LLP are expected to be present at the Special Meeting, will have the opportunity to make a statement at the Special Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors knows of no other matter to be acted upon at the Special Meeting. However, if any other matters are properly brought before the Special Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their judgment.

                             SHAREHOLDER PROPOSALS

     The date by which shareholder proposals must be received by the Company for inclusion in the Proxy Statement and Form of Proxy for its 1998 Annual Meeting of Shareholders, in the event the Merger has not been consummated prior thereto, is December 29, 1997. Such shareholder proposals should be submitted to LIN Television Corporation, Four Richmond Square, Suite 200, Providence, Rhode Island 02906, Attention: Secretary.

                                          By Order of the Board of Directors

                                          /s/ Gregory M. Schmidt
                                          GREGORY M. SCHMIDT
                                          Vice President, General Counsel and
                                          Secretary

November 19, 1997

                                                                         ANNEX A

                                                       COMPOSITE CONFORMED COPY*

                            ------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                             RANGER HOLDINGS CORP.,
                           RANGER ACQUISITION COMPANY
                                      AND
                           LIN TELEVISION CORPORATION

                          DATED AS OF AUGUST 12, 1997,
                       AS AMENDED AS OF OCTOBER 21, 1997

                            ------------------------

---------------
* For the convenience of readers, this Composite Conformed Copy (the "Composite Conformed Copy") combines the Agreement and Plan of Merger, dated as of August 12, 1997 (the "Original Merger Agreement"), among Ranger Holdings Corp., Ranger Acquisition Company and LIN Television Corporation and the Amendment to Merger Agreement, dated as of October 21, 1997 (the "Amendment"), among the parties. Any statement which speaks "as of the date hereof" speaks as of August 12, 1997.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
                                         ARTICLE I
THE MERGER............................................................................   A-1
SECTION 1.1 The Merger................................................................   A-1
SECTION 1.2 Closing...................................................................   A-1
SECTION 1.3 Effective Time of the Merger..............................................   A-1
SECTION 1.4 Effects of the Merger.....................................................   A-2
SECTION 1.5 Certificate of Incorporation; By-Laws.....................................   A-2
SECTION 1.6 Directors and Officers....................................................   A-2

                                         ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
  CERTIFICATES........................................................................   A-2
SECTION 2.1 Effect on Capital Stock...................................................   A-2
 (a)  Common Stock of Sub.............................................................   A-2
 (b)  Cancellation of Treasury Stock and Parent Owned Company Common Stock............   A-2
 (c)  Conversion of Company Common Stock..............................................   A-2
 (d)  Shares of Dissenting Holders....................................................   A-2
 (e)  Additional Amounts..............................................................   A-3
SECTION 2.2 Payment; Exchange of Certificates.........................................   A-3
 (a)  Paying Agent; Payment Fund......................................................   A-3
 (b)  Exchange Procedures.............................................................   A-3
 (c)  No Further Ownership Rights in Company Common Stock.............................   A-4
 (d)  Termination of Payment Fund.....................................................   A-4
 (e)  No Liability....................................................................   A-4
 (f)  Withholding Rights..............................................................   A-4
SECTION 2.3 Treatment of Employee Options.............................................   A-4
SECTION 2.4 Termination of Private Market Value Guarantee.............................   A-5

                                        ARTICLE III

REPRESENTATIONS AND WARRANTIES........................................................   A-5
SECTION 3.1 Representations and Warranties of the Company.............................   A-5
 (a)  Organization and Qualification; Subsidiaries....................................   A-5
 (b)  Certificates of Incorporation and By-Laws.......................................   A-6
 (c)  Capitalization..................................................................   A-6
 (d)  Authority Relative to Agreements................................................   A-7
 (e)  Consents and Approvals; No Violations...........................................   A-7
 (f)  Licenses........................................................................   A-8
 (g)  SEC Documents and Other Reports.................................................   A-8
 (h)  Information Supplied............................................................   A-9
 (i)  Absence of Certain Changes or Events............................................   A-9

                                                                                        PAGE
                                                                                        ----
 (j)  Liabilities.....................................................................   A-9
 (k)  Absence of Litigation...........................................................  A-10
 (l)  Labor Matters...................................................................  A-10
 (m)  Employee Arrangements and Benefit Plans.........................................  A-10
 (n)  Tax Matters.....................................................................  A-11
 (o)  Intellectual Property...........................................................  A-12
 (p)  Environmental Matters...........................................................  A-12
 (q)  Transactions with Affiliates....................................................  A-13
 (r)  Opinion of Financial Advisor....................................................  A-13
 (s)  Brokers.........................................................................  A-13
 (t)  Material Agreements.............................................................  A-14
 (u)  Compliance with Applicable Law..................................................  A-14
 (v)  Tangible Property...............................................................  A-15
SECTION 3.2 Representations and Warranties of Parent and Sub..........................  A-15
 (a)  Corporate Organization..........................................................  A-15
 (b)  Authority Relative to Agreements................................................  A-15
 (c)  Consents and Approvals; No Violations...........................................  A-15
 (d)  Information Supplied............................................................  A-16
 (e)  Financing.......................................................................  A-16
 (f)  Brokers.........................................................................  A-16
 (g)  FCC Licenses of Parent and Affiliates...........................................  A-16
 (h)  FCC Application.................................................................  A-17
 (i)  Ownership and Operations of Parent and Sub......................................  A-17
 (j)  Attributable Interests and Meaningful Relationships.............................  A-17

                                         ARTICLE IV
CONDUCT OF BUSINESSES PENDING THE MERGER..............................................  A-17
SECTION 4.1 Conduct of Business of the Company........................................  A-17
SECTION 4.2 Control of Company Operations.............................................  A-19
SECTION 4.3 Conduct of Business of Parent and Sub.....................................  A-19
SECTION 4.4 Notification of Certain Matters...........................................  A-19
SECTION 4.5 Assistance................................................................  A-20
SECTION 4.6 Joint Venture Option......................................................  A-20

                                         ARTICLE V
ADDITIONAL AGREEMENTS.................................................................  A-21
SECTION 5.1 Shareholder Approval; Preparation of Proxy Statement......................  A-21
SECTION 5.2 Access to Information; Confidentiality....................................  A-21
SECTION 5.3 No Solicitation...........................................................  A-21
SECTION 5.4 Employee Benefits Matters.................................................  A-23
SECTION 5.5 Directors' and Officers' Indemnification and Insurance....................  A-23
SECTION 5.6 Reasonable Best Efforts...................................................  A-24

                                                                                        PAGE
                                                                                        ----
SECTION 5.7 Public Announcements......................................................  A-25
SECTION 5.8 Taxes.....................................................................  A-25
SECTION 5.9 Conveyance Taxes..........................................................  A-25
SECTION 5.10 Solvency Letter..........................................................  A-25
SECTION 5.11 Definitive Commitment Letters and Alternative Commitments................  A-26

ARTICLE VI

CONDITIONS OF MERGER..................................................................  A-26
SECTION 6.1 Conditions to Obligation of Each Party to Effect the Merger...............  A-26
SECTION 6.2 Conditions to Obligations of Parent and Sub...............................  A-27
SECTION 6.3 Conditions to Obligations of the Company..................................  A-28

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER.....................................................  A-28
SECTION 7.1 Termination...............................................................  A-28
SECTION 7.2 Effect of Termination.....................................................  A-29
SECTION 7.3 Fees and Expenses.........................................................  A-29
SECTION 7.4 Brokers...................................................................  A-30
SECTION 7.5 Amendment.................................................................  A-30
SECTION 7.6 Waiver....................................................................  A-30

ARTICLE VIII

GENERAL PROVISIONS....................................................................  A-30
SECTION 8.1 Non-Survival of Representations, Warranties and Agreements................  A-30
SECTION 8.2 Notices...................................................................  A-31
SECTION 8.3 Certain Definitions.......................................................  A-31
SECTION 8.4 Severability..............................................................  A-33
SECTION 8.5 Entire Agreement; Assignment..............................................  A-33
SECTION 8.6 Parties in Interest.......................................................  A-33
SECTION 8.7 Director and Officer Liability............................................  A-33
SECTION 8.8 Enforcement of Agreement..................................................  A-33
SECTION 8.9 Governing Law.............................................................  A-33
SECTION 8.10 Headings.................................................................  A-33
SECTION 8.11 Counterparts.............................................................  A-33
SECTION 8.12 Effect of the Venture....................................................  A-33

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of August 12, 1997 (this "Agreement"), among RANGER HOLDINGS CORP., a Delaware corporation ("Parent"), RANGER ACQUISITION COMPANY, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and LIN TELEVISION CORPORATION, a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved, and deem it advisable and in the best interests of Parent, Sub and the Company and of their respective shareholders to consummate, the business combination transaction provided for herein in which Sub will merge with and into the Company (the "Merger");

     WHEREAS, pursuant to the Merger, each outstanding share of the Company's common stock, par value $.01 per share (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.1(c)), upon the terms and subject to the conditions set forth herein;

     WHEREAS, Parent and Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, the Principal Company Shareholder (as defined in Section 2.4) and Cook Inlet Communications Corp. ("CI") each enters into an agreement (collectively, the "Shareholders Agreements") providing for certain matters with respect to its shares of Company Common Stock and the Principal Company Shareholder and CI have each agreed to execute and deliver such agreements;

     WHEREAS, Parent, by its execution of this Agreement, has authorized, approved, adopted and consented to this Agreement and the transactions contemplated hereby; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall continue under the name LIN Television Corporation.

     SECTION 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153-0119, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.3 Effective Time of the Merger. As soon as practicable on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Certificate of Merger) being the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5 Certificate of Incorporation; By-Laws. (a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation following the Merger.

     (b) The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the certificate of incorporation of the Surviving Corporation or as provided by applicable law.

     SECTION 1.6 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, as the case may be, and qualified.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock, or any shares of capital stock of Sub:

     (a) Common Stock of Sub. Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall be all of the issued and outstanding capital stock of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent Owned Company Common
Stock. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company or by any subsidiary of the Company, and each share of Company Common Stock and all other shares of capital stock of the Company that are owned by Parent, Sub or any other subsidiary of Parent, shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Common Stock. Except as otherwise provided herein and subject to Section 2.1(d), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive $55.00 plus the additional amounts, if any, payable with respect thereto pursuant to Section 2.1(e) (collectively, the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificates in accordance with Section 2.2.

     (d) Shares of Dissenting Holders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by holders who have not voted in favor of the Merger or consented thereto in writing and who have demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(c), but holders of such shares shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of such Section 262; provided, however, that any Dissenting Shares held by a holder who shall thereafter have failed to perfect or shall have effectively withdrawn such demand for appraisal of such shares or shall have lost the right to appraisal as provided in Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration as described in Section 2.1(c) upon surrender (in the manner provided in Section 2.2) of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL that are received by the Company relating to shareholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     (e) Additional Amounts. (i) The amount of cash to which holders of issued and outstanding shares of Company Common Stock shall be entitled pursuant to
Section 2.1(c) shall be increased by an additional amount per share equal to $55.00 multiplied by a fraction (A) the numerator of which shall be equal to the Applicable Rate (as defined below) multiplied by the number of days from and including February 15, 1998 (the "Accretion Start Date"), to but excluding the date on which the Effective Time occurs and (B) the denominator of which shall be 365.

     (ii) For purposes of this Section 2.1(e), the term "Applicable Rate" shall mean 8% per annum.

     SECTION 2.2 Payment; Exchange of Certificates.

     (a) Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall designate a bank or trust company who shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the "Paying Agent"), and on or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent for the benefit of the holders of the Company Common Stock (other than the Company and holders of Dissenting Shares) cash in an amount necessary for the payment of the Merger Consideration as provided in Section 2.1 upon surrender of certificates representing shares of Company Common Stock as part of the Merger. Funds deposited with the Paying Agent shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation, provided that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion. Any interest earned on such funds shall be for the Surviving Corporation. The Paying Agent shall, pursuant to irrevocable instructions from Parent and the Surviving Corporation, use the funds deposited with the Paying Agent to pay the holders of the Company Common Stock in accordance with this Article II, and such funds shall not be used for any other purpose. If for any reason (including losses) the funds on deposit with the Paying Agent are inadequate to pay the amounts to which the holders of shares of Company Common Stock shall be entitled under Article II, Parent shall cause the Surviving Corporation to promptly deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and the Surviving Corporation shall in any event be liable for payment thereof.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of one or more Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, which agents shall be reasonably satisfactory to the Company, together with such letter of transmittal, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificates so surrendered shall forthwith be cancelled. Except as required by law, no interest shall be paid on the Merger Consideration payable upon surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

     (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of the rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

     (d) Termination of Payment Fund. Any portion of the funds held by the Paying Agent pursuant to this Section 2.2 which remain undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration to which they are entitled.

     (e) No Liability. None of Parent, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(e)), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (f) Withholding Rights. The Paying Agent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Paying Agent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, or any court order, provided, however, there shall be no withholding pursuant to section 1445 of the Code if the Company or its shareholders deliver appropriate certification pursuant to section 1445 of the Code. To the extent that amounts are so withheld by the Paying Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Paying Agent or the Surviving Corporation.

     SECTION 2.3 Treatment of Employee Options. (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions reasonably necessary to (i) provide for the cancellation, effective at the Effective Time, of all the outstanding stock options, stock appreciation rights, limited stock appreciation rights and performance units (the "Options") heretofore granted under any stock option, performance unit or similar plan of the Company (the "Stock Plans"), (ii) provide that immediately prior to the Effective Time, each Option, whether or not then vested or exercisable, shall no longer be exercisable but shall entitle each holder thereof (subject to applicable withholding taxes), in cancellation and settlement therefor, to a cash payment at the Effective Time equal to (x) the excess, if any, of the Merger Consideration over the exercise price of each Option held by the holder, whether or not then vested or exercisable, multiplied by (y) the number of shares of Company Common Stock subject to such Option and (iii) provide that all Stock Plans will terminate as of or prior to the Effective Time.

     (b) As provided herein, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary (collectively with the Stock Plans, referred to as the "Stock Incentive Plans") shall terminate as of the Effective Time. The Company will take all action reasonably necessary to ensure that, as of the Effective Time, none of Parent, the Company, the Surviving Corporation or any of their respective subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than Parent or its affiliates, to own any capital stock of the Company or the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof after the Effective Time.

     SECTION 2.4 Termination of Private Market Value Guarantee. At the Effective Time, without further action on the part of any of the parties hereto or any shareholders of the Company (including the Public Stockholders (as defined in Section 8.3)), the Television Private Market Value Guarantee dated December 28, 1994 between the Company and AT&T Wireless Services, Inc. (as successor) (the "Principal Company Shareholder"), as the same may be further amended or supplemented (the "PMVG"), shall terminate and be of no further force or effect.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Sub as follows:

     (a) Organization and Qualification; Subsidiaries. Each of the Company and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) or to prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby. Each of the Company and each of its Significant Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any event, change or effect that, individually or together with all other events, changes or effects, is materially adverse to the properties, business, financial condition or results of operations of the Company and its subsidiaries taken as a whole (other than changes in general economic conditions or in economic conditions generally affecting the television broadcasting industry). Notwithstanding the preceding sentence, the parties hereto agree that for purposes of this Agreement (i) (provided that the Company has complied with its obligations under Section 5.6(a)(ii)) any modification of, or any payments made or other arrangements entered into, in connection with obtaining any consent to the transactions contemplated hereby under any Material Contract (as defined in Section 3.1(t)),
(ii) (subject to Section 6.2(e)) any modification or termination of any LMA Agreement (as defined in Section 3.1(t)) to comply with any FCC rule making proceeding or other action, and (iii) any suit, action, claim or proceeding of any kind brought by or on behalf of any shareholder of the Company relating to any of the transactions contemplated by this Agreement, the PMVG Agreement, the Shareholder Agreements or the WOOD Agreement, in each case shall not be taken into account in determining whether there has been or may be a Material Adverse Effect.

     (b) Certificates of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation and the by-laws of the Company and each Significant Subsidiary of the Company as currently in effect. The certificate of incorporation and by-laws of the Company and each Significant Subsidiary are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any Significant Subsidiary. Neither the Company nor any Significant Subsidiary is in violation of any of the provisions of its certificate of incorporation or by-laws.

     (c) Capitalization. The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock and 15,000,000 shares of Preferred Stock, $.01 par value per share ("Company Preferred Stock"). As of August 1, 1997, (i) 29,782,664 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 3,956 shares of Company Common Stock were owned by the Company or by subsidiaries of the Company and (iii) an aggregate of 2,455,231 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding employee Options issued pursuant to the Plans (as defined in Section 3.1(m)). Since June 30, 1997, no options to purchase shares of Company Common Stock have been granted and no shares of Company Common Stock have been issued except for shares issued pursuant to the exercise of employee Options outstanding as of June 30, 1997. Section 3.1(c) of the Disclosure Schedule sets forth a true and complete list of the subsidiaries and associated entities of the Company which evidences, among other things, the capitalization of, and the amount of capital stock or other equity interests owned by the Company, directly or indirectly, in, such subsidiaries or associated entities. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth above and except as a result of the exercise of employee Options outstanding as of June 30, 1997, there are outstanding (i) no shares of capital stock or other voting securities of the Company or any subsidiary, (ii) no securities of the Company or any subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any subsidiary, (iii) no options or other rights to acquire from the Company or any subsidiary, and no obligation of the Company or any subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any subsidiary and (iv) no equity equivalents, interests in the ownership or earnings of the Company or any subsidiary, stock appreciation rights or other similar rights (collectively, "Company Securities"). Except as set forth in
Section 3.1(c) of the Disclosure Schedule of the Company dated the date hereof and delivered to Parent (the "Disclosure Schedule"), there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, and there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. Except as set forth in Section 3.1(c) of the Disclosure Schedule, there are no stockholder agreements (other than the Shareholders Agreements), voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which any of them is bound relating to the voting of any shares of capital stock of the Company or any such subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or, except as described in Section 3.1(c) of the Disclosure Schedule, to provide funds to or make any investment (in the form of a loan, capital contribution, guarantee or otherwise) in any such subsidiary or any other entity. Except as set forth in Section 3.1(c) of the Disclosure Schedule, each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned directly or indirectly by the Company free and clear of any Liens (as defined in Section 8.3).

     (d) Authority Relative to Agreements. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to approval of the Merger and this Agreement by (i) the holders of a majority of the issued and outstanding Company Common Stock and (ii) a Majority Vote of the Public Stockholders (as defined in Section 8.3), in each case as set forth herein (collectively, the "Required Vote"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (subject to the approval and adoption of the Merger and this Agreement by the Required Vote, and, with respect to the Merger, the filing of appropriate merger documents as required by the DGCL). The Board of Directors of the Company has unanimously resolved to recommend that the shareholders of the Company approve and adopt this Agreement, provided, that such approval and recommendation may be withdrawn or modified if permitted pursuant to Section 5.3. This Agreement has been duly executed and delivered by the Company and, assuming the valid authorization, execution and delivery hereof by each of Parent and Sub, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to the enforcement of creditors' rights generally and by general principles of equity. The action of the Board of Directors of the Company in approving the Merger and this Agreement and the transactions contemplated by this Agreement is sufficient to render inapplicable to the Merger and this Agreement the provisions of Section 203 of the DGCL and to the knowledge of the Company no other state takeover statute or similar statute or regulation applies to the Merger, this Agreement or any of the transactions contemplated hereby.

     (e) Consents and Approvals; No Violations. Except as set forth in Section 3.1(e) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon or right of first refusal with respect to any of the properties or assets of the Company or any of its subsidiaries under, (i) any provision of the certificate of incorporation, by-laws or comparable organization documents of the Company or any of its Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement (other than, with respect to termination, agreements terminable without material penalty either at will or upon 90 days' or less notice by the terminating party), obligation, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or (iii) assuming all the consents, filings and registrations referred to in the next sentence are obtained and made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Significant Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, losses or liens, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state) or foreign court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except (i) the filing with the Securities and Exchange Commission (the "SEC") of (1) a proxy statement in definitive form relating to the Shareholders' Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") and (2) such other filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (ii) applicable filings, if any, pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) such filings with, and orders of, the Federal Communications Commission (the "FCC") as may be required under the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Communications Act") (iv) the filing of the Certificate of Merger with the Secretary of

State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (v) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, (vi) such filings as may be required in connection with statutory provisions and regulations relating to real property transfer gains taxes and real property transfer taxes, and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

     (f) Licenses. (i) Each of the Company and its Significant Subsidiaries has all permits, licenses, waivers and authorizations (other than FCC Licenses (as defined in Section 8.3), but including licenses, authorizations and certificates of public convenience and necessity from applicable state and local authorities), which are necessary for it to conduct its business, including its television broadcast operations, in the manner in which they are presently being conducted (collectively, "Licenses"), other than any Licenses the failure of which to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Significant Subsidiaries is in compliance with the terms of all Licenses (other than FCC Licenses), except for such failures so to comply which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Significant Subsidiaries have duly performed their respective obligations under and are in compliance with the terms of such Licenses, except for such non-performance or non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened application, petition, objection or other pleading with any Governmental Entity other than the FCC which challenges or questions the validity of, or any rights of the holder under, any License (other than an FCC License), except for such applications, petitions, objections or other pleadings, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that are applicable to the broadcast industry generally. No representation or warranty is made in this
Section 3.1(f) with respect to Licenses required by Environmental Laws (as defined in Section 3.1(p)).

     (ii) Section 3.1(f)(ii) of the Disclosure Schedule sets forth all material FCC Licenses held by or in respect of each Company Station and to the knowledge of the Company (without investigation) all material FCC Licenses held by or in respect of each LMA Station. Except as set forth in Section 3.1(f)(ii) of the Disclosure Schedule and except as does not materially adversely affect the operation by the Company or any subsidiary of the Company of any of the Company Stations or the operation of the LMA Stations (as defined in Section 8.3) to which the FCC Licenses listed in Section 3.1(f)(ii) of the Disclosure Schedule apply: (A) the Company and those of its subsidiaries that are required to hold FCC Licenses with respect to Company Stations, or that control FCC Licenses with respect to Company Stations, are financially qualified and, to the knowledge of the Company, are otherwise qualified to hold such FCC Licenses or to control such FCC Licenses, as the case may be; (B) the Company and those of its subsidiaries that are required to hold FCC Licenses with respect to Company Stations hold such FCC Licenses; (C) the Company is not aware of any facts or circumstances relating to the FCC qualifications of the Company or any of its subsidiaries that would prevent the FCC's granting the FCC Form 315 Transfer of Control Application to be filed with respect to the Merger (the "FCC Application"); (D) each Company Station and to the knowledge of the Company (without investigation) each LMA Station is in material compliance with all FCC Licenses held by it and with the Communications Act; and (E) there is not pending or, to the knowledge of the Company (without investigation in respect of LMA Stations), threatened any application, petition, objection or other pleading with the FCC or other Governmental Entity which challenges the validity of, or any rights of the holder under, any FCC License held by the Company Stations, the LMA Stations, the Company or any of its subsidiaries, except for rule making or similar proceedings of general applicability to persons engaged in substantially the same business conducted by the Company Stations.

     (g) SEC Documents and Other Reports. The Company has filed all required documents with the SEC since January 1, 1995 (the "SEC Reports"). Except as set forth in Section 3.1(g) of the Disclosure Schedule, as of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with SEC none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.1(g) of the Disclosure Schedule, the financial statements of the Company included in the SEC Reports comply as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

     (h) Information Supplied. The Proxy Statement (or any amendment thereof or supplement thereto) will, at the date of mailing to shareholders of the Company and at the time of the Shareholders' Meeting to be held in connection with the Merger, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made based on information supplied by Parent or Sub in writing specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     (i) Absence of Certain Changes or Events. Since June 30, 1997, except as contemplated by this Agreement, as set forth in Section 3.1(i) of the Disclosure Schedule or disclosed in the SEC Reports filed since that date and up to the date of this Agreement, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any condition, event or occurrence which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, (ii) any termination or cancellation of, or any modification to, any agreement, arrangement or understanding which has had or would reasonably be expected to have a Material Adverse Effect, (iii) any material change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any of its material assets other than in the ordinary course of business, consistent with past practice, (v) any entry by the Company or any of its subsidiaries into any commitment or transactions material to the Company, (vi) any declaration, setting aside or payment of any dividends or distributions in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities, (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice or as was required under employment, severance or termination agreements in effect as of June 30, 1997, (viii) any bonus paid to the employees of the Company or its subsidiaries other than in the ordinary course of business and consistent with past practice, (ix) any sale or transfer of any material assets of the Company or its subsidiaries other than in the ordinary course of business and consistent with past practice or (x) any loan, advance or capital contribution to or investment in any person in an aggregate amount in excess of $100,000 by the Company or any subsidiary (excluding any loan, advance or capital contribution to, or investment in, the Company or any wholly owned subsidiary and except for drawdowns by the Company under its credit facility).

     (j) Liabilities. Except (a) for liabilities incurred in the ordinary course of business consistent with past practice, (b) for transaction expenses incurred in connection with this Agreement, (c) for liabilities which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (d) for liabilities set forth on any balance sheet (including the notes thereto) included in the Company's financial statements included in the SEC Reports filed prior to the date hereof, or (e) as set forth in Section 3.1(j) of the Disclosure Schedule, since December 31, 1996 neither the Company nor any of its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto) prepared in accordance with generally accepted accounting principles as applied in preparing the consolidated balance sheet of the Company and its subsidiaries as of December 31, 1996 contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     (k) Absence of Litigation. Except as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 or in Section 3.1(k) of the Disclosure Schedule, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (ii) as of the date of this Agreement question the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or
(iii) as of the date of this Agreement would prevent or result in a material delay of the consummation of the transactions contemplated hereby. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect or which would prevent or result in a material delay of the consummation of the transactions contemplated hereby.

     (l) Labor Matters. Except as set forth in Section 3.1(l) of the Disclosure Schedule or in the SEC Reports filed prior to the date hereof, (i) neither the Company nor any of its subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of its subsidiaries are represented by any labor organization, (ii) to the knowledge of the Company there are no material representation or certification proceedings, or petitions seeking a representation proceeding pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and (iii) to the knowledge of the Company there are no material organizing activities involving the Company or any of its subsidiaries with respect to any group of employees of the Company or its subsidiaries.

     (m) Employee Arrangements and Benefit Plans. (i) Section 3.1(m) of the Disclosure Schedule sets forth a complete and correct list of (i) all employee benefit plans within the meaning of Section 3(3) of ERISA and all bonus or other incentive compensation, deferred compensation, salary continuation, severance, disability, stock award, stock option, stock purchase, tuition assistance, or vacation pay plans or programs (collectively the "Plans") and (ii) all written employment, severance, termination, change-in-control, or indemnification agreements (collectively, the "Employment Arrangements"), in each case (i) or
(ii) under which the Company or any of its subsidiaries has any obligation or liability (contingent or otherwise), except for any Employment Arrangement which provides for annual compensation (excluding benefits) of $150,000 or less or has an unexpired term of and can be terminated (before, on or after a change in control) in less than one year from the date hereof without additional cost or penalty. Except as set forth in the SEC Reports filed prior to the date of this Agreement or in Section 3.1(m) of the Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) each Plan has been administered and is in compliance with the terms of such Plan and all applicable laws, rules and regulations, (B) no "reportable event" (as such term is used in section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (other than those events for which the 30 day notice has been waived pursuant to the regulations), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Plan and (C) each Plan intended to qualify under Section 401(a) of the Code has received a favorable determination from the IRS regarding its qualified status and no notice has been received from the IRS with respect to the revocation of such qualification.

     (ii) There is no litigation or administrative or other proceeding involving any Plan or Employment Arrangement nor has the Company received written notice that any such proceeding is threatened, in each case where an adverse determination would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.1(m) of the Disclosure Schedule, the Company has not contributed to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) and neither the Company nor any of its subsidiaries has incurred, nor, to the best of the Company's knowledge, is reasonably likely to incur any withdrawal liability which remains unsatisfied in an amount which would reasonably be expected to have a Material Adverse Effect. The termination of, or withdrawal from, any Plan or multiemployer plan to which the Company contributes, on or prior to the Closing Date, will not subject the Company to any liability under Title IV of ERISA that would reasonably be expected to have a Material Adverse Effect.

     (iii) With respect to each Plan and Employment Arrangement (other than any Employment Arrangement which provides for annual compensation (excluding benefits) of $150,000 or less or has an unexpired term of and can be terminated (before, on or after a change in control) in less than one year from the date hereof without additional cost or penalty), a complete and correct copy of each of the following documents (if applicable) have been provided by the Company:
(i) the most recent Plan or Employment Arrangement, and all amendments thereto and related trust documents; (ii) the most recent summary plan description, and all related summaries of material modifications; (iii) the most recent Form 5500 (including schedules); (iv) the most recent IRS determination letter; (v) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report no. 87, 106 and 112) and (vi) the most recent estimate of withdrawal liability from any Plan constituting a multiemployer plan if any.

     (iv) Except as disclosed in Section 3.1(m) of the Disclosure Schedule, in the SEC Reports or in connection with equity compensation, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) or consultant of Company or any or its subsidiaries, (ii) increase any benefits under any Plan or Employment Arrangement or (iii) result in the acceleration of the time of payment or vesting of any rights under any Plan or Employment Arrangement.

     (n) Tax Matters. (i) Except as set forth in Section 3.1(n) of the Disclosure Schedule, (A) the Company and each of its subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns (as defined below) required to be filed through the date hereof and will timely file any such material Tax Returns required to be filed on or prior to the Closing Date (except those under valid extension) and all such Tax Returns are and will be true and correct in all material respects, (B) all Taxes (as defined below) of the Company and each of its subsidiaries shown to be due on the Tax Returns described in (A) above have been timely paid or adequately reserved for in accordance with GAAP (except to the extent that such Taxes are being contested in good faith, which contested Taxes are set forth in Section 3.1(n) of the Disclosure Schedule, (C) no material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its subsidiaries, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority and no material issues relating to Taxes have been raised in writing by any governmental authority during any presently pending audit or examination,
(D) the Company and its subsidiaries are not now subject to audit by any taxing authority and no waivers of statutes of limitation with respect to the Tax Returns have been given by or requested in writing from the Company, (E) there are no material liens for Taxes (other than for Taxes not yet due and payable) on any assets of the Company or any of its subsidiaries, (F) neither the Company nor any of its subsidiaries is a party to or bound by (nor will any of them become a party to or bound by) any tax indemnity, tax sharing, tax allocation agreement, or similar agreement, arrangement or practice with respect to taxes,
(G) neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent, (H) neither the Company nor any of its subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provisions of state or local law) apply to any disposition of any asset owned by the Company or any of its subsidiaries, as the case may be, (I) neither the Company nor any of its subsidiaries has agreed to make, nor is any required to make any adjustment under Section 481(a) of Code by reason of a change in accounting method or otherwise, (J) the Company and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to withholding of Taxes and (K) no property owned by the Company or any of its subsidiaries (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of
Section 168(h)(1) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.

     (ii) As used in this Agreement, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes. As used in this Agreement, "Taxes" shall mean taxes of any kind, including but not limited to those measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

     (o) Intellectual Property. Except as set forth in Section 3.1(o) of the Disclosure Schedule and except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not reasonably be expected to have a Material Adverse
Effect: (a) the Company and each of its subsidiaries owns, or is licensed to use (in each case, clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by the Company and its subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any subsidiary acquired the right to use any Intellectual Property; and (c) to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its subsidiaries and (d) neither the Company nor any of its subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by the Company and its subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by the Company or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

     (p) Environmental Matters. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 3.1(p) of the Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect (i) the operations of the Company and its subsidiaries have been and are in compliance with all Environmental Laws and with all Licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of the Company, threatened, actions, suits, claims, investigations or other proceedings (collectively, "Actions") under or pursuant to Environmental Laws against the Company or its subsidiaries or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its subsidiaries, (iii) the Company and its subsidiaries are not subject to any Environmental Liabilities, and, to the knowledge of the Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its subsidiaries or operations thereon that could reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and to the knowledge of the Company all real property operated or leased by the Company or its subsidiaries is free of contamination from Hazardous Material and (v) there is not now, nor, to the knowledge of the Company, has there been in the past, on, in or under any real property owned, leased or operated by the Company or any of its predecessors (a) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Materials, (b) any asbestos-containing materials, (c) any polychlorinated biphenyls, or (d) any radioactive substances.

     As used in this Agreement, "Environmental Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health or the environment, as currently in effect and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. sec. 9601 et seq., the Hazardous Materials Transportation Act 49 U.S.C. sec. 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. sec. 6901 et seq., the Clean Water Act, 33 U.S.C. sec. 1251 et seq., the Clean Air Act, 33 U.S.C. sec. 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., sec. 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws which includes, but is not limited to, petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

     (q) Transactions with Affiliates. Except as set forth in the SEC Reports filed prior to the date of this Agreement or in Section 3.1(q) of the Disclosure Schedule, there are no contracts, agreements, arrangements or understandings of any kind between any affiliate of the Company, on the one hand, and the Company or any subsidiary of the Company, on the other hand.

     (r) Opinion of Financial Advisor. On the date hereof, the Company has received the opinions of Wasserstein Perella & Co., Inc. ("Wasserstein") and Morgan Stanley, Dean Witter, Discover & Co. ("Morgan Stanley") to the effect that the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view and the Independent Directors (as defined in Section 8.3) have received the opinions of Wasserstein to the effect that (i) the amendment to the PMVG dated as of the date hereof is not materially adverse to the holders of the Public Shares (as defined in Section 8.3) from a financial point of view (ii) the provisions of this Agreement relating to the Termination Fee (as defined in Section 7.3) and the fees and expenses of the transactions contemplated hereby are not likely to depress the value of the Company on the Initiation Date (as defined in the amendment to the PMVG described in the preceding clause (i)) and (iii) the Asset Purchase Agreement dated as of the date hereof among Parent, the Company, LIN Broadcasting Corporation and LCH Communications, Inc. (the "WOOD Agreement") and the transactions contemplated thereby are not likely to depress the value of the Company on the Initiation Date. Copies of each such opinion have been made available to Parent.

     (s) Brokers. No broker, finder, financial advisor or investment banker (other than each of Wasserstein and Morgan Stanley) is entitled to any brokerage, finder's or other fee, commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and each of Wasserstein and Morgan Stanley pursuant to which each such firm would be entitled to any payment or reimbursement relating to the transactions contemplated by this Agreement. The Company shall be responsible for the payment of all such payments or reimbursements.

     (t) Material Agreements. (i) From and after December 31, 1996, neither the Company nor any of its subsidiaries has entered into any contract, agreement or other document or instrument (other than this Agreement and the WOOD Agreement) that is required to be filed with the SEC that has not been so filed on or before the date of this Agreement or any material amendment, modification or waiver under any contract, agreement or other document or instrument (other than any amendment to this Agreement, any agreements relating to the Venture (as defined in Section 4.6), the WOOD Agreement and any amendments to agreements related thereto, any amendment relating to the PMVG entered into in connection with this Agreement, any amendment to the LIN Television Stockholders Agreement dated as of December 28, 1994 among the Company, the Principal Company Shareholder and CI or any amendments to any Stock Incentive Plan) that was previously so filed.

     (ii) Except as filed as an exhibit to the SEC Reports filed prior to the date hereof or as set forth in Section 3.1(t) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or has entered into or as of the date hereof made any material amendment or modification to or granted any material waiver under the following (collectively, "Material Contracts"): (A) any network affiliation agreement for any Company Station (a "Network Agreement"), (B) any material sports broadcasting agreement (a "Sports Agreement"), (C) any main transmitter site or main studio lease for any Company Station or LMA Station (a "Necessary Lease"), (D) any agreement pursuant to which the Company agrees to provide programming to an LMA Station, or pursuant to which the Company has either a contingent obligation or the right to purchase the assets of an LMA Station or any shares of capital stock of any corporation holding any assets relating to an LMA Station (an "LMA Agreement"), or (E) any partnership or joint venture agreement obligating the Company to contribute cash in excess of $200,000 per year.

     (iii) Each of the Material Contracts is valid and enforceable against the Company in accordance with its terms, and there is no default under any Material Contract either by the Company or any of its subsidiaries which is a party to such Material Contract or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party thereto, in any such case in which such default or event would reasonably be expected to have a Material Adverse Effect. In addition, neither the Company nor any subsidiary is in material breach of any Network Agreement, Sports Agreement or LMA Agreement (including any breach which would give rise to a right to terminate any such agreement). Neither the Company nor any subsidiary has received any written notice (or to the knowledge of the Company any other notice) of default or termination under any Material Contract, and to the knowledge of the Company, there exists no basis for any assertion of a right of default or termination under such agreements, except as set forth in Section 3.1(t) of the Disclosure Schedule. Neither the Company nor any subsidiary has received any written notice (or to the knowledge of the Company any other notice) of the exercise of a put option or other right pursuant to which the Company would be obligated to purchase capital stock or assets relating to any LMA Station.

     (iv) Neither the Company nor any of its subsidiaries is in breach of any material agreement other than any Material Contract, except for breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (u) Compliance with Applicable Law. Except as set forth in Section 3.1(u) of the Disclosure Schedule or as disclosed by the Company in the SEC Reports filed prior to the date hereof, the Company and its subsidiaries are not in violation of any law, ordinance or regulation of any Governmental Entity, except that no representation or warranty is made in this Section 3.1(u) with respect to Environmental Laws, the Communications Act and FCC rules, regulations and policies and except for violations or possible violations which would not reasonably be expected to have a Material Adverse Effect. Except as set forth in
Section 3.1(u) of the Disclosure Schedule or as disclosed by the Company in the SEC Reports filed prior to the date hereof, to the knowledge of the Company no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, any such action or intention of the FCC and those which would not reasonably be expected to have a Material Adverse Effect.

     (v) Tangible Property. All of the assets of the Company and its subsidiaries are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such condition or so usable would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

     SECTION 3.2 Representations and Warranties of Parent and Sub. Each of Parent and Sub hereby represents and warrants to the Company as follows:

     (a) Corporate Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the transactions contemplated hereby. All of the issued and outstanding capital stock of Sub is owned directly by Parent free and clear of any Lien. Parent has provided the Company with complete and correct copies of the certificate of incorporation and by-laws of Parent and Sub as currently in effect.

     (b) Authority Relative to Agreements. Each of Parent and Sub has all necessary corporate power and authority to enter into this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate such transactions, other than filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and by general principles of equity.

     (c) Consents and Approvals; No Violations. The execution and delivery by each of Parent and Sub of this Agreement do not, and the consummation by Parent and Sub of the transactions contemplated hereby and compliance by Parent and Sub with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon or right of first refusal with respect to any of the properties or assets of either Parent or Sub under, (i) any provision of the certificate of incorporation or by-laws of Parent or Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise or license applicable to Parent or Sub or (iii) assuming all the consents, filings and registrations referred to in the next sentence are obtained and made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub (or any of their affiliates) or any of its properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, losses or liens, that, individually or in the aggregate, would not reasonably be expected to prevent or result in a material delay of the consummation of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Parent or Sub (or any of their affiliates) in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except (i) applicable filings, if any, pursuant to the HSR Act, (ii) such filings with, and orders of, the FCC as may be required under the Communications Act, (iii) the filing of the Certificate of Merger with the

Secretary of State of the State of Delaware, (iv) such filings as may be required with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (v) such filings as may be required in connection with statutory provisions and regulations relating to real property transfer gains taxes and real property transfer taxes, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or result in a material delay of the consummation of the transactions contemplated hereby.

     (d) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders and at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (e) Financing. Parent and Sub have delivered to the Company true and complete copies of: (i) a binding commitment letter from Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership ("Fund III") to provide equity financing in an amount not less than $835 million to provide Parent and Sub a portion of the funds necessary to consummate the transactions contemplated hereby and (ii) a binding commitment letter or letters from The Chase Manhattan Bank, N.A. and/or Chase Securities, Inc. to provide debt financing in an amount not less than $1.255 billion in the aggregate to provide Parent and Sub all remaining funds necessary to consummate the transactions contemplated hereby (collectively, the "Commitment Letters"). Fund III shall on the date hereof and immediately prior to the Effective Time have subscription commitments for unallocated capital equal to at least the amount set forth in clause (i) above and, immediately prior to the Effective Time, there shall be no restrictions on Fund III's ability to call such capital. Parent is not aware of any facts or circumstances that would cause Parent to be unable to obtain financing in accordance with the terms of the Commitment Letters. Parent agrees to promptly notify the Company if at any time prior to the Closing Date it no longer believes in good faith that it will be able to obtain any of the financing substantially on the terms described in the Commitment Letters. Notwithstanding the foregoing, if Parent delivers the Venture Notice (as defined in Section 4.6), Parent and Sub shall deliver concurrently therewith alternative binding commitment letters (the "Alternative Commitments") to the Company (i) to provide equity financing from Fund III in an amount not less than $750 million,
(ii) to provide debt financing from Chase Manhattan Bank, N.A. and/or Chase Securities, Inc., in an amount not less than $520 million in the aggregate and
(iii) to provide debt financing from General Electric Capital Corporation or one of its affiliates in an amount not less than $815.5 million.

     (f) Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder's or other fee, commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Sub except for The Chase Manhattan Bank, Chase Securities, Inc. and Greenhill & Co. LLC, whose fees and expenses will be paid by Parent in accordance with Parent's agreements with such firms.

     (g) FCC Licenses of Parent and Affiliates. To the knowledge of Parent (without investigation) as of the date of this Agreement but subject to the disclosure provisions of Section 4.4 hereof: (i) Parent and its affiliates hold or control all FCC Licenses necessary to the lawful operation of their business and have the requisite FCC qualifications to hold or control such FCC Licenses,
(ii) each broadcast station owned, controlled or operated by Parent or any of its affiliates is in material compliance with its FCC Licenses and with the Communications Act, (iii) there are no facts or circumstances relating to the FCC qualifications of Parent or any of its affiliates that would prevent the FCC's granting the FCC Application under Current FCC Policy (as defined in
Section 8.3) and (iv) there is not pending or threatened any application, petition, objection or other pleading with the FCC or other Governmental Entity challenging the FCC qualifications of Parent or any of its affiliates to hold any of their FCC Licenses, except for rule making or similar proceedings of general applicability to persons engaged in substantially the same business conducted by the broadcast stations owned, controlled or operated by Parent or any of its affiliates.

     (h) FCC Application. To Parent's knowledge and except as set forth in the Disclosure Schedule of Parent dated the date hereof and delivered to the Company (the "Parent Disclosure Schedule"), Parent and its affiliates are qualified under Current FCC Policy to hold, or control the entities which hold or will hold, the FCC Licenses currently held or controlled by the Company and to be held by Parent or any person under common control with Parent after the Effective Time. Except as set forth in the Parent Disclosure Schedule, Parent is not aware of any facts or circumstances relating to Parent or any of its affiliates that would, under Current FCC Policy, prevent or materially delay the FCC's granting of the FCC Application.

     (i) Ownership and Operations of Parent and Sub. Each of Parent and Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, each of Parent and Sub has no and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or own or lease any real property.

     (j) Attributable Interests and Meaningful Relationships. Parent has provided to the Company in writing a list of all media properties in which Parent or any of its affiliates have any "attributable interest" or any "meaningful relationship" under Current FCC Policy.

                                   ARTICLE IV

                    CONDUCT OF BUSINESSES PENDING THE MERGER

     SECTION 4.1 Conduct of Business of the Company. The Company covenants and agrees that, during the period from the date hereof to the Effective Time, except as set forth in Section 4.1 of the Disclosure Schedule or unless Parent shall otherwise agree in writing, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company shall not take any action and its subsidiaries shall not take any action except in, the ordinary course of business; and the Company and each of its subsidiaries shall use its reasonable best efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relationships. Without limiting the generality of the foregoing, except as expressly provided in this Agreement (including Section 4.2), neither the Company nor any of its subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Parent (which may not be unreasonably delayed or withheld):

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except dividends and distributions by a wholly owned subsidiary of the Company to its parent),
     (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with its employee stock purchase plan consistent with past practice);

          (b) except as set forth in Schedule 3.1(m) of the Disclosure Schedule and except as permitted under existing Plans or Employment Arrangements in effect on the date of this Agreement (including, without limitation, any Stock Incentive Plans) and consistent with past practice, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than sales of capital stock of any wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

          (c) except as set forth in Section 3.1(m) of the Disclosure Schedule and except to the extent required under existing Plans or Employment Arrangements as in effect on the date of this Agreement, (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except for periodic increases in salary or wages of officers or employees of the Company or its subsidiaries in the ordinary course of business consistent with past practice, or (ii) grant any severance or termination pay not currently required to be paid under existing Plans other than in the ordinary course of business consistent with past practice, or (iii) enter into any Employment Arrangement or similar agreement or arrangement with any present or former director level or other equivalent or more senior officer or employee, or, other than in the ordinary course of business, any other employee of the Company or any of its subsidiaries, or (iv) establish, adopt, enter into or amend in any material respect or terminate any Plan or Employment Arrangement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; provided that this Section 4.1(c) shall not apply to (A) any employment or consulting arrangement providing for annual compensation (excluding benefits) of $200,000 or less which is entered into in the ordinary course of business or (B) any renewal of any existing employment or consulting arrangement that provides for an increase in annual compensation (excluding benefits) of 10% or less than the immediately preceding year or (C) any amendment or termination of the Stock Incentive Plans necessary or desirable to effectuate the purposes of
     Section 2.3;

          (d) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Significant Subsidiary of the Company;

          (e) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole;

          (f) sell, lease, dispose of, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except (i) in the ordinary course of business, and (ii) in connection with capital expenditures permitted to be expended by the Company pursuant to Section 4.1(h);

          (g) (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than guarantees by the Company in favor of any of its wholly owned subsidiaries or by any of its subsidiaries in favor of the Company), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business under existing lines of credit, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

          (h) authorize or expend funds for capital expenditures other than in accordance with the Company's current capital expenditure plans and budgets (which plans and budgets shall have been disclosed in writing to Parent on or prior to the date hereof);

          (i) enter into, amend in any material respect, terminate, rescind, waive in any material respect or release any of the terms or provisions of any (i) Material Contract or (ii) any other agreement which is material to the business of the Company and its subsidiaries taken as a whole other than in the ordinary course of business, in each case other than (A) any modification in compliance with the terms of Section 5.6(a)(ii), (B) any modification or termination of an LMA Agreement to comply with any FCC rule making proceeding or other action, (C) any programming agreement entered into after the date hereof in the ordinary course of business and which provides for annual payments by a Company Station of $400,000 or less and has a term of 2 years or less and (D) any modification of the PMVG approved by the Independent Directors;

          (j) knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

          (k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (l) recognize any labor union (unless legally required to do so) or enter into or materially amend any collective bargaining agreement;

          (m) except as may be required as a result of a change in law or in generally accepted accounting principles, make any material change in its method of accounting;

          (n) revalue in any material respect any of its material assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business or as required by generally accepted accounting principles;

          (o) except to the extent required by law, make or revoke any Tax election or settle or compromise any Tax liability that is, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

          (p) except for claims covered by insurance, settle or compromise any litigation in which the Company or any subsidiary is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $500,000 and in the aggregate in an amount in excess of $1,000,000, or settle or compromise any pending or threatened suit, action or claim which would prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby;

          (q) pay any liabilities or obligations (absolute, accrued, asserted, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice, any payment for the prepaid insurance and indemnification policy referred to in the second proviso of Section 5.5 and any payment of expenses arising in connection with the transactions contemplated hereby;

          (r) knowingly violate or fail to perform any material obligation under the consulting agreement with WOOD-TV, Grand Rapids, Michigan; and

          (s) take, propose to take, or agree in writing or otherwise to take, any of the foregoing actions.

     SECTION 4.2 Control of Company Operations. Notwithstanding Section 4.1, prior to the Effective Time, control of the Company's television broadcast operations, along with all of the Company's other operations, shall remain with the Company. The Company, Parent and Sub acknowledge and agree that neither Parent nor Sub nor any of their employees, affiliates, agents or representatives, directly or indirectly, shall, or have any right to, control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise, such broadcast and other operations, it being understood that supervision of all programs, equipment, operations and other activities of such broadcast and other operations shall be the sole responsibility, and at all times prior to the Effective Time remain within the complete control and discretion, of the Company, subject to the terms of Section 4.1.

     SECTION 4.3 Conduct of Business of Parent and Sub. During the period from the date of this Agreement to the Effective Time, neither Parent nor Sub shall engage in any activities of any nature except as provided in, or in connection with the transactions contemplated by, this Agreement.

     SECTION 4.4 Notification of Certain Matters. If Parent (or its affiliates) or the Company receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity, that could affect Parent's, Sub's or the Company's ability to consummate the transactions contemplated hereby, or should Parent (or its affiliates) or the Company become aware of any fact (including any change in law or regulations (or any interpretation thereof by the FCC)) relating to the qualifications of Parent (and its controlling persons) that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the FCC Licenses, Parent or the Company, as the case may be, shall promptly notify the other party thereof and shall use all reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement. In addition, Parent or the Company, as the case may be, shall give to the other party prompt written notice of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Parent and Sub or the Company, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (b) the failure of Parent and Sub or the Company, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

     SECTION 4.5 Assistance. If Parent requests, the Company will cooperate, and will cause Ernst & Young LLP to cooperate, in all reasonable respects with the efforts of Parent to finance the transactions contemplated by this Agreement, including without limitation, providing assistance in the preparation of one or more offering documents relating to debt financing to be obtained by Parent, all at the sole expense of Parent. The Company (a) shall furnish to Ernst & Young LLP, as independent accountants to the Company, such customary management representation letters as Ernst & Young LLP may require of the Company in connection with the delivery of any customary "comfort" letters requested by Parent's financing sources and (b) shall furnish to Parent all financial statements (audited and unaudited) and other information in the possession of the Company or its representatives or agents as Parent shall reasonably determine is necessary or appropriate for the preparation of such offering documents. Notwithstanding the foregoing, prior to the Closing, the Company shall not be required to file or assist Parent in filing any registration statement with the SEC in connection with Parent's efforts to finance the transactions contemplated hereby. Parent and Sub will indemnify and hold harmless the Company and its officers, directors and controlling persons against any and all claims, losses, liabilities, damages, costs or expenses (including reasonable attorneys' fees and expenses) that may arise out of or with respect to the efforts by Parent to finance the transactions contemplated hereby, including, without limitation, any offering documents and other documents related thereto.

     SECTION 4.6 Joint Venture Option. If Parent so requests in writing (the "Venture Notice") prior to the fifteenth (15th) business day following the date on which FCC approval of the FCC Application with respect to the transfer of the FCC Licenses of television station KXAS-TV to an entity controlled by NBC shall have become final, then the Company, without the payment of any additional Merger Consideration, will take all actions necessary or reasonably advisable, including, without limitation, executing and performing its obligations under the definitive documentation which shall be in form and substance reasonably satisfactory to the Company, to implement prior to the Effective Time (i) a television station joint venture (the "Venture") involving certain assets owned by LIN Television of Texas, L.P. and certain assets owned by a subsidiary of National Broadcasting Company, Inc. ("NBC") and (ii) the financing thereof, in each case in the manner described in that certain Letter Agreement Regarding Proposed Television Station Joint Venture and Asset Sale, dated October 21, 1997 (the "Letter Agreement") among Parent and NBC, a true and complete copy of which has been provided to the Company. Promptly upon execution of this Amendment, the Company will cooperate with Parent in filing all materials necessary to obtain FCC approval in connection with the Venture, whether or not the Venture Notice has been delivered to the Company. The obligation of the Company to execute the definitive documentation relating to the Venture is expressly conditioned upon there being included in such documentation: (a) an indemnity substantially in the form set forth in Section 13 of the Letter Agreement and (b) an agreement setting forth the mechanism for the unwind of the Venture, substantially in the form set forth in Section 13 of the Letter Agreement. Upon written request of Parent, the Company agrees to waive the condition to closing set forth in
Section 6.1(c) with respect to the transfer of the FCC Licenses pertaining to the ownership and operation of the television station KXAS-TV by an entity controlled by NBC. In connection with the Letter Agreement, the Company has been provided with a true and complete copy of

NBC's consent, pursuant to the Network Agreements between the Company and/or its affiliates and NBC and/or its affiliates (the "NBC Network Agreements"), to the transfer of control of the FCC Licenses of the Company Stations covered by such Network Agreements to Parent or its affiliate upon consummation of the Merger. If the transactions set forth in Sections 4(a) and 4(b) of the Letter Agreement shall not have occurred on or prior to May 1, 1998, then the Company's obligations set forth in this Section 4.6 shall thereafter terminate and this
Section 4.6 shall be of no further force and effect.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Shareholder Approval; Preparation of Proxy Statement. (a) On or prior to January 15, 1998, the Company shall duly call, give notice of, convene and hold a meeting of holders of the Company Common Stock (the "Shareholders Meeting") for the purpose of obtaining the Required Vote. Without limiting the generality of the foregoing but subject to Section 5.3(b), the Company agrees that its obligations pursuant to the first sentence of this
Section 5.1(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Transaction Proposal or
(ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. The Company shall, through its Board of Directors (but subject to the right of the Board of Directors to withdraw or modify its approval or recommendation of the Merger and this Agreement as set forth in Section 5.3(b)), recommend to its shareholders that the Required Vote be given.

     (b) The Company shall prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and, to the extent permitted by law, to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff and in any event at least 20 days prior to the Shareholders Meeting. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with and provide such information as is reasonably requested by the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

     (c) Parent, in its capacity as the sole shareholder of Sub, by its execution hereof, approves and adopts this Agreement and the transactions contemplated hereby.

     Section 5.2 Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, upon reasonable notice, afford to Parent and to the officers, employees, accountants, counsel, actuaries, financial advisors and other representatives of Parent and Parent's financing sources with respect to the transactions contemplated by this Agreement, reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments, documents and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. The Company acknowledges and agrees that, for the purpose of this
Section 5.2 and in relation to the operations, business and assets of television stations KXAS-TV and KXTX-TV, NBC shall be deemed to be one of Parent's financing sources with respect to the transactions contemplated by this Agreement. All information obtained by or on behalf of Parent pursuant to this
Section 5.2 shall be kept confidential in accordance with the Confidentiality Agreement (as defined in Section 8.3), provided, that the Company hereby consents to the disclosure by Parent to NBC of the Evaluation Material (as defined in the Confidentiality Agreement) relating to the operations, business and assets of television stations KXAS-TV and KXTX-TV. The Company shall use reasonable best efforts to cause its senior management to cooperate with any reasonable request by Parent relating to Parent obtaining the financing described in the Financing Documents (as defined in Section 5.11), including the attendance and participation by such senior management in meetings with prospective members of and participants in any syndicate of financial institutions being assembled to provide such financing.

     Section 5.3 No Solicitation. (a) The Company and its subsidiaries shall, and the Company shall direct and use its best efforts to cause the officers, directors, employees, representatives, agents and affiliates of the Company and its subsidiaries to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Transaction Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Transaction Proposal or (ii) enter into or participate in any discussions or negotiations regarding any Transaction Proposal; provided, however, that at any time prior to the receipt of the Required Vote the Company may, in response to a Transaction Proposal which was not solicited subsequent to the date hereof, (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement (unless the Company also agrees to amend the Confidentiality Agreement in the same manner); provided that provisions similar to Section 4 thereof need not be included and (y) enter into or participate in discussions, investigations and/or negotiations regarding such Transaction Proposal. The Company shall promptly give notice to Parent of the names of the person or persons with respect to which it takes any action pursuant to subclauses (x) or (y) of the preceding sentence and a general description of the actions taken.

     (b) Except as set forth in this Section 5.3, the Board of Directors of the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Transaction Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Transaction Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that it has received a Superior Proposal, the Board of Directors of the Company may, prior to the receipt of the Required Vote, withdraw or modify its approval or recommendation of the Merger and this Agreement, approve or recommend a Superior Proposal (as defined below) or terminate this Agreement, but in each case, only at a time that is at least five business days after Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Transaction Proposal that may constitute a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and the names of the person or persons making such Superior Proposal.

     (c) Nothing contained in this Section 5.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is necessary in order to comply with its fiduciary duties to the Company's shareholders under applicable law or is otherwise required under applicable law.

     (d) (i) For purposes of this Agreement, "Transaction Proposal" means any bona fide inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of more than 50% of the aggregate assets of the Company and its subsidiaries, taken as a whole, or more than 50% of the voting power of the shares of Company Common Stock then outstanding or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

     (ii) For purposes of this Agreement, a "Superior Proposal" means any proposal determined by the Board of Directors of the Company in good faith, after consultation with outside counsel, to be a bona fide proposal and made by a third party on or after October 22 (other than the Principal Company Shareholder) to acquire, directly or indirectly, for consideration consisting of cash, property and/or securities, more than 50% of the voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, after consultation with outside counsel and with a financial advisor of nationally recognized reputation (such as the financial advisor(s) identified in Section 3.1(r)), to be more favorable to the Company's shareholders (taking into account all factors relating to such proposal deemed relevant by the Board of Directors of the Company, including, without limitation, the financing of such proposal, any regulatory issues related thereto and all other conditions to closing) than the Merger after giving effect to the Amendment.

     SECTION 5.4 Employee Benefits Matters. (a) During the period from the Effective Time until January 1, 2000, the Surviving Corporation shall maintain wages, compensation levels, employee pension and welfare plans for the benefit of employees and former employees of the Company and its subsidiaries, which in the aggregate are equal or greater than those wages, compensation levels and other benefits provided under the Plans and Employment Arrangements that are in effect on the date hereof.

     (b) (i) With respect to any officer or employee who is covered by a severance compensation agreement, employment agreement or other severance policy or plan separate from the standard severance policy for the employees of the Company or any of its subsidiaries, the Surviving Corporation shall maintain or cause to be maintained such severance compensation agreement, employment agreement or other separate policy or plan as in effect as of the date hereof (except as may be otherwise agreed by such officer or employee), and as to all other officers and employees, the Surviving Corporation shall maintain or cause to be maintained the standard severance policy of the Company and its subsidiaries as in effect as of the date hereof until January 1, 2000.

     (ii) The Surviving Corporation shall honor or cause to be honored all severance agreements and employment agreements with the directors, officers and employees of the Company and its subsidiaries.

     (c) The Surviving Corporation will maintain the bonus practices of the Company and its subsidiaries, as in effect on the date hereof, through the end of the 1998 fiscal year, with bonuses to be paid to the employee participating thereunder at levels consistent with past practice.

     (d) The Surviving Corporation will (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company or any of its subsidiaries under any welfare plan that such employees may be eligible to participate in after the Effective Time, and (ii) provide each employee of the Company and its subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     SECTION 5.5 Directors' and Officers' Indemnification and Insurance. From and after the Effective Time, the Surviving Corporation will exculpate, indemnify and hold harmless all past and present employees, officers, agents and directors of the Company and its subsidiaries (the "Indemnified Parties") to the same extent such persons are currently exculpated and indemnified by the Company pursuant to the Company's certificate of incorporation and by-laws for any acts or omissions occurring at or prior to the Effective Time and the Surviving Corporation's certificate of incorporation and by-laws will continue to include provisions to such effect. The Surviving Corporation will provide, for an aggregate period of not less than six years from the Effective Time, the directors and officers of the Company or any of its subsidiaries who are currently covered by the Company's existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200 percent of the last annual premium paid prior to the date hereof (which the Company represents and warrants to be approximately $218,000), but in such case shall purchase as much coverage as possible for such amount; provided further, that the Surviving Corporation shall not be obligated to provide such insurance if the Company or the Surviving Corporation shall have obtained for the benefit of the directors and officers of the Company and its subsidiaries who are covered by the Company's existing insurance and indemnification policy a prepaid policy that provides coverage for the six year period for events occurring prior to the Effective Time that is no less favorable than the Company's existing policy.

     SECTION 5.6 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions, waivers, consents, licenses and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or license from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (and in furtherance thereof the Company, with the consent of Parent (which consent may not be unreasonably withheld), may make and commit to make payments to third parties and enter into or modify agreements), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and
(iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement. Without limiting the foregoing, each of the parties hereto shall use its reasonable best efforts and cooperate in promptly preparing and filing as soon as practicable, and in any event within 20 business days after executing this Agreement, (i) notifications under the HSR Act and (ii) the FCC Application and related filings in connection with the Merger and the other transactions contemplated hereby, and to respond as promptly as practicable to any inquiries or requests received from the Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), the FCC and any other Governmental Entities for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters or matters relating to the FCC Application. Each of the parties hereto, to the extent applicable, further agrees (i) to file (and, in the case of Parent to cause its affiliates to file) contemporaneously with the filing of the FCC Application any requests for temporary or permanent waivers of applicable FCC rules and regulations or rules and regulations of other Governmental Entities and in furtherance of those waiver requests to pledge to hold separate, to place in trust and/or to divest any of the businesses, product lines or assets of (A) the Company or any of its subsidiaries at any time after the Effective Time or
(B) Parent or any of its affiliates at any time prior to, on or after the Effective Time, in each case as may be required under Current FCC Policy to obtain approval of the FCC Application (collectively, "Divestitures") in order to permit consummation of the Merger and the other transactions contemplated by this Agreement prior to the Termination Date (as defined in Section 7.1(e)) and
(ii) to expeditiously prosecute such waiver requests and to diligently submit any additional information or amendments for which the FCC or any other relevant Governmental Entity may ask with respect to such waiver requests. Parent further covenants that, prior to the Effective Time, neither it nor any of its affiliates shall acquire any new or increased "attributable interest" or "meaningful relationship", each as defined in the FCC rules, in any media property ("Further Media Interest"), which Further Media Interest could not be held in common control with any Company Station by the Surviving Corporation following the Effective Time (including by virtue of the FCC's multiple ownership limits), without the prior written consent of the Company.

     (b) In connection with, but without limiting, the foregoing, the Company and its Board of Directors shall (i) use reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this

Agreement, the Merger or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

     (c) In connection with, but without limiting, the foregoing, Parent shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any Governmental Entity ("Antitrust Laws") or any laws, rules or regulations of the FCC or other Governmental Entities relating to the broadcast, newspaper, mass media or communications industries (collectively, "Communications Laws") and will take all necessary and proper steps (including, without limitation, any Divestitures) as may be required (i) for securing the termination of any applicable waiting period or for the approval of the FCC Application under the Antitrust Laws or Communications Laws, in each case in order to permit the consummation of the Merger and the other transactions contemplated hereby prior to the Termination Date or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or Governmental Entity challenging the transactions contemplated by this Agreement as violative of any Antitrust Law or Communications Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions.

     (d) Each of the parties hereto shall promptly provide the others with a copy of any inquiry or request for information (including any oral request for information), pleading, order or other document either party receives from any Governmental Entities with respect to the matters referred to in Section 5.6.

     (e) The Company shall give prompt notice to Parent and Sub, and Parent and Sub shall give prompt notice to the Company, of (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, if received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Material Contract or (ii) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this
Section 5.6 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     (f) Parent agrees to assume and become bound by the terms of any of the Network Agreements if and to the extent required thereby in connection with the transactions contemplated by this Agreement.

     SECTION 5.7 Public Announcements. Each of the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, fiduciary duties or any listing agreement with any national securities exchange or quotation system.

     SECTION 5.8 Taxes.  Any liability with respect to taxes specified in
Section 5.9 hereof that are incurred in connection with the Merger shall be borne by the Surviving Corporation and expressly shall not be a liability of the shareholders of the Company.

     SECTION 5.9 Conveyance Taxes. Each of the parties hereto shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

     SECTION 5.10 Solvency Letter. (a) Parent shall use all reasonable efforts to deliver to the Board of Directors of the Company a letter (the "Solvency Letter") from an independent third party selected by the Board of Directors and reasonably satisfactory to Parent (the "Appraiser") attesting that, immediately after the Effective Time, the Surviving Corporation: (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) will have adequate capital with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured, based upon the proposed financing structure for the Merger and certain other financial information to be provided to the Appraiser by Parent and the Company and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and the financing relating thereto. Subject to the foregoing, the Solvency Letter shall be in form and substance reasonably satisfactory to the Board of Directors of the Company. Except with the prior written consent of the Company's Board of Directors, Parent will not consummate the Merger unless and until such Board of Directors shall have received the Solvency Letter.

     (b) Parent will request the Appraiser to promptly deliver the Solvency Letter and in any event, Parent will cause the Solvency Letter to be delivered prior to the Shareholders Meeting. The parties agree to cooperate with the Appraiser in connection with the preparation of the Solvency Letter, including, without limitation, providing the Appraiser with any information reasonably available to them necessary for the Appraiser's preparation of such letter.

     SECTION 5.11 Definitive Commitment Letters and Alternative
Commitments. Parent agrees to confirm in writing to the Company from time to time upon request that Parent believes in good faith that it will be able to obtain financing substantially on the terms described in the Commitment Letters and Alternative Commitments.

                                   ARTICLE VI

                              CONDITIONS OF MERGER

     SECTION 6.1 Conditions to Obligation of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approval. The Merger and this Agreement shall have been approved by the Required Vote.

     (b) HSR Approval. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements pursuant to the HSR Act shall have been placed on the Company, Parent, Sub or the Surviving Corporation in connection therewith.

     (c) FCC Approval. The FCC shall have approved the FCC Application and such approval shall have become final; provided, that such approval may be subject to Parent (or its affiliates) or the Surviving Corporation making Divestitures as set forth in Section 5.6 or to changes being made in the terms and conditions of any contracts to which the Company is a party. For purposes of this Agreement, FCC Approval of the FCC Application shall be deemed to be final if the FCC has taken action (i) approving the transfer of the FCC Licenses for the ownership and operation of the Company Stations pursuant to the Merger and (ii) if Parent has delivered the Venture Notice, approving the transfer of the FCC Licenses for the ownership and operation of television station KXAS-TV as contemplated by the Letter Agreement, which in the case of each such approval has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for reconsideration or appeal or sua sponte action of the FCC with comparable effect is pending and as to which the time for filing any such request, petition or appeal or for the taking of any such sua sponte action by the FCC has expired, provided, that the requirement that such FCC Approval must be final may be (A) waived in writing by Parent or (B) waived in writing by the Company with respect to the transfer of the FCC Licenses pertaining to television station KXAS-TV (which waiver may only be effected if requested by Parent pursuant to Section 4.6); and, provided further, that the requirement that final FCC Approval with respect to the transfer of the FCC Licenses for the ownership and operation of television station KXAS-TV by an entity controlled by NBC shall not be a closing condition if such final approval shall not have been obtained by May 1, 1998.

     (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     SECTION 6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following additional conditions unless waived by Parent:

     (a) Representations and Warranties of the Company. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of the Company) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such breaches that would not, individually or in the aggregate with any other breaches on the part of the Company, reasonably be expected to have a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

     (c) Financing. Parent shall have received the debt and equity financing for the transactions contemplated hereby on terms substantially as outlined in the Commitment Letters and Alternative Commitments.

     (d) Consents. The Company shall have obtained the consent or approval of each person (other than any Governmental Entity) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Material Contract. The Company and Parent acknowledge in connection with the foregoing that a true, correct and complete copy of NBC's consent, under the NBC Network Agreements, to the transfer of control of the FCC Licenses of the Company Stations covered by the NBC Network Agreements to Parent or its affiliate in connection with the Merger has been delivered to the Company.

     (e) LMA Agreements; Waiver Requests. There shall not have been any material modification or termination of any LMA Agreement which individually or in the aggregate would reasonably be expected to have a materially adverse economic effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole or a denial by the FCC of any of the waiver requests referred to in the Parent Disclosure Schedule (provided that Parent has made and/or agreed to make any necessary Divestitures pursuant to Section 5.6), in each case other than as directed by the FCC under Current FCC Policy. For purposes of this Agreement, the FCC shall be deemed to have acted under Current FCC Policy except to the extent that its action is the result of (i) legislative change enacted after the date of this Agreement, (ii) FCC action taken after the date of this Agreement in a rule making proceeding or
(iii) application by the FCC Staff of interim decisions, policies or processing guidelines adopted by the FCC Staff with respect to requests for waivers of the duopoly rule, 47 C.F.R. Section 73.3555(b) or the one-to-a-market rule, 47 C.F.R. Section 73.3555(c), or to local marketing agreements, not heretofore applied to transfer applications for stations similarly situated to the stations whose licenses are to be transferred pursuant to the FCC Application.

     (f) Dissenting Shares. No more than five percent (5%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

     (g) Options and Convertible Securities. All Stock Incentive Plans shall have been or will be as of the Effective Time duly cancelled by the Company and each Option and all securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company shall be or will be as of the Effective Time cancelled, exercised or expired, with the effect that, upon consummation of the Merger, Parent will own 100% of the capital stock and voting securities of the Surviving Corporation on a fully diluted basis.

     SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following additional conditions unless waived by the Company:

     (a) Representations and Warranties of Parent and Sub. The representations and warranties of each of Parent and Sub set forth in this Agreement shall be true and correct in all respects (provided that any representation or warranty of Parent and Sub contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of Parent and/or
Sub) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such breaches that would not, individually or in the aggregate with other breaches on the part of Parent and/or Sub, materially adversely affect the ability of Parent or Sub to consummate the transactions contemplated hereby, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by the Chief Executive Officer of each of Parent and Sub to such effect.

     (b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by the Chief Executive Officer of each of Parent and Sub to such effect.

     (c) Solvency Letter. The Board of Directors of the Company shall have received the Solvency Letter referred to in Section 5.10.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

     (a) by mutual written consent of Parent, Sub and the Company; or

     (b) by Parent, so long as neither Parent nor Sub is then in material breach of its obligations hereunder, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any such representation or warranty of the Company shall have been or become untrue, in each case such that the conditions set forth in
Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied and such breach or untruth (i) cannot be cured by the Closing Date or (ii) has not been cured within 30 days of the date on which the Company receives written notice thereof from Parent;

     (c) by the Company, so long as the Company is not then in material breach of its obligations hereunder, upon a breach of any material representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, or if any such representation or warranty of Parent or Sub shall have been or become untrue, in each case such that the conditions set forth in
Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied and such breach or untruth (i) cannot be cured by the Closing Date or (ii) has not been cured within 30 days of the date on which Parent or Sub receives written notice thereof from the Company;

     (d) by either Parent or the Company if any permanent injunction or other order, decree, ruling or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable; provided that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or other order, decree, ruling or action and such failure materially contributed to such imposition;

     (e) by either Parent or the Company if (other than due to the willful failure of the party seeking to terminate this Agreement to perform its obligations hereunder required to be performed at or prior to the Effective
Time) the Merger shall not have been consummated on or prior to June 30, 1998 (the "Termination Date"); provided that such right of termination shall not be available to Parent if Parent (or its affiliates) have not taken necessary action pursuant to Section 5.6 in order for the FCC Application to be approved;

     (f) by either Parent or the Company, if the approval of the shareholders of the Company of this Agreement and the Merger required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Vote at a duly held meeting of shareholders or at any adjournment thereof;

     (g) by Parent, if (i) the Board of Directors of the Company (A) shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger in any manner which is adverse to Parent, (B) shall have approved or have recommended to the shareholders of the Company a Transaction Proposal or
(C) shall have resolved to do the foregoing; or (ii) the Company shall have wilfully failed to hold the Shareholders Meeting on or prior to January 31, 1998 (the "Delayed Date"); provided that the Delayed Date shall be automatically extended for each day with respect to which the failure to hold the Shareholders Meeting (x) is attributable to a lack of cooperation and assistance by Parent, Sub or their affiliates or (y) is the result of any injunction or similar action or any action of the SEC, in each case preventing or delaying the holding of such meeting;

     (h) by the Company prior to the receipt of the Required Vote in accordance with Section 5.3; provided, that Parent receives at least the five business days' prior written notice specified in Section 5.3(b) and, during such five business day period, the Company shall, and shall cause its financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Parent may propose; provided, further, that the Company may not effect such termination pursuant to this Section 7.1(h) unless the Company has contemporaneously with such termination tendered payment to Parent or Parent's designee of the amounts, if any, that are due to Parent under Section 7.3(b)(ii);

     (i) by the Company if there is no reasonable possibility that (A) the FCC Application will receive final approval on or prior to the Termination Date or
(B) the funding of any of the financing commitments described in the Commitment Letters and Alternative Commitments will be available to Parent or Sub substantially on the terms set forth therein; or

     (j) by the Company (i) if a Solvency Letter reasonably satisfactory to the Company has not been delivered to the Company within the period described in
Section 5.10(b) or (ii) if Parent does not confirm in writing to the Company that Parent believes in good faith that it will be able to obtain financing substantially on the terms set forth in the Commitment Letters and Alternative Commitments within five business days of being requested to do so by the Company pursuant to Section 5.11.

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 7.3, Section 5.2 and Section 8.1; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

     SECTION 7.3 Fees and Expenses.  (a) Except as provided below in this
Section 7.3, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     (b) The Company shall pay, or cause to be paid, in same day funds to Parent the amounts set forth below (which amounts shall constitute full satisfaction of all of the Company's obligations and liabilities to Parent and Sub under this Agreement) under the circumstances and at the times specified:

          (i) if Parent terminates this Agreement under Section 7.1(g), the Company shall pay Parent upon such termination (A) $64 million as an alternative transaction fee (the "Termination Fee") plus (B) $10 million as reimbursement of the expenses of Parent and Sub, provided that Parent will present statements documenting the expenses referenced in clause (B) to the Company within five (5) business days following such termination, together with a refund of any amounts which are not supported by such documentation.

          (ii) if the Company terminates this Agreement under Section 7.1(h), the Company shall pay the Termination Fee upon such termination;

          (iii) if Parent or the Company terminates this Agreement under Section 7.1(f), the Company shall reimburse Parent for its documented out-of-pocket expenses incurred in connection with the transactions contemplated hereby, up to a maximum reimbursement of $10 million, promptly upon presentment of statements documenting such expenses;

          (iv) if (1) Parent or the Company terminates this Agreement under
     Section 7.1(f) or (2) Parent terminates this Agreement under Section 7.1(b) as a result of a willful breach of a material representation, warranty or covenant by the Company, and within 320 days thereafter, (A) the Company enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to a Transaction Proposal, or a Transaction Proposal is consummated, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, which in the case of either (A) or (B) above will result in shareholders of the Company becoming entitled to receive upon consummation of such Transaction Proposal or Superior Proposal consideration with a value (determined in good faith by the Board of Directors of the Company) per share of Company Common Stock greater than (i) the cash price specified in Section 2.1(c) plus (ii) the Additional Amounts described in Section 2.1(e) accruing from the Accretion Start Date through the date of the consummation of such Transaction Proposal or Superior Proposal, then, in the case of either (A) or (B) above, the Company shall pay to Parent upon the consummation of such Transaction Proposal or Superior Proposal the difference between the Termination Fee and the amounts previously paid to Parent pursuant to
     Section 7.3(b)(iii).

     SECTION 7.4 Brokers. Except as otherwise provided in Section 7.3, the Company agrees to indemnify and hold harmless Parent and Sub, and Parent and Sub agree to indemnify and hold harmless the Company, from and against any and all liability to which Parent and Sub, on the one hand, or the Company, on the other hand, may be subjected by reason of any brokers, finders or similar fees or expenses with respect to the transactions contemplated by this Agreement to the extent such similar fees and expenses are attributable to any action undertaken by or on behalf of the Company, Parent or Sub, as the case may be.

     SECTION 7.5 Amendment. This Agreement may be amended by the parties hereto by action taken by the respective Boards of Directors of Parent, Sub and the Company at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 7.6 Waiver. At any time prior to the Effective Time, any party hereto, to the extent lawful, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1 Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, except that (i) those agreements set forth in Section 2.1, Section 2.2,

Section 5.2, Section 5.4, Section 5.5, Section 7.2, Section 7.3, Section 7.4 and
Article VIII shall survive the Effective Time and those agreements set forth in
Section 5.2, Section 7.2, Section 7.3, Section 7.4 and Article VIII shall survive termination (in each of (i) and (ii) in accordance with the terms of such provisions).

     SECTION 8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Parent or Sub:

       Ranger Holdings Corp.
        200 Crescent Court, Suite 1600
        Dallas, Texas 75201
        Attention: Lawrence Stuart

     with a copy to:

       Weil, Gotshal & Manges LLP
        767 Fifth Avenue
        New York, New York 10153
        Attention: Stephen E. Jacobs, Esq.
                   Howard Chatzinoff, Esq.

     if to the Company:

       LIN Television Corporation
        #1 Richmond Square, Suite 230E
        Providence, Rhode Island 02906
        Attention: Peter E. Maloney

     with a copy to:

       Simpson Thacher & Bartlett
        425 Lexington Avenue
        New York, New York 10017
        Attention: David B. Chapnick, Esq.

     SECTION 8.3 Certain Definitions.  For purposes of this Agreement, the term:

          (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares of Company Common Stock (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

          (c) "Company Station" means each broadcast television station owned by the Company or a subsidiary of the Company and shall not include any broadcast television station operated by the Company or a subsidiary of the Company pursuant to a local marketing agreement;

          (d) "Confidentiality Agreement" means the confidentiality agreement dated June 13, 1997 between the Company and Hicks, Muse, Tate & Furst Incorporated, as amended, modified or supplemented from time to time;

          (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (f) "Current FCC Policy" means the Communications Act and FCC rules, regulations and policies in effect on the date of this Agreement;

          (g) "FCC License" means any permit, license, waiver or authorization that a person is required by the FCC to hold in connection with the operation of its business;

          (h) "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company ended December 31, 1996 were prepared;

          (i) "Independent Directors" means the three members of the Company's Board of Directors designated as such pursuant to the PMVG;

          (j) "knowledge" means, with respect to any entity, knowledge of any officer of an entity after reasonable inquiry (except as otherwise set forth herein);

          (k) "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, collateral assignment, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset;

          (l) "LMA Station" means each broadcast television station for which the Company or a subsidiary of the Company provides programming and advertising services pursuant to a local marketing agreement;

          (m) "Majority Vote of the Public Stockholders" means (i) the affirmative vote of the holders of at least a majority of the Public Shares present and entitled to vote at any meeting at which the holders of a majority of the Public Shares are present or (ii) the action by written consent (in accordance with applicable provisions of Delaware law and the Company's certificate of incorporation and by-laws) of the holders of a majority of the Public Shares;

          (n) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

          (o) "Public Shares" means shares of Company Common Stock not owned by the Principal Company Shareholder or any of its affiliates;

          (p) "Significant Subsidiary" means, with respect to the Company, each of the Company's subsidiaries through which the Company operates, or holds an FCC License with respect to the operation of, a Company Station and any other subsidiary which is a party to a Material Contract; and

          (q) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent, Sub or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent, Sub or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 8.5 Entire Agreement; Assignment. Except for the Letter Agreement, the Shareholders Agreements, Confidentiality Agreement and the WOOD Agreement, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; provided however that it is expressly agreed that the transactions contemplated by this Agreement do not violate
Section 4 of the Confidentiality Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interest and obligations hereunder to any newly-formed direct wholly owned Subsidiary of Parent or Sub. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 8.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and (other than Sections 2.2(a), 5.4 and 5.5) nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.7 Director and Officer Liability. The directors, officers, stockholders and other controlling persons of each of the parties and their affiliates acting in such capacity shall not in such capacity have any personal liability or obligation arising under this Agreement (including any claims that the other parties may assert) other than as an assignee of this Agreement.

     SECTION 8.8 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

     SECTION 8.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Section 8.12 Effect of the Venture. Any actions taken by the Company to implement the Venture pursuant to, and consistent with, its obligations under
Section 4.6 of the Agreement (and the results thereof) shall not (i) constitute a breach of any representation, warranty or covenant under the Agreement, (ii) be taken into account in determining whether there has been or may be a Material Adverse Effect on the Company and (iii) in any respect be the basis for Parent or Sub having the right to terminate the Agreement.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          RANGER HOLDINGS CORP.

                                          By: /s/ MICHAEL J. LEVITT

                                          --------------------------------------
                                              Name: Michael J. Levitt
                                              Title:  Vice President

                                          RANGER ACQUISITION COMPANY

                                          By: /s/ MICHAEL J. LEVITT

                                          --------------------------------------
                                              Name: Michael J. Levitt
                                              Title:  Vice President

                                          LIN TELEVISION CORPORATION

                                          By: /s/ GREGORY M. SCHMIDT

                                          --------------------------------------
                                              Name: Gregory M. Schmidt
                                              Title:  Vice President and General
                                          Counsel

                                                                       ANNEX B-1

                             [MORGAN STANLEY LOGO]

                                                     [MORGAN STANLEY LETTERHEAD]
                                                                October 21, 1997

Board of Directors
LIN Television Corporation
Four Richmond Square
Suite 200
Providence, Rhode Island 02906
Members of the Board:

     We understand that LIN Television Corporation ("LIN" or the "Company"), Ranger Holdings Corp. ("Buyer") and Ranger Acquisition Company, a wholly owned subsidiary of Buyer, ("Acquisition Sub") propose to enter into the Amendment to Merger Agreement dated as of October 21, 1997 (the "Merger Agreement Amendment"), which amends the Agreement and Plan of Merger, dated as of August 12, 1997 (the "Original Merger Agreement," and as so amended, the "Merger Agreement") and which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into LIN. Pursuant to the Merger, LIN will become a wholly owned subsidiary of Buyer and each outstanding share of common stock, par value $.01 per share (the "Common Stock") of LIN, other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissentliers' rights have been perfected, will be converted into the right to receive $55.00 per share in cash as adjusted pursuant to the Merger Agreement (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the option set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

          (iii) reviewed certain financial projections prepared by the management of the Company;

          (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

          (v) reviewed the reported prices and trading activity for the Common Stock;

          (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (viii) participated in discussions and negotiations among representatives at the Company and Buyer and their financial and legal advisors;

          (ix) reviewed the Television Private Market Value Guarantee and the proposed amendment thereto;

                                      B-1-1

          (x) reviewed the Original Merger Agreement, the Merger Agreement Amendment and certain relaxed documents, and

          (xi) performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory or financing services for the Company, Hicks, Muse, Tate & Furst Incorporated, an affiliate of the Buyer and the Acquisition Sub, and AT&T Corp. and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger. In addition, we express no opinion or recommendations as to how the holders of Common Stock should vote at the shareholders' meeting held in connection with the Merger.

     Based on the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.
                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:
                                            [Paul J. Taubman Signature]
                                            Paul J. Taubman
                                            Managing Director

                                      B-1-2

                                                                       ANNEX B-2

[WASSERSTEIN LOGO]                                      [WASSERSTEIN LETTERHEAD]

                                October 21, 1997

The Board of Directors
LIN Television Corporation
4 Richmond Square, Floor 2
Providence, Rhode Island 02906

Members of the Board:

     You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (the "Shares"), of LIN Television Corporation, a Delaware corporation (the "Company"), of the consideration proposed to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 12, 1997 (the "Merger Agreement"), among the Company, Ranger Holdings Corp., a Delaware corporation ("Parent"), and Ranger Acquisition Company, a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), as amended pursuant to an Amendment to Merger Agreement (the "Merger Amendment"). We understand that the Merger Agreement and the Merger Amendment provide for, among other things, a merger of Sub with and into the Company (the "Transaction") pursuant to which each outstanding Share will be converted into the right to receive $55.00 in cash, subject to adjustment (the "Consideration"). The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement and the Merger Amendment.

     In connection with rendering our opinion, we have reviewed the Television Private Market Value Guarantee, dated December 28, 1994, between AT&T Wireless Services, Inc., the legal successor to McCaw Cellular Communications, Inc., and the Company (the "Original Guarantee"), the Merger Agreement, the amendment to the Original Guarantee dated as of August 12, 1997 (the Amendment and, together with the Original Guarantee, the "Guarantee"), the Asset Purchase Agreement, dated as of August 12, 1997, among the Company, Parent and LCH Communications, Inc., a Delaware corporation (the "Asset Purchase Agreement"), a draft Merger Amendment and certain other related documents, and for purposes hereof we have assumed that the final form of the Merger Amendment will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of management of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company's business, past and current operations, assets, financial condition and future prospects.

     We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the television broadcasting industry specifically and in other industries generally, that we believe to be reasonably comparable, in whole or in part, to the Transaction or otherwise relevant to our inquiry. We have also performed such other studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information reviewed by us, and we have not assumed any

                                      B-2-1

                        [WASSERSTEIN LETTERHEAD ADDRESS]
responsibility for independent verification of any of such information. We have also relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us and we have assumed, with your consent, that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management, and we express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, nor assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, nor for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We have assumed that the transactions described in the Merger Agreement, the Merger Amendment, the Guarantee and the Asset Purchase Agreement will be consummated on the terms set forth therein, without material waiver or modification. Our opinion is necessarily based on economic and market conditions and other circumstances, and the information made available to us, as such exist and can be evaluated by us as of October 21, 1997.

     We are acting as financial advisor to the Company in connection with the proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Transaction, as well as a fee for rendering this opinion. In addition, we have performed various investment banking services for the Independent Directors (as defined as the Guarantee) from time to time in the past and have received customary fees for rendering such services. We are continuing to provide financial advisory services to the Independent Directors with respect to the Guarantee and may receive additional fees for such services.

     This opinion addresses only the fairness from a financial point of view to the stockholders of the Company of the Consideration to be received by such stockholders pursuant to the Transaction, and does not express any views on any other terms of the Transaction. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement, the Merger Amendment, the Guarantee and the Asset Purchase Agreement. We have advised the Board of Directors that, based on the terms of our engagement by the Company, we do not believe that any person (including any stockholder of the Company), other than the Company and the Board of Directors, has the legal right to rely upon this letter to support any claim against us arising under applicable state law and that, should any such claim be brought against us by any such person, this assertion would be raised as a defense. In the absence of applicable state law, the availability of such a defense would be resolved by a court of competent jurisdiction. Resolution of the question of the availability of such a defense, however, would have no effect on the rights and responsibilities of the Board of Directors under applicable state law. Furthermore, the availability of such defense to us would have no effect on the rights and responsibilities of either us or the Board of Directors under the federal securities laws.

     It is understood that this letter is solely for the benefit and use of the Board of Directors in its consideration of the Transaction and except for inclusion in its entirety in a registration statement or proxy statement or both relating to the Transaction, may not be relied upon by any other person, quoted, used or reproduced for any other purpose without our prior written consent. This opinion does not constitute a recommendation to any stockholder with respect to how such holder should vote with respect to the Transaction, and should not be relied upon by any stockholder as such.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the Consideration to be received by the stockholders of the Company pursuant to the Transaction is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                         /s/ WASSERSTEIN PERELLA & CO., INC.
                                         ------------------------------------
                                           Wasserstein Perella & Co., Inc.


                                      B-2-2

                                                                         ANNEX C

[WASSERSTEIN LOGO]                                      [WASSERSTEIN LETTERHEAD]

                                                                 August 12, 1997

Independent Directors of the Board of Directors
LIN Television Corporation
4 Richmond Square, Floor 2
Providence, Rhode Island 02906

Lady/Gentlemen:

     You have asked us to advise you with respect to whether, in the context of the Transaction (as defined below), the proposed amendment (the "PMVG Amendment") to the Television Private Market Value Guarantee (the "PMVG"), dated December 28, 1994, between LIN Television Corporation, a Delaware corporation (the "Company"), and McCaw Cellular Communications, Inc. (now known as AT&T Wireless Services, Inc.) would be materially adverse to the holders of Public Shares (as defined in the PMVG) from a financial point of view. We understand that the PMVG Amendment will be executed in connection with (i) the Agreement and Plan of Merger, dated as of August 12, 1997 (the "Merger Agreement"), among the Company, Ranger Holdings Corp., a Delaware corporation ("Parent"), and Ranger Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and (ii) the Asset Purchase Agreement, dated as of August 12, 1997 among the Company, Parent and LCH Communications, Inc., a Delaware corporation (the "Asset Purchase Agreement") (the execution of and the transactions contemplated by the PMVG Amendment, the Merger Agreement and the Asset Purchase Agreement, collectively, the "Transaction"). The Merger Agreement provides for, among other things, a merger of Sub with and into the Company pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company will be converted into the right to receive $47.50 in cash, subject to adjustment. The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement, the PMVG Amendment and the Asset Purchase Agreement.

     In connection with rendering our opinion, we have reviewed the PMVG and drafts of the PMVG Amendment, the Merger Agreement and the Asset Purchase Agreement, and for purposes hereof we have assumed that the final forms of these documents will not differ in any material respect from the drafts provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and future prospects.

     We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the television broadcasting industry specifically, and in other industries generally, that we believe to be reasonably comparable, in whole or in part, to the Transaction or otherwise relevant to our inquiry. We have also performed such other studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information reviewed by us, and we have not assumed any responsibility for independent verification of any of such information. We have also relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us and we have assumed, with your consent, that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management, and we express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, nor assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, nor for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We have assumed that the transactions described in the Merger Agreement, the PMVG and the Asset Purchase Agreement will be consummated on the terms set forth therein, without material waiver or modification. Our opinion is necessarily based on economic and market conditions and other circumstances, and the information made available to us, as such exist and can be evaluated by us as of August 12, 1997.

     We are acting as financial advisor to the Independent Directors (as defined in the PMVG) in connection with certain aspects of the proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Transaction, as well as a fee for rendering this opinion. In addition, we have performed various investment banking services for the Board of Directors of the Company in connection with the Transaction, and for the Independent Directors from time to time in the past and have received customary fees for rendering such services. We are continuing to provide financial advisory services to the Independent Directors with respect to the PMVG, as amended.

     This opinion addresses only whether, in the context of the Transaction, the PMVG Amendment is materially adverse to the holders of the Public Shares from a financial point of view, and does not express any views on any other terms of the Transaction. Specifically, our opinion does not address the Company's underlying business decision to effect the Transaction, including the transactions contemplated by the PMVG Agreement. We have advised the Independent Directors that, based on the terms of our engagement by the Independent Directors, we do not believe that any person other than the Independent Directors has the legal right to rely upon this letter to support any claim against us arising under applicable state law and that, should any such claim be brought against us by any such person, this assertion would be raised as a defense. In the absence of applicable state law, the availability of such a defense would be resolved by a court of competent jurisdiction. Resolution of the questions of the availability of such a defense, however, would have no effect on the rights and responsibilities of the Independent Directors under applicable state law. Furthermore, the availability of such a defense to us would have no effect on the rights and responsibilities of either us or the Independent Directors under the federal securities laws.

     It is understood that this letter is solely for the benefit and use of the Independent Directors in their consideration of the Transaction. This opinion does not constitute a recommendation to any stockholder with respect to how such holder should vote with respect to the Transaction, and should not be relied upon by any stockholder as such.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof and in the context of the Transaction, the proposed PMVG Amendment would not be materially adverse to the holders of Public Shares from a financial point of view.

                                          Very truly yours,

                                         /s/ WASSERSTEIN PERELLA & CO., INC.
                                         ------------------------------------
                                          Wasserstein Perella & Co., Inc.

                                                                         ANNEX D

[WASSERSTEIN LOGO]                                      [WASSERSTEIN LETTERHEAD]

                                                     August 12, 1997

Independent Directors of the Board of Directors
LIN Television Corporation
4 Richmond Square, Floor 2
Providence, Rhode Island 02906

Lady/Gentlemen:

     You have asked us to advise you with respect to whether, in the context of the Transaction (as defined below), the transactions contemplated by the Asset Purchase Agreement, dated as of August 12, 1997 (the "Asset Purchase Agreement"), among LIN Television Corporation, a Delaware corporation (the "Company"), Ranger Holdings Corp., a Delaware corporation ("Parent"), and LCH Communications, Inc. ("LCH"), a Delaware corporation, would likely depress the value of the Company on the Initiation Date (as defined in the PMVG, as defined below) from a financial point of view. We understand that the Asset Purchase Agreement will be executed in connection with (i) the Agreement and Plan of Merger, dated as of August 12, 1997 (the "Merger Agreement"), among the Company, Parent and Ranger Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and (ii) the Television Private Market Value Guarantee, dated December 28, 1994, between AT&T Wireless Services Inc., the legal successor to McCaw Cellular Communications, Inc., and the Company, as amended on August 12, 1997 (the "PMVG") (the execution of and the transactions contemplated by the PMVG, the Merger Agreement and the Asset Purchase Agreement, collectively, the "Transaction"). The Merger Agreement provides for, among other things, a merger of Sub with and into the Company pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company will be converted into the right to receive $47.50 in cash, subject to adjustment (the "Consideration"). The Asset Purchase Agreement provides for, among other things, the obligation of the Company to purchase (i) the assets comprising broadcast television station WOOD-TV and certain local marketing agreement rights and other auxiliary facilities and (ii) an option to acquire broadcast television station WOTV (collectively, the "WOOD-TV Properties") if the Merger Agreement is terminated for an aggregate consideration of $125.5 million, subject to adjustment. The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement, the PMVG and the Asset Purchase Agreement.

     In connection with rendering our opinion, we have reviewed the PMVG, as originally executed, and drafts of the Merger Agreement, the proposed amendment to the PMVG referred to above and the Asset Purchase Agreement and for purposes hereof, we have assumed that the final forms of these documents will not differ in any material respect from the drafts provided to us.
We have also reviewed and analyzed certain publicly available business and financial information relating to the Company and the WOOD-TV Properties for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of management of the Company and provided to us for purposes of our analysis. We have also met with management of the Company to review and discuss such information and, among other matters, the WOOD-TV Properties and the Company's business, operations, assets, financial condition and future prospects.

     We have reviewed and considered certain financial and stock market data relating to the Company and the WOOD-TV Properties and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company and the WOOD-TV Properties or one or more of their respective businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the television broadcasting industry specifically, and in other industries generally, that we believe to be reasonably comparable, in whole or in part, to the Transaction or otherwise relevant to our inquiry. We have also analyzed the effect of the execution of agreements similar to the Asset Purchase Agreement and the consummation of acquisitions similar to that contemplated by an Asset Purchase Agreement on the valuation of certain of such companies. We have also performed such other studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information reviewed by us, and we have not assumed any responsibility for independent verification of any of such information. We have also relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us and we have assumed, with your consent, that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management, and we express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company or the WOOD-TV Properties, nor assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or the WOOD-TV Properties nor for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company or the WOOD-TV Properties and no such independent valuation or appraisal was provided to us. We have assumed that the transactions described in the Merger Agreement, the PMVG, and the Asset Purchase Agreement will be consummated on the terms set forth therein, without material waiver or modification. Our opinion is necessarily based on economic and market conditions and other circumstances, and the information made available to us, as such exist and can be evaluated by us as of August 12, 1997.

     We are acting as financial advisor to the Independent Directors (as defined in the PMVG) in connection with certain aspects of the proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Transaction, as well as a fee for rendering this opinion. In addition, we have performed various investment banking services for the Board of Directors of the Company in connection with the Transaction and for the Independent Directors from time to time in the past and have received customary fees for rendering such services. We are continuing to provide financial advisory services to the Independent Directors with respect to the PMVG and may receive additional fees for such services.

     This opinion addresses only whether, in the context of the Transaction, the transactions contemplated by the Asset Purchase Agreement would likely depress the value of the Company on the Initiation Date from a financial point of view, and does not express any views on any other terms of the Transaction. Specifically, our opinion does not address the Company's underlying business decision to effect the Transaction, including the transactions contemplated by the Asset Purchase Agreement. We have assumed with your permission for purposes of this opinion that the Company's potential purchase of the WOOD-TV Properties and related transactions would be consummated no sooner than March 1, 1998. We have advised the Independent Directors that, based on the terms of our engagement by the Independent Directors, we do not believe that any person other than the Independent Directors has the legal right to rely upon this letter to support any claim against us arising under applicable state law and that, should any such claim be brought against us by any such person, this assertion would be raised as a defense. In the absence of applicable state law, the availability of such a defense would be resolved by a court of competent jurisdiction. Resolution of the questions of the availability of such a defense, however, would have no effect on the rights and responsibilities of the Independent Directors under applicable state law. Furthermore, the availability of such a defense to us would have no effect on the rights and responsibilities of either us or the Independent Directors under the federal securities laws.

     It is understood that this letter is solely for the benefit and use of the Independent Directors in their consideration of the Transaction. This opinion does not constitute a recommendation to any stockholder with respect to how such holder should vote with respect to the Transaction, and should not be relied upon by any stockholder as such.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof and in the context of the Transaction, the transactions contemplated by the Asset Purchase Agreement would not likely depress the value of the Company on the Initiation Date from a financial point of view.

                                          Very truly yours,

                                        /s/  WASSERSTEIN PERELLA & CO., INC.
                                        -------------------------------------
                                          Wasserstein Perella & Co., Inc.

                                                                         ANNEX E

                             STOCKHOLDERS AGREEMENT

     THIS STOCKHOLDERS AGREEMENT, dated as of August 12, 1997 (this "Agreement"), is made and entered into by Ranger Holdings Corp., a Delaware corporation ("Parent"), Ranger Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and AT&T Corp., a New York corporation, and AT&T Wireless Services, Inc., a Delaware corporation and a direct wholly owned subsidiary of AT&T Corp. (collectively, the "Other AT&T Parties"), and MMM Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of AT&T Wireless Services, Inc. ("Holding" and, together with the Other AT&T Parties, the "AT&T Parties"). In addition to the above parties, LIN Television Corporation, a Delaware corporation (the "Company"), hereby joins in the execution and delivery of this Agreement for purposes of Sections 2(b) and 7.

                              W I T N E S S E T H

     WHEREAS, concurrently herewith, Parent, Sub and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which Sub will be merged with and into the Company (the "Merger");

     WHEREAS, Holding is the record and Beneficial Owner of 13,494,750 Shares;
and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the AT&T Parties agree, and the AT&T Parties have agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Definitions.  For purposes of this Agreement:

     (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

     (b) "Company Common Stock" shall mean at any time the Common Stock, par value $.01 per share, of the Company.

     (c) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     2. Provisions Concerning Company Common Stock.

     (a) Each AT&T Party hereby jointly and severally agrees that during the period commencing on the date hereof and continuing until the first to occur of the Effective Time or termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, Holding shall, in its capacity as a holder of Company Common Stock and subject to Section 8, vote (and the Other AT&T Parties shall cause to be voted) all of the issued and outstanding Shares held of record or Beneficially Owned by Holding, whether heretofore owned and held as of the date hereof or hereafter acquired, other than in connection with the termination of the Merger Agreement in accordance with its terms (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof if, but only if, a majority of the issued and outstanding Company Common Stock not owned by Holding that is represented in person or by proxy at any meeting of the holders of the Company Common Stock at which the holders of a majority of the shares of Company

Common Stock not owned by Holding are present shall have voted to approve the Merger, it being understood that in the event of any other vote at such meeting Holding may abstain with respect to the approval and adoption of the Merger and the Merger Agreement; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (C)(1) any change in a majority of the persons who constitute the board of directors of the Company, provided that Holding and the Other AT&T Parties may, at any time, change its designees to the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or its Subsidiaries which is intended, or could reasonably be expected, to materially delay or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement, and during such period no AT&T Party shall enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 2.

     (b) Section 2(a) is for the benefit of, and may not be amended or waived without the prior written consent of, the Company.

     3. Irrevocable Commitment. Each AT&T Party hereby irrevocable commits and agrees that for a period of at least two years from the Closing Date (a) neither it nor its affiliates will acquire, in the aggregate, beneficial ownership of 25% or more of the Company Common Stock on a fully diluted basis and (b) it shall not cause or permit the designees of any AT&T Party or its affiliates to constitute a majority of the Board of Directors of the Company.

     4. Information Supplied by the AT&T Parties. The AT&T Parties will, jointly and severally, indemnify and hold harmless Parent and Sub and their respective officers, directors, controlling persons and agents against any and all claims, losses, liabilities, damages, costs or expenses (including reasonable attorneys' fees and expenses) that may arise out of or with respect to the information specifically supplied by any AT&T Party for inclusion in the Proxy Statement containing or being alleged to contain an untrue statement of material fact or omitting or being alleged to omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     5. Covenants, Representations and Warranties of Each AT&T Party.

     (a) Each AT&T Party hereby jointly and severally represents and warrants to Parent as follows:

          (i) Ownership of Shares. Holding is the record and Beneficial Owner of 13,494,750 Shares and the Other AT&T Parties are each the Beneficial Owner but not the record holder of 13,494,750 Shares. On the date hereof, such 13,494,750 Shares constitute all of the Shares owned of record or Beneficially Owned by the AT&T Parties. The AT&T Parties have sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to 13,494,750 Shares, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (ii) Organization, Standing and Power. Each of the AT&T Parties is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each AT&T Party has adequate corporate power and authority to own its properties and carry on its business as presently conducted. Each AT&T Party has the corporate power and authority to enter into and perform all of such AT&T Party's obligations under this Agreement and to consummate the transactions contemplated hereby. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which any AT&T Party is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such AT&T Party of the transactions contemplated hereby.

          (iii) Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each AT&T Party, and each AT&T Party has taken all other actions required by law, its Certificate of Incorporation and its Bylaws in order to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each AT&T Party and constitutes the valid and binding obligation of each AT&T Party and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

          (iv) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by any AT&T Party or, except for filings under the Exchange Act, the HSR Act and the Communications Act, and the filings required under the Merger Agreement, the consummation by each AT&T Party of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not prevent such AT&T Party from performing its obligations hereunder. None of the execution and delivery of this Agreement by each AT&T Party, the consummation by such AT&T Party of the transactions contemplated hereby or compliance by such AT&T Party with any of the provisions hereof (1) conflicts with or results in any breach of any applicable organizational documents applicable to such AT&T Party, (2) results in a violation or breach of, conflicts with, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such AT&T Party is a party or by which such AT&T Party or any of such AT&T Party's properties or assets may be bound, or (3) violates, subject, with respect to consummation of the transactions contemplated hereby or compliance with the provisions hereof, to filings under the Exchange Act, the HSR Act and the Communications Act, and the filings required under the Merger Agreement, any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such AT&T Party or any of such AT&T Party's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not prevent such AT&T Party from performing its obligations hereunder.

          (v) No Encumbrances. The Shares subject to this Agreement and the certificates representing such Shares are held by Holding, or by a nominee or custodian for the benefit of Holding, free and clear of all proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

          (vi) No Solicitation. Until the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, no AT&T Party shall, in its capacity as such a stockholder and subject to Section 8, directly or indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes a Transaction Proposal.

          (vii) Restriction on Transfer, Proxies and Non-Interference. Until the first to occur of the Effective Time or termination of the Merger Agreement in accordance with its terms, Holding shall not (and the Other AT&T Parties shall not cause Holding to) directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares subject to this Agreement, or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of the AT&T Parties contained herein untrue or incorrect or have the effect of preventing or disabling any AT&T Party from performing such AT&T Party's obligations under this Agreement.

          (viii) Waiver of Appraisal Rights. Holding hereby waives any rights of appraisal or rights to dissent from the Merger that Holding may have pursuant to Section 262 of the Delaware General Corporation Law.

          (ix) Reliance by Parent. Each AT&T Party understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon each AT&T Party's execution and delivery of this Agreement.

     (b) Parent hereby represents and warrants to each AT&T Party as follows:

          (i) Organization, Standing and Power. Parent is a corporation duly formed and validly existing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. Parent has the corporate power and authority to enter into and perform all of Parent's obligations under this Agreement and to consummate the transactions contemplated hereby.

          (ii) Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, and Parent has taken all other actions required by law, its Certificate of Incorporation and its Bylaws in order to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes the valid and binding obligation of Parent and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

          (iii) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent or, except for filings under the HSR Act, filings under the Communications Act, and the filings required under the Merger Agreement, the consummation by Parent of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with Parent's ability to perform its obligations hereunder. None of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof (1) conflicts with or results in any breach of any applicable organizational documents applicable to Parent, (2) results in a violation or breach of, conflicts with, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of Parent's properties or assets may be bound, or (3) violates, subject, with respect to the consummation of the transactions contemplated hereby or compliance with the provisions hereof, to filings under the Exchange Act, the HSR Act and the Communications Act, and the filings required under the Merger Agreement, any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or any of Parent's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Parent to perform its obligations hereunder.

     6. Stop Transfer. Each AT&T Party agrees with, and covenants to, Parent that Holding shall not (and the Other AT&T Parties shall not cause Holding to) request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Holding's Shares, if such transfer is in violation of this Agreement (including the provisions of Section 2 hereof). In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

     7. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the termination of the Merger Agreement in accordance with its terms by Parent or the Company.

     8. Directors Actions. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements set forth herein shall not prevent any designees of the AT&T Parties serving on the Company's Board of Directors from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such designee's capacity as a director of the Company.

     9. Miscellaneous.

     (a) Assignment. Each AT&T Party agrees that this Agreement and the obligations hereunder shall attach to Holding's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

    If to the AT&T Parties:   AT&T Corp.
                              131 Morristown Road
                              Basking Ridge, New Jersey 07920
                              Attn: Corporate Secretary
                              Telecopy: (908) 204-8574

    If to Parent or Sub:      Ranger Holdings Corp.
                              c/o Hicks, Muse, Tate & Furst Incorporated
                              200 Crescent Court, Suite 1600
                              Dallas, Texas 75201
                              Attn: Lawrence D. Stuart, Jr.
                              Telecopy: (214) 740-7313

    copy to:                  Weil, Gotshal & Manges LLP
                              767 Fifth Avenue
                              New York, New York 10153
                              Attn: Stephen E. Jacobs, Esq.
                              Telecopy: (212) 310-8007

    If to the Company:        LIN Television Corporation
                              Four Richmond Square, Suite 200
                              Providence, Rhode Island 02906
                              Attn: President
                              Telecopy: (401) 454-2817

    copy to:                  Simpson Thacher & Bartlett
                              425 Lexington Avenue
                              New York, New York 10017
                              Attn: David B. Chapnick, Esq.
                              Telecopy: (212) 455-2502

     or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (d) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (e) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (f) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (h) No Third Party Beneficiaries. Except as provided in Section 2(b), this Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

     (i) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     (j) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, Parent, Sub and each AT&T Party have caused this Agreement to be duly executed as of the day and year first above written.

                                          RANGER HOLDINGS CORP.

                                          By: /s/ Michael Levitt
                                          Name: Michael Levitt
                                          Title: Vice President

                                          RANGER ACQUISITION CORP.

                                          By: /s/ Michael Levitt
                                          Name: Michael Levitt
                                          Title: Vice President

                                          AT&T CORP.
                                          By: /s/ D.J. Carey
                                          Name: D.J. Carey
                                          Title: Vice President

                                          AT&T WIRELESS SERVICES, INC.

                                          By: /s/ Daniel R. Hesse
                                          Name: Daniel R. Hesse
                                          Title:

                                          MMM HOLDINGS, INC.

                                          By: /s/ Daniel R. Hesse
                                          Name: Daniel R. Hesse
                                          Title:

AGREED TO AND ACKNOWLEDGED
(with respect to Sections 2(b) and 7 hereof and for purposes of acknowledging its consent hereto):

LIN TELEVISION CORPORATION

By: /s/ Peter Maloney
Name: Peter Maloney
Title: Vice President

                                                                         ANNEX F

                             STOCKHOLDERS AGREEMENT

     THIS STOCKHOLDERS AGREEMENT, dated as of August 12, 1997 (this "Agreement"), is made and entered into by Ranger Holdings Corp., a Delaware corporation ("Parent"), Ranger Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and Cook Inlet Communications Corp. ("CI"), a Delaware corporation. In addition to the above parties, LIN Television Corporation, a Delaware corporation (the "Company") hereby joins in the execution and delivery of this Agreement for purposes of Sections 2(b).

                              W I T N E S S E T H

     WHEREAS, concurrently herewith, Parent, Sub and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which Sub will be merged with and into the Company (the "Merger");

     WHEREAS, CI is the record and Beneficial Owner of 1,608,975 Shares; and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that CI agree, and CI has agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Definitions.  For purposes of this Agreement:

     (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

     (b) "Company Common Stock" shall mean at any time the Common Stock, par value $.01 per share, of the Company.

     (c) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     2. Provisions Concerning Company Common Stock.

     (a) CI hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of the Effective Time or termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, CI shall in its capacity as a holder of Company Common Stock and subject to Section 5, vote all of the issued and outstanding Shares held of record or Beneficially Owned by CI, whether heretofore owned or hereafter acquired, other than in connection with the termination of the Merger Agreement (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, it being understood that the agreement to vote in favor of the Merger is dependent on no reduction having been made to the Merger Consideration and the affirmative recommendation of the Company's Board of Directors; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger, the transactions contemplated by the Merger Agreement or as otherwise permitted or contemplated by the Merger Agreement):
(A) any extraordinary corporate transac-tion, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries;
(C)(1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or its Subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement, and during such period, CI shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 2.

     (b) Section 2(a) is for the benefit of, and may not be amended or waived without the prior written consent of, the Company.

     3. Covenants, Representations and Warranties of CI.

     (a) CI hereby represents and warrants to Parent as follows:

          (i) Ownership of Shares. CI is the record and Beneficial Owner of 1,608,975 Shares. On the date hereof, such 1,608,975 Shares constitute all of the Shares owned of record or Beneficially Owned by CI and its affiliates (other than any options to purchase shares held by Roy M. Huhndorf). CI has voting power and power to issue instructions with respect to the matters set forth in Section 2 hereof, power of disposition, power of conversion, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to 1,608,975 Shares, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (ii) Organization, Standing and Power. CI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. CI has adequate corporate power and authority to own its properties and carry on its business as presently conducted. CI has the corporate power and authority to enter into and perform all of CI's obligations under this Agreement and to consummate the transactions contemplated hereby. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which CI is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by CI of the transactions contemplated hereby.

          (iii) Execution, Delivery and Performance. This Agreement has been duly and validly executed and delivered by CI and constitutes the valid and binding obligation of CI, enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

          (iv) Reliance by Parent. CI understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance, among other things, upon CI's execution and delivery of this Agreement.

     (b) Parent hereby represents and warrants to CI as follows:

          (i) Organization, Standing and Power. Parent is a corporation duly formed and validly existing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. Parent has the corporate power and authority to enter into and perform all of Parent's obligations under this Agreement and to consummate the transactions contemplated hereby.

          (ii) Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, and Parent has taken all other actions required by law, its Certificate of Incorporation and its Bylaws in order to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes the valid and binding obligation of Parent and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

          (iii) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent or, except for filings under the HSR Act, filings under the Communications Act, and the filings required under the Merger Agreement, the consummation by Parent of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with Parent's ability to perform its obligations hereunder. None of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to Parent, (2) result in a violation or breach of, conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by, which Parent or any of Parent's properties or assets may be bound, or (3) violate, subject, with respect to the consummation of the transactions contemplated hereby or compliance with the provisions hereof, to filings under the Exchange Act, the HSR Act and the Communications Act, and the filings required under the Merger Agreement, any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or any of Parent's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Parent to perform its obligations hereunder.

     4. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the termination of the Merger Agreement in accordance with its terms by Parent or the Company.

     5. Directors Actions. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements set forth herein shall not (i) prevent any designees of CI serving on the Company's Board of Directors from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such designee's capacity as a director of the Company, or (ii) in any way prevent or restrain CI at any time from offering for sale, selling, transferring, tendering, pledging, encumbering, assigning or otherwise disposing of any or all of the Shares currently or hereafter held by CI, and none of the covenants and agreements set forth herein shall apply to any transferee of the Shares.

     6. Miscellaneous.

     (a) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (b) Notices. All notices, requests claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

     If to CI:                 Cook Inlet Communications Corp.
                               2525 C Street
                               Anchorage, Alaska 99503
                               Attn: Mark Kroloff, Esq.
                               Telecopy: (907) 263-5182

     copy to:                  Munger, Tolles & Olson
                               355 South Grand Avenue
                               Los Angeles, California 90071
                               Attn: John B. Frank, Esq.
                               Telecopy: (213) 687-3702

     If to Parent              Ranger Holdings Corp.
     of Sub:                   c/o Hicks, Muse, Tate & Furst Incorporated
                               200 Crescent Court, Suite 1600
                               Dallas, Texas 75201
                               Attn: Lawrence D. Stuart, Jr.
                               Telecopy: (214) 740-7313

     copy to:                  Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, New York 10153
                               Attn: Stephen E. Jacobs, Esq.
                               Telecopy: (212) 310-8007

     If to the Company:        LIN Television Corporation
                               Four Richmond Square, Suite 200
                               Providence, Rhode Island 02906
                               Attn: President
                               Telecopy: (401) 454-2817

     copy to:                  Simpson Thacher & Bartlett
                               425 Lexington Avenue
                               New York, New York 10017
                               Attn: David B. Chapnick, Esq.
                               Telecopy: (212) 455-2502

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (c) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (d) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (e) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (f) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (g) No Third Party Beneficiaries. Except as provided in Section 2(b), this Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

     (h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     (i) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, Parent, Sub and CI have caused this Agreement to be duly executed as of the day and year first above written.

                                          RANGER HOLDINGS CORP.

                                          By:      /s/ MICHAEL LEVITT
                                            ------------------------------------
                                          Name: Michael Levitt
                                          Title: Vice President

                                          RANGER ACQUISITION CORP.

                                          By:      /s/ MICHAEL LEVITT
                                            ------------------------------------
                                          Name: Michael Levitt
                                          Title: Vice President

                                          COOK INLET COMMUNICATIONS CORP.

                                          By:       /s/ MARK KROLOFF
                                            ------------------------------------
                                          Name: Mark Kroloff
                                          Title: V.P. and Secretary

AGREED TO AND ACKNOWLEDGED
(with respect to Sections 2(b) hereof and for purposes of acknowledging its consent hereto):

                                          LIN TELEVISION CORPORATION

                                          By:       /s/ PETER MALONEY
                                            ------------------------------------
                                          Name: Peter Maloney
                                          Title: Vice President

                                                                         ANNEX G

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

                               8 DEL. C. SEC. 262

SECTION 262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.sec.251 (other than a merger effected pursuant to subsection (g) of sec.251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                      PROXY
                           LIN TELEVISION CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
       LIN TELEVISION CORPORATION (THE "COMPANY"), FOR THE SPECIAL MEETING
                  OF SHAREHOLDERS TO BE HELD ON JANUARY 7,1998.

      The undersigned hereby appoints DEBORAH R. JACOBSON, PETER E. MALONEY and GREGORY M. SCHMIDT, and each of them, each with the power to appoint his or her substitute, attorneys, successors and assigns, with all powers the undersigned would possess if personally present, to vote all of the shares of common stock, par value $.01 per share, of the Company (the "Common Stock") which the undersigned would be entitled to vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 12, 1997 (the "Original Merger Agreement"), as amended by the Amendment to Merger Agreement (the "Merger Agreement Amendment"), dated as of October 21, 1997 (the Original Merger Agreement, as amended by the Merger Agreement Amendment, is referred to herein as the "Merger Agreement"), by and among the Company, Ranger Holdings Corp., and Ranger Acquisition Company ("Acquisition Sub"), pursuant to which Acquisition Sub will be merged with and into the Company (as more fully described in the Proxy Statement accompanying this proxy card), at the Special Meeting of Shareholders to be held on January 7, 1998 at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York at 10:00 a.m. local time, and any adjournment or postponement thereof (the "Special Meeting"), in the manner specified, and to vote, in their discretion, upon all other matters which may come before the Special Meeting.
                                        LIN TELEVISION CORPORATION
                                        P.O. BOX 11209
                                        NEW YORK, N.Y. 10203-0209

    PLEASE SIGN AND DATE THIS PROXY IN THE SPACE PROVIDED ON THE REVERSE HEREOF.

                                   [TARGET BOX]

                        [NO TEXT PRINTING IN THIS AREA]



The BOARD OF DIRECTORS OF THE COMPANY recommend a vote FOR the approval and adoption of the Merger Agreement.

Please indicate below how your shares of Common Stock are to be voted on the following proposal:

Approval and adoption of the Merger Agreement.
For [X}        Against [X]     Abstain [X]


THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, FOR THE PROPOSAL DESCRIBED ABOVE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

                        [NO VOTING BOXES BELOW THIS LINE]


NOTE: Your signature should appear as your name appears hereon. When shares of Common Stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please sign, date and return this Proxy promptly using the enclosed envelope.

Dated:___________________, 199____________


------------------------------------------
                 (Signature)


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         (Signature if held jointly)

VOTES MUST BE INDICATED
(X) IN BLACK OR BLUE INK. [X]


                                 [ADDRESS AREA]


SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.